First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

LOAN AGREEMENT,

dated as of September 28, 2012,

between

FIRST FINANCIAL BANK, NATIONAL ASSOCIATION,

as Bank,

and

ENVIRONMENTAL QUALITY MANAGEMENT, INC.,

and

EQ ENGINEERS, LLC,

as Borrowers

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

EXHIBITS

Exhibit A	Borrowing Base Certificate

Exhibit B	Government Contracts

Exhibit C	Officer’s Certificate

SCHEDULES

Schedule 1	Borrower’s Facilities

Schedule 2	Financial Statements

Schedule 3	Permitted Liens

Schedule 9.1	List of Jurisdictions of Incorporation and Qualification

Schedule 9.5	Licenses; Trademarks; Patents; Copyrights; Government Contracts

Schedule 9.8	Labor Matters

Schedule 9.9	Compliance With Laws

Schedule 9.10	Environmental Matters

Schedule 9.13	Pension Matters

Schedule 9.15	Litigation Matters

Schedule 9.17	Affiliates; Affiliate Transactions

Schedule 9.18	Stockholders

Schedule 9.19	Noncompetition Agreements

Schedule 9.20	Bank Accounts

Schedule 9.24	Leases

Schedule 9.25	Insurance Policies

i

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) among FIRST FINANCIAL BANK, NATIONAL ASSOCIATION, a national banking association (“Bank”), ENVIRONMENTAL QUALITY MANAGEMENT, INC., an Ohio corporation (“EQMI”), and EQ ENGINEERS, LLC, an Indiana limited liability company (“EQE”), is as follows:

1.           DEFINITIONS.

1.1           Defined Terms. In addition to the other terms defined in this Agreement, whenever the following capitalized terms (whether or not underscored) are used, they shall be defined as follows:

“Additional Beacon Noteholder Subordinated Debt” means the Subordinated Debt (as defined in the Additional Beacon Noteholder Subordination Agreement).

“Additional Beacon Noteholder Subordinated Debt Default” means any of the following (or any combination of the following): (i) the occurrence and continuance of a Subordinated Debt Default (as defined in the Additional Beacon Noteholder Subordination Agreement) or (ii) any acceleration of any of the Additional Beacon Noteholder Subordinated Debt.

“Additional Beacon Noteholder Subordinated Debt Documents” means the Subordinated Debt Documents (as defined in the Additional Beacon Noteholder Subordination Agreement).

“Additional Beacon Noteholder Subordinated Notes” means each of, and collectively, the Subordinated Debt Notes (as defined in the Additional Beacon Noteholder Subordination Agreement).

“Additional Beacon Noteholder Subordination Agreement” means the Subordination Agreement dated as of even date herewith among the Additional Beacon Subordinated Noteholders and Bank.

“Additional Beacon Subordinated Noteholders” means each of, and collectively: (i) Argentum II, on behalf of itself and as Subordinated Lender Agent (as defined in the Additional Beacon Noteholder Subordination Agreement), (ii) Argentum I, (iii) Walter H. Barandiaran, (iv) CGM IRA Custodian FBO Daniel Raynor, (v) Trust U/W Arnold Raynor FBO Daniel Raynor, (vi) Jack S. Greber, (vii) Robert R. Galvin, (viii) James E. Wendle, (ix) Joseph P. Hoffman, (x) James G. Zody, (xi) Mathers Associates, (xii) Robert L. Frome, (xiii) Charles Hallinan, (xiv) Kurien Jacob, (xv) Lawrence Kaplan, (xvi) Andrew C. Peskoe, (xvii) Lawrence J. Rubinstein Camille S. Rubinstein JTWROS, (xviii) Michael Miller, (xix) Eileen A. Kaplan, (xx) Futurtec L.P., (xxi) Matthew Burr 1985 Trust, (xxii) Lander Burr 1985 Trust, (xxiii) Carlos E. Agüero, (xxiv) Roderick F. Galvin; (xxv) Jon Colin, and (xxvi) as applicable, their respective heirs, beneficiaries, successors, and assigns.

“Additional Greber Convertible Subordinated Note” means the $188,959 Convertible Subordinated Note issued by Parent to Jack S. Greber as of March 30, 2012.

“Advance Rate” means a percentage, subject to change by Bank from time to time in accordance with Section 2.9, which is applied to Eligible Receivables (the “Receivables Advance Rate”) and to Eligible Unbilled Revenue (the “Unbilled AR Advance Rate”) for purposes of determining the Borrowing Base. The initial advance rates are as follows: the Receivables Advance Rate is 80% and the Unbilled AR Advance Rate is 60%. The Receivables Advance Rate will never exceed 80% and the Unbilled AR Advance Rate will never exceed 60%.

“Affiliate” means, as to any Person (the “Subject Person”), any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, the Subject Person. For purposes of this definition, “control” of a Person means the power, direct or indirect, (i) to vote 10% or more of the securities (or other ownership interests) having voting power for the election of directors (or managers in the case of a limited liability company) of the Person or (ii) otherwise to direct or cause the direction of the management and policies of the Person, whether by contract or otherwise. Without limiting the generality of the foregoing, each of the following will be deemed to be an Affiliate of Borrowers for purposes of this Agreement: all of each Borrower’s officers, stockholders, members, directors, managers, Subsidiaries, joint venturers (including Persons party with any Borrower to agreements for Permitted Joint Ventures) and partners.

“Applicable Agreement” means any agreement, commitment, arrangement or instrument to which, as of any date, any Borrower is a party or by which any Borrower or any of its properties is bound, including any Government Contract, note, indenture, joint venture agreement, bond, indemnity agreement, surety bond agreement, loan agreement, mortgage, lease, or deed, the performance or non-performance of which could have a Material Adverse Effect.

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

“Applicable LIBOR Rate Margin” means 3.0% per annum.

“Applicable LOC Fee” means 2.0% per annum.

“Applicable Prime Rate Margin” means 1.0% per annum.

“Applicable Unused Commitment Fee” means 0.25% per annum.

“Argentum I” means Argentum Capital Partners, L.P., a Delaware limited partnership.

“Argentum II” means Argentum Capital Partners II, L.P., a Delaware limited partnership.

“Attorneys’ Fees” means the reasonable fees, costs and expenses of all attorneys (and all paralegals and other staff employed by such attorneys) retained by Bank from time to time in connection with, or arising out of, the matters encompassed by the reference to the capitalized term Attorneys’ Fees in the applicable provisions of the applicable agreement, instrument or other document.

“Bank” has the meaning given in the opening paragraph of this Agreement.

“Bank's Affiliate” means any Person that controls, is controlled by, or is under common control with Bank. For purposes of this definition, a Person has control over another Person if (i) the Person directly or indirectly or acting through one or more other Persons owns, controls, or has power to vote 25% or more of any class of voting securities of the other Person, (ii) the Person controls in any manner the election of a majority of the directors, trustees or managers of the other Person, or (iii) the Person directly or indirectly exercises a controlling influence over the management or policies of the other Person. For purposes of any letter of credit, Rate Management Obligation, or foreign exchange or other international transactions or services, or treasury management services, “Bank’s Affiliate” shall also include any agent, correspondent, or counterparty financial institution used by Bank to provide any such products or services for the benefit of or at the request of Bank or any Borrower.

“Beacon Noteholder Subordinated Debt” mean the Subordinated Debt (as defined in the Beacon Noteholder Subordination Agreement).

“Beacon Noteholder Subordinated Debt Default” means any of the following (or any combination of the following): (i) the occurrence and continuance of a Subordinated Debt Default (as defined in the Beacon Noteholder Subordination Agreement) or (ii) any acceleration of any of the Beacon Noteholder Subordinated Debt.

“Beacon Noteholder Subordinated Debt Documents” means the Subordinated Debt Documents (as defined in the Beacon Noteholder Subordination Agreement).

“Beacon Noteholder Subordinated Notes” means each of, and collectively, the Subordinated Debt Notes (as defined in the Beacon Noteholder Subordination Agreement).

“Beacon Noteholder Subordination Agreement” means the Subordination Agreement dated as of even date herewith among the Beacon Subordinated Noteholders and Bank.

“Beacon Subordinated Noteholders” means each of, and collectively: (i) Argentum II, on behalf of itself and as Subordinated Lender Agent (as defined in the Beacon Noteholder Subordination Agreement), (ii) Carlos Agüero, (iii) Argentum I, (iv) Argentum II, (v) Mathers Associates, (vi) Jack S. Greber, (vii) Walter H. Barandiaran, (viii) Kurien Jacob, (ix) Andrew C. Peskoe, (x) Robert L. Frome, (xi) J. Arnold Witte, (xii) Charles Hallinan, (xiii) Lawrence Kaplan, (xiv) Lawrence J. Rubinstein, and (xv) as applicable, their respective heirs, beneficiaries, successors, and assigns.

“Borrower” means each of EQMI and EQE, and “Borrowers” means, collectively, EQMI and EQE. To the extent a term or provision of this Agreement or any of the other Loan Documents is applicable to a “Borrower”, it is applicable to each and every Borrower unless the context expressly indicates otherwise.

2

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

“Borrower’s Facilities” means, collectively, those facilities described on Schedule 1 which (i) are owned or leased by a Borrower or (ii) constitute a location at which a Borrower’s property is otherwise located from time to time pursuant to an arrangement between such Borrower and the Person who owns or leases such location. “Borrower’s Facility” means each of the foregoing facilities.

“Borrowing Base” means, as of any time, an amount in Dollars equal to:

(i)          the Receivables Advance Rate applied to the then Net Amount of Eligible Receivables of Borrowers then outstanding;

plus      (ii) the lesser of (a) $4,500,000 or (b) the Unbilled AR Advance Rate applied to the then Net Amount of Eligible Unbilled Revenue of Borrowers then outstanding; and

less        (iii) the then Reserve Amount.

“Borrowing Base Certificate” has the meaning given in Section 8.3.

“Borrowing Base Deficiency” means the failure, as of any time, of the Revolving Loan Availability to be greater than or equal to zero Dollars.

“Borrowing Date” means, in respect of each Loan, the date upon which such Loan is made hereunder and thereafter shall be the effective date of the most recent conversion or continuation, as applicable, of such Loan.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Hamilton, Ohio generally are open for the conduct of substantially all of their commercial lending activities.

“Capital Stock” means all shares, interests, participations, rights to purchase, options, warrants, general or limited partnership interests, or limited liability company interests, units or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the Rules and Regulations promulgated by the Securities and Exchange Commission (17 C.F.R. § 240.3a11-1) under the Securities and Exchange Act of 1934, as amended).

“Change of Control” means any of the following (or any combination of the following) whether arising from any single transaction or event or any series of transactions or events (whether as the most recent transaction in a series of transactions) which, individually or in the aggregate, results in:

(i)          a change in the ownership of Parent such that Argentum I and Argentum II, collectively, fail to (a) own legally and beneficially, free and clear of any Liens, greater than 50%, on a fully diluted basis, of the issued and outstanding voting Capital Stock of Parent or (b) have the power to direct or cause the direction of the management and policies of Parent;

(ii)         a change in the ownership of EQMI such that Parent fails to (a) own legally and beneficially, free and clear of any Liens (other than in favor of Bank), 100%, on a fully diluted basis, of the issued and outstanding voting Capital Stock of EQMI or (b) have the power to direct or cause the direction of the management and policies of EQMI;

(iii)        a change in the ownership of EQE such that EQMI fails to (a) own legally and beneficially, free and clear of any Liens (other than in favor of Bank), 100%, on a fully diluted basis, of the issued and outstanding voting Capital Stock of EQE or (b) have the power to direct or cause the direction of the management and policies of EQE.

“Closing Date” means September 28, 2012, or such later date as is mutually agreeable to Borrowers and Bank.

“Code” means the Uniform Commercial Code, as enacted in the State of Ohio, Section 1301.01 et seq., as amended or superseded from time to time.

“Collateral” has the meaning given in the Security Agreement.

“Consolidated Group” means Parent and its Subsidiaries (including Borrowers).

3

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

“Controlled Group” means all members of a controlled group of corporations and other entities and all trades or businesses (whether or not incorporated) under common control which, together with Borrowers, are treated as a single employer under Section 414(b), 414(c), 414(m) or 414(o) of the Internal Revenue Code or Section 4001 of ERISA.

“Cross-Guaranteed Obligations” has the meaning given in Section 2.14.

“Cross-Guarantor” has the meaning given in Section 2.14.

“Cross-Guaranty” has the meaning given in Section 2.14 and includes, without limitation, a guaranty made by each Borrower in favor of Bank pursuant to Section 2.14, among other things, guaranteeing all of the Obligations of the other Borrower.

“December 2011 Beacon Noteholder Subordinated Debt” means the Subordinated Debt (as defined in the December 2011 Beacon Noteholder Subordination Agreement).

“December 2011 Beacon Noteholder Subordinated Debt Default” means any of the following (or any combination of the following): (a) the occurrence and continuance of a Subordinated Debt Default (as defined in the December 2011 Beacon Noteholder Subordination Agreement) or (b) any acceleration of any of the December 2011 Beacon Noteholder Subordinated Debt.

“December 2011 Beacon Noteholder Subordinated Debt Documents” means the Subordinated Debt Documents (as defined in the December 2011 Beacon Noteholder Subordination Agreement).

“December 2011 Beacon Noteholder Subordinated Notes” means each of, and collectively, the Subordinated Debt Notes (as defined in the December 2011 Beacon Noteholder Subordination Agreement), which includes, for sake of clarity and without limitation, the Additional Greber Convertible Subordinated Note.

“December 2011 Beacon Noteholder Subordination Agreement” means the Subordination Agreement dated as of even date herewith among the December 2011 Beacon Subordinated Noteholders and Bank.

“December 2011 Beacon Subordinated Noteholders” means each of, and collectively: (i) Argentum II, on behalf of itself and as Subordinated Lender Agent (as defined in the December 2011 Beacon Noteholder Subordination Agreement), (ii) Walter H. Barandiaran, (iii) Jack S. Greber, (iv) Roderick F. Galvin, (v) James E. Wendle, (vi) Joseph P. Hoffman, (vii) Micah Goldberg, (viii) CGM IRA Custodian FBO Daniel Raynor, and (ix) as applicable, their respective heirs, beneficiaries, successors, and assigns.

“Default Rate” means 3% per annum plus the highest rate of interest that would otherwise be in effect under the applicable Loan Documents, but not more than the highest rate permitted by applicable law.

“Deficiency” means (collectively and individually) a Borrowing Base Deficiency and a Letter of Credit Deficiency.

“Deposit Account Control Agreement” means a deposit account control agreement, or similar agreement, in each in form and substance satisfactory to Bank, entered into by and among the applicable Borrower, Bank, and the Person at which the applicable Third Party Deposit Account is maintained and, among other things, granting Lender “control” (as that term is used under the UCC) of such Third Party Deposit Account.

“Distributions” means cash or stock distributions or dividends (including any return of capital).

“Dollars” and “$” means dollars in lawful currency of the United States unless otherwise indicated.

“EBITDA” means the amount of Borrowers’ earnings before interest, taxes, depreciation and amortization expense for the measurement period, calculated in accordance with GAAP.

“Eligible Receivables” means such of the Receivables owing to a Borrower that meet the criteria in clause (i) below of this definition and are not ineligible pursuant to clause (ii) below.

(i)          Except as provided in clause (ii) below, Receivables which meet, and continue to meet, all of the following criteria are Eligible Receivables:

4

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

(a)          Receivables which consist of ordinary trade accounts receivable owned solely by a Borrower, evidenced by such Borrower’s standard invoice therefor, payable in cash in Dollars and which arise out of an outright, bona fide, lawful and final sale of finished goods inventory or the provision of services in each case in the ordinary course of such Borrower’s business as presently conducted by it to a Person who is not an Affiliate of Borrowers, or who otherwise is controlled by a Borrower or by an Affiliate of Borrowers, who has issued a valid and binding purchase order therefor to such Borrower or who is party to a contract with such Borrower for the sale of finished goods inventory or the provision of services by such Borrower;

(b)          Receivables which are due and payable absolutely and unconditionally within (1) Borrowers’ standard terms of net 30 days from the date of the invoice applicable thereto, or (2) such extended terms that Bank, in its discretion exercised in good faith, approves after prior notice from Borrowers;

(c)          Receivables with respect to which (1) the services covered thereby have been rendered and accepted by the account debtor or its designee or (2) the finished goods inventory covered thereby have been delivered to the account debtor or its designee and accepted by such account debtor or designee; and

(d)          Receivables with respect to which not more than 90 days have elapsed since the date of the original invoice applicable thereto.

(ii)            Without limiting Bank’s discretion as to other Receivables, the following Receivables will not, in any event, constitute Eligible Receivables:

(a)          Receivables with respect to which the account debtor or any Affiliate of the account debtor has filed or had filed against it a petition in bankruptcy or for reorganization, made an assignment for the benefit of creditors, or failed, suspended business operations, become insolvent or in respect of which a receiver, custodian, or a trustee was appointed for a significant portion of its assets or affairs, or Receivables with respect to which the account debtor is incompetent or has died;

(b)          Receivables with respect to which (1) the account debtor is not qualified to do business in one or more States of the United States or (2) the account debtor has its principal place of business or chief executive office outside of the United States, unless, in either or both of such events (1) or (2), the Receivable is supported by an irrevocable, clean letter of credit or acceptance issued (A) by a financial institution satisfactory to Bank and (B) on terms acceptable to Bank, and, if so requested by Bank, delivered to Bank in pledge for negotiation and presentment;

(c)          Receivables owing from the same account debtor, either alone or together with its Affiliates, if 25% or more of such Receivables are ineligible for any reason;

(d)          Government Receivables unless (1) it arises from a Government Contract, a copy of which has been delivered to Bank, (2) it arises from a completed task order that has been approved for billing by the applicable Governmental Authority account debtor and (3) the Federal Assignment of Claims Act or, as applicable, a State Assignment of Claims Law, has been complied with to Bank’s satisfaction and the applicable Borrower has duly executed and delivered to Bank all required instruments and documents, which are required to be executed and delivered by such Borrower under the Federal Assignment of Claims Act, or as applicable, State Assignment of Claims Law, to assign such Borrower’s interests in such Receivables to Bank; provided that should any Governmental Authority notify Bank that it is refusing to recognize any assignment made under the Federal Assignment of Claims Act or a State Assignment of Claims Law with respect to any Government Receivable, such Government Receivable will immediately become an ineligible Receivable;

(e)          Receivables which arise out of an agreement between a Borrower and any other Person, the payment or performance of which is guaranteed by a payment bond or performance bond issued by a surety company; provided that Government Receivables owing from a United States Debtor, and that are otherwise Eligible Receivables, shall not be excluded by this clause (e) solely because the payment or performance is guaranteed by a payment bond or performance bond issued by a surety company;

(f)          Receivables which (1) consist (or to the extent consisting) of deposits, (2) consist (or to the extent consisting) of vendor warranty claims, (3) consist (or to the extent consisting) of finance charges, service charges, or interest on delinquent accounts, (4) are proceeds of consigned Inventory, (5) are employee, officer, director or other Affiliate Receivables, or (6) are debit memoranda;

5

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

(g)          Receivables with respect to which the terms or conditions prohibit or restrict assignment or collection rights or which are evidenced by a promissory note, chattel paper or other instrument;

(h)          Receivables (1) which are subject to set-off, credit, contras, liquidated damages, retainage, allowance or adjustment by the account debtor (except discounts allowed for prompt payment), including cost rate adjustments, (2) with respect to which the account debtor has returned any of the Inventory from the sale from which the Receivables arose; provided that in either or both of such events (1) or (2), the net amount owed by such account debtor to such Borrower in respect of such Receivable, as determined by Bank in its discretion exercised in good faith, will, if otherwise eligible, be an Eligible Receivable;

(i)          Receivables which are generated by a sale on approval, a bill and hold sale, a sale on consignment, or other type of conditional sale or which are subject to progress billing;

(j)          Receivables which are not subject to the first priority security interest of Bank or are subject to any Lien of any Person (except to the extent, if any, of the Permitted Liens);

(k)          Receivables with respect to which the account debtor has sold or is selling substantially all of its assets and has not established adequate reserves or made provisions for the payment of all amounts owed to such account debtor’s trade creditors, as determined by Bank in its discretion exercised in good faith;

(l)          Receivables with respect to which Bank has received a check for payment of such Receivable which has been returned uncollected, or Receivables with respect to which Bank, in its discretion exercised in good faith, believes that the collection of such Receivable is in doubt or impaired or that such Receivable may not be paid by reason of the account debtor’s financial inability to pay;

(m)          Receivables with respect to which the account debtor is located in any jurisdiction requiring the filing by the applicable Borrower of an application to qualify to do business or a fictitious name report in order to permit such Borrower to seek judicial enforcement in such jurisdiction of payment of that Receivable, unless such Borrower has qualified to do business in such state or has filed a fictitious name report;

(n)          Receivables that arise from a Government Subcontract unless (1) a copy of such Government Subcontract has been delivered to Bank, (2) it arises from a completed task order pursuant to such Government Subcontract, (3) the applicable Borrower has used commercially reasonable efforts to (i) comply with the Federal Assignment of Claims Act or, as applicable, a State Assignment of Claims Law and (ii) include in such Government Subcontract the Requested Government Subcontract Clauses, (4) the applicable Borrower has duly executed and delivered to Bank all required instruments and documents, which are required to be executed and delivered by such Borrower under the Federal Assignment of Claims Act, or as applicable, State Assignment of Claims Law, to assign such Borrower’s interests in such Receivables to Bank, and (5) Bank has received evidence of the Prime Contractor’s consent to such assignment by such Borrower to Bank, where such consent is required under such Government Subcontract; provided that should any Governmental Authority or Prime Contractor notify Bank that it is refusing to recognize any assignment made under the Federal Assignment of Claims Act or a State Assignment of Claims Law with respect to any Receivable arising from a Government Subcontract, such Receivable will immediately become an ineligible Receivable; or

(o)          Receivables which Bank, in its discretion exercised in good faith, deems to be ineligible based on those credit or collateral considerations which the Bank makes applicable from time to time.

“Eligible Unbilled Revenue” means, as of the relevant date of determination, each Borrower’s Unbilled Revenue that meet the criteria in clause (i) below of this definition and are not ineligible pursuant to clause (ii) below; however, as soon as the Unbilled Revenue is invoiced by the applicable Borrower to its customer, it will be automatically become ineligible as “Eligible Unbilled Revenue”, but, assuming that such formerly Eligible Unbilled Revenue (once invoiced by the applicable Borrower) otherwise meets the criteria for Eligible Receivables, such aggregate Unbilled Revenue (once invoiced by the applicable Borrower) will constitute Eligible Receivables subject to the terms of this Agreement:

(i)          Except as provided in clause (ii) below, Unbilled Revenue which meets, and continues to meet, all of the following criteria is Eligible Unbilled Revenue:

6

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

(a)          Unbilled Revenue which consists of uninvoiced ordinary trade accounts receivable owned solely by a Borrower, payable in cash in Dollars and which arise out of an outright, bona fide, lawful and final sale of finished goods inventory or the provision of services in each case in the ordinary course of such Borrower’s business as presently conducted by it to a Person who is not an Affiliate of Borrowers, or who otherwise is controlled by Borrower or by an Affiliate of Borrowers, who has issued a valid and binding purchase order therefor to such Borrower or who is party to a contract with such Borrower for the sale of finished goods inventory or the provision of services by such Borrower;

(b)          Unbilled Revenue which, when invoiced, will constitute Receivables that are due and payable absolutely and unconditionally within (1) the applicable Borrower’s standard terms of net 30 days from the date of the invoice applicable thereto, or (2) such extended terms that Bank, in its discretion exercised in good faith, approves after prior notice from Borrowers;

(c)          Unbilled Revenue with respect to which (1) the services covered thereby have been rendered and accepted by the account debtor or its designee or (2) the finished goods inventory covered thereby have been delivered to the account debtor or its designee and accepted by such account debtor or designee; and

(d)          Unbilled Revenue with respect to which not more than 45 days have elapsed since the date on which such Unbilled Revenue first arose.

(ii)         Without limiting Bank’s discretion as to other Unbilled Revenue, the following Unbilled Revenue will not, in any event, constitute Eligible Unbilled Revenue:

(a)          Unbilled Revenue with respect to which the account debtor or any Affiliate of the account debtor has filed or had filed against it a petition in bankruptcy or for reorganization, made an assignment for the benefit of creditors, or failed, suspended business operations, become insolvent or in respect of which a receiver, custodian, or a trustee was appointed for a significant portion of its assets or affairs, or Unbilled Revenue with respect to which the account debtor is incompetent or has died;

(b)          Unbilled Revenue with respect to which (1) the account debtor is not qualified to do business in one or more States of the United States or (2) the account debtor has its principal place of business or chief executive office outside of the United States, unless, in either or both of such events (1) or (2), the Unbilled Revenue is supported by an irrevocable, clean letter of credit or acceptance issued (A) by a financial institution satisfactory to Bank and (B) on terms acceptable to Bank, and, if so requested by Bank, delivered to Bank in pledge for negotiation and presentment;

(c)          Unbilled Revenue owing from the same account debtor, either alone or together with its Affiliates, if 25% or more of Receivables and/or Unbilled Revenue from such account debtor and its Affiliates are ineligible for any reason;

(d)          Unbilled Revenue which, when invoiced, would constitute Government Receivables unless (1) it arises from a Government Contract, a copy of which has been delivered to Bank, (2) it arises from a completed task order that has been approved for billing by the applicable Governmental Authority account debtor and (3) the Federal Assignment of Claims Act or, as applicable, a State Assignment of Claims Law, has been complied with to Bank’s satisfaction and the applicable Borrower has duly executed and delivered to Bank all required instruments and documents, which are required to be executed and delivered by such Borrower under the Federal Assignment of Claims Act, or as applicable, State Assignment of Claims Law, to assign such Borrower’s interests in such Unbilled Revenue to Bank; provided that should any Governmental Authority notify Bank that it is refusing to recognize any assignment made under the Federal Assignment of Claims Act or a State Assignment of Claims Law with respect to any Government Receivable, the applicable Unbilled Revenue will immediately become ineligible Unbilled Revenue;

(e)          Unbilled Revenue which arise out of an agreement between a Borrower and any other Person, the payment or performance of which is guaranteed by a payment bond or performance bond issued by a surety company; provided that Unbilled Revenue which, when invoiced, would constitute Government Receivables owing from a United States Debtor, and that would otherwise be Eligible Receivables, shall not be excluded by this clause (f) solely because the payment or performance is guaranteed by a payment bond or performance bond issued by a surety company;

7

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

(f)          Unbilled Revenue which (1) consists (or to the extent consisting) of deposits, (2) consists (or to the extent consisting) of vendor warranty claims, (3) consists (or to the extent consisting) of finance charges, service charges, or interest on delinquent accounts, (4) are proceeds of consigned Inventory, (5) are employee, officer, director or other Affiliate Unbilled Revenue, or (6) is debit memoranda;

(g)          Unbilled Revenue with respect to which the terms or conditions prohibit or restrict assignment or collection rights or which are evidenced by a promissory note, chattel paper or other instrument;

(h)          Unbilled Revenue (1) which is subject to set-off, credit, contras, liquidated damages, retainage, allowance or adjustment by the account debtor (except discounts allowed for prompt payment), including cost rate adjustments, (2) with respect to which the account debtor has returned any of the Inventory from the sale from which the Unbilled Revenue arose; provided that in either or both of such events (1) or (2), the net amount owed by such account debtor to the applicable Borrower in respect of such Unbilled Revenue, as determined by Bank in its discretion exercised in good faith, will, if otherwise eligible, be Eligible Unbilled Revenue;

(i)          Unbilled Revenue which is generated by a sale on approval, a bill and hold sale, a sale on consignment, or other type of conditional sale or which are subject to progress billing;

(j)          Unbilled Revenue which is not subject to the first priority security interest of Bank or are subject to any Lien of any Person (except to the extent, if any, of the Permitted Liens);

(k)          Unbilled Revenue with respect to which the account debtor (the “Subject Customer”) is located in any one or more of New Jersey, Minnesota, or West Virginia unless (1) if the Subject Customer is located in New Jersey, the applicable Borrower (if legally required to do so under applicable law in order to fully enforce such Receivables) has properly qualified to do business in New Jersey or has filed a Notice of Business Activities Report with the New Jersey Division of Taxation for the then current year, (2) if the Subject Customer is located in Minnesota, the applicable Borrower (if legally required to do so under applicable law in order to fully enforce such Receivables) has properly qualified to do business in Minnesota or has filed a Notice of Business Activities Report with the Minnesota Division of Taxation for the then current year, or (3) if the Subject Customer is located in West Virginia, the applicable Borrower (if legally required to do so under applicable law in order to fully enforce such Receivables) has filed, or is exempt from filing, a Business Activity Report with the Tax Commissioner of the State of West Virginia for the then current year;

(l)          Unbilled Revenue with respect to which the account debtor has sold or is selling substantially all of its assets and has not established adequate reserves or made provisions for the payment of all amounts owed to such account debtor’s trade creditors, as determined by Bank in its discretion exercised in good faith;

(m)          Unbilled Revenue with respect to which Bank has received a check for payment of such Unbilled Revenue which has been returned uncollected, or Unbilled Revenue with respect to which Bank, in its discretion exercised in good faith, believes that the collection of such Unbilled Revenue is in doubt or impaired or that such Unbilled Revenue may not be paid by reason of the account debtor’s financial inability to pay;

(n)          Unbilled Revenue with respect to which the account debtor is located in any jurisdiction requiring the filing by the applicable Borrower of an application to qualify to do business or a fictitious name report in order to permit such Borrower to seek judicial enforcement in such jurisdiction of payment of that Unbilled Revenue, unless such Borrower has qualified to do business in such state or has filed a fictitious name report;

(o)          Unbilled Revenue that arises from a Government Subcontract unless (1) a copy of such Government Subcontract has been delivered to Bank, (2) it arises from a completed task order pursuant to such Government Subcontract, (3) the applicable Borrower has used commercially reasonable efforts to (i) comply with the Federal Assignment of Claims Act or, as applicable, a State Assignment of Claims Law and (ii) include in such Government Subcontract the Requested Government Subcontract Clauses, (4) the applicable Borrower has duly executed and delivered to Bank all required instruments and documents, which are required to be executed and delivered by such Borrower under the Federal Assignment of Claims Act, or as applicable, State Assignment of Claims Law, to assign such Borrower’s interests in such Unbilled Revenue to Bank, and (5) Bank has received evidence of the Prime Contractor’s consent to such assignment by such Borrower to Bank, where such consent is required under such Government Subcontract; provided that should any Governmental Authority or Prime Contractor notify Bank that it is refusing to recognize any assignment made under the Federal Assignment of Claims Act or a State Assignment of Claims Law with respect to any Unbilled Revenue arising from a Government Subcontract, such Unbilled Revenue will immediately become ineligible Unbilled Revenue; or

8

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

(p)          Unbilled Revenue which Bank, in its discretion exercised in good faith, deems to be ineligible based on those credit or collateral considerations which Bank makes applicable from time to time.

“Employment Agreements” means, collectively, each employment agreement between a Borrower and an Officer.

“EQE” has the meaning given in the opening paragraph of this Agreement.

“EQMI” has the meaning given in the opening paragraph of this Agreement.

“Equipment” means equipment as defined in the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” has the meaning given in Section 12, whether any requirement for the giving of notice, the lapse of time, the satisfaction of any other condition, or all of them, have been satisfied.

“Facility Termination Date” has the meaning given in Section 11.3.

“Federal Assignment of Claims Act” means Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 and 41 U.S.C. § 15).

“Financial Covenants” has the meaning given in Section 10.28.

“Financials” means those financial statements attached as Schedule 2.

“Fiscal Quarter” means, in respect of a date as of which the applicable Financial Covenant is being calculated, any quarter of a Fiscal Year, the first Fiscal Quarter beginning on January 1 and ending on March 31, the second Fiscal Quarter beginning on April 1 and ending on June 30, the third Fiscal Quarter beginning on July 1 and ending on September 30, and the fourth Fiscal Quarter beginning on October 1 and ending on December 31.

“Fiscal Year” means Borrowers’ fiscal year for financial accounting purposes, beginning on January 1 and ending on December 31.

“Fixed Charge Coverage Ratio” means the ratio of (i) Borrowers’ Operating Cash Flow to (ii) an amount equal to (a) EQMI’s’ Distributions to Parent, plus (b) the principal amount of all of Borrowers’ Indebtedness for borrowed money (including the Obligations, the Beacon Noteholder Subordinated Debt, the Additional Beacon Noteholder Subordinated Debt, and the December 2011 Beacon Noteholder Subordinated Debt, as applicable), in each case which was paid or scheduled to be paid (i.e. whether or not paid) during the applicable period, plus (c) the principal portion of Borrowers’ aggregate scheduled capital lease obligations paid or which were scheduled to be paid (i.e. whether or not paid) during the applicable period, plus (d) interest expense (including interest expense on the Obligations, the Beacon Noteholder Subordinated Debt, the Additional Beacon Noteholder Subordinated Debt, and the December 2011 Beacon Noteholder Subordinated Debt). Nothing herein is intended or shall be construed to constitute Bank’s consent to any capital expenditures or Distributions not expressly permitted by this Agreement and the other Loan Documents.

“GAAP” has the meaning given in Section 1.3.

“General Intangibles” means general intangibles as defined in the Code.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government or any agency or instrumentality thereof (including any central bank).

“Government Contracts” means contracts solely between a Borrower and a United States, state or local Governmental Authority entered into in the ordinary course of such Borrower’s business and with respect to which such Borrower provides goods or services to such Governmental Authority.

9

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

“Government Receivables” means Receivables with respect to which the account debtor is a United States Debtor or another Governmental Authority.

“Government Subcontracts” means contracts solely between a Borrower and a third party contractor (a “Prime Contractor”) entered into in the ordinary course of such Borrower’s business and with respect to which such Borrower, as subcontractor, provides goods or services to a United States, state or local Governmental Authority on behalf of such Prime Contractor pursuant to a prime contract between such Prime Contractor and such Governmental Authority.

“Indebtedness” means all of a Person’s monetary obligations, indebtedness and liabilities to any other Person, including all debts, claims and indebtedness, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, operation of law or otherwise. Each Borrower’s Indebtedness includes: (i) the Obligations, (ii) obligations or liabilities of any Person secured by a Lien on property owned by such Borrower, even though such Borrower has not assumed or become liable for the payment therefor, (iii) obligations or liabilities created or arising under any lease of real or personal property, any conditional sales contract or other title retention agreement with respect to property used or acquired by such Borrower, even though the rights and remedies of the lessor, seller, or lender thereunder are limited to repossession of such property, and (iv) the net cost (without duplication) to such Borrower under any interest rate, commodity or foreign currency exchange, swap, collar, cap or similar agreements.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Interest Payment Date” means each of (i) the Facility Termination Date or any earlier date on which the credit facility extended hereunder terminates, (ii) with respect to the Loans, the first day of each month, and (iii) with respect to any other Obligations (other than the Loans), on the date set forth under any agreement other than this Agreement if such other agreement provides for the payment of interest on a date specified therein; otherwise, on demand by Bank.

“Interest Rate” has the meaning given in Section 3.1.

“Inventory” means inventory as defined in the Code.

“Joint and Several Provisions” has the meaning given in Section 2.14.

“Letter of Credit” means a Standby Letter of Credit (as defined in Section 2.4) or a Commercial Letter of Credit (as defined in Section 2.4) issued by Bank pursuant to Section 2.4.

“Letter of Credit Availability” means, as at any time, an amount equal to the lesser of (i) an amount equal to (a) $2,000,000 less (b) the then Letter of Credit Exposure and (ii) the then Revolving Loan Availability.

“Letter of Credit Deficiency” means any failure of the Letter of Credit Availability to be greater than or equal to zero Dollars.

“Letter of Credit Documents” means, with respect to each and every Letter of Credit, (i) a standby letter of credit application and reimbursement agreements on Bank’s then customary form (the “Letter of Credit Application”) and (ii) any other agreements, certificates, documents and information as Bank may reasonably request relating to a Letter of Credit.

“Letter of Credit Exposure” means, as at any time, the sum of (i) the Letter of Credit Face Amount of all outstanding Letters of Credit and (ii) all unreimbursed drawings under any Letters of Credit (whether or not outstanding).

“Letter of Credit Face Amount” of any Letter of Credit means, as at any time, the face amount of the Letter of Credit, after giving effect to all drawings paid thereunder and other reductions of the face amount and to all reinstatements of the face amount effected, pursuant to the terms of the Letter of Credit, prior to such time.

10

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

“Letter of Credit Obligations” means, as at any time, the sum of (i) the aggregate Letter of Credit Face Amount for all Letters of Credit plus (ii) the aggregate amount of Borrowers’ unpaid obligations in respect of all Letters of Credit (whether or not outstanding) under this Agreement and the Letter of Credit Documents, including any Indebtedness incurred or arising in connection with any Letters of Credit (including any drafts or acceptances thereunder, all amounts charged or chargeable to Borrowers or Bank, including any and all Bank charges, expenses, fees and commissions, and all duties and taxes and costs of insurance which may pertain either directly or indirectly to such Letters of Credit).

“Letter of Credit Reserve” means, as at any time, 100% of the then Letter of Credit Exposure with respect to all Letters of Credit.

“LIBOR Rate” means the rate (adjusted for reserves if Bank is required to maintain reserves with respect to relevant advances) (rounded up to the nearest 1/8 of 1%) fixed by the British Bankers’ Association at 11:00 a.m., London time, relating to quotations for the one month London InterBank Offered Rates on U.S. Dollar deposits, as published on Bloomberg LP, or such rate as shall be determined in good faith by Bank from such sources as it shall determine to be comparable to Bloomberg LP (or any successor), in effect two New York Banking Days prior to the beginning of each calendar month. Notwithstanding the foregoing, at any time during which a Rate Management Agreement is then in effect with respect to the Loans or any portion thereof, the provision concerning rounding up to the nearest 1/8 of 1% contained in this definition shall be disregarded, and this provision shall not be applied again until such time as the Rate Management Agreement is no longer in effect.

“LIBOR Rate Loan” means any Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, security interest, encumbrance, lien (statutory or other), or any preference, priority or other security agreement or any preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any lease deemed under the UCC to be intended for security, and the authorized filing by or against a Person as debtor of any financing statement under the UCC or comparable law of any jurisdiction).

“Loan” means any advance or extension of credit made by Bank to, or for the benefit of, Borrowers (or any one or more of them) pursuant to Section 2 of this Agreement (including the Letter of Credit Exposure), and the total of all such advances and extensions of credit (including the Letter of Credit Exposure) outstanding at any time may be referred to as “Loans”.

“Loan Collateral” means the Collateral and any other security or collateral provided from time to time by, or on behalf of, Borrowers (or any one or more of them) or any other Person for the Obligations.

“Loan Documents” means this Agreement, the Revolving Loan Note, the Security Agreement, the Letter of Credit Documents, the Cross-Guaranties, the Parent Guaranty, the Parent Pledge Agreement, the Beacon Noteholder Subordination Agreement, the Additional Beacon Noteholder Subordination Agreement, the December 2011 Beacon Noteholder Subordination Agreement, the documents, instruments and agreements executed in connection with the Federal Assignment of Claims Act and any state Assignment of Claims Law, and all other agreements, instruments and documents relating to the Loans, including mortgages, deeds of trust, security agreements, subordination agreements, intercreditor agreements, pledges, powers of attorney, consents, collateral assignments, locked box and cash management agreements, letter agreements, contracts, notices, leases, financing statements and letters of credit and applications therefor and all other writings, all of which must be in form and substance satisfactory to Bank, which have been, are as of the date of this Agreement, or will in the future be signed by, or on behalf of, any one or more Borrowers and delivered to Bank.

“Loan Party” means each of Borrowers and Parent, and “Loan Parties” means, collectively, Borrowers and Parent. To the extent a term or provision of this Agreement or any of the other Loan Documents is applicable to a “Loan Party”, it is applicable to each and every Loan Party unless the context expressly indicates otherwise.

“Locked Box” has the meaning given in Section 7.3.

“Management Agreement” means that certain Management Services Agreement, dated as of July 1, 2012, between Parent and the Management Company.

“Management Company” means Argentum Equity Management, LLC, a Delaware limited liability company.

11

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

“Management Fee Subordination Agreement” means the Management Fee Subordination Agreement dated as of even date herewith between Bank and the Management Company.

“Management Fees” means those fees required to be paid by Parent to the Management Company pursuant to the Management Agreement, as in effect on the date hereof.

“Material Adverse Effect” means a material adverse effect, as determined by Bank in good faith, on (i) Borrowers’ (a) business, property, assets, operations or financial condition, taken as a whole, or (b) ability to perform any of their payment or other Obligations under this Agreement or any of the other Loan Documents, (ii) the total recoverable value of the Loan Collateral or Bank’s rights or interests therein, (iii) the enforceability of any of the Loan Documents, or (iv) the ability of Bank to exercise any of its rights or remedies under the Loan Documents or by law provided.

“Maximum Liability” means with respect to any Cross-Guarantor, the highest amount which could be claimed by Bank from such Cross-Guarantor solely in its capacity as a Cross-Guarantor or under the Joint and Several Provisions, with respect to such Cross-Guarantor’s obligations under this Cross-Guaranty and/or the Joint and Several Provisions, without rendering such obligations unenforceable, voidable or avoidable under applicable law.

“Money Markets” means one or more wholesale funding markets available to and selected by Bank, including negotiable certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds, interest rate swaps or others.

“Mr. Agüero” means Carlos E. Agüero, an individual resident of the State of New Jersey, and his heirs, beneficiaries, successors and assigns.

“Net Amount of Eligible Receivables” means, at any time, the gross amount of Eligible Receivables less sales, excise or similar taxes, and less returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed.

“Net Amount of Eligible Unbilled Revenue” means, at any time, the gross amount of Eligible Unbilled Revenue less sales, excise or similar taxes, and less returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed.

“New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.

“Obligation(s)” means all loans, advances, Indebtedness and each and every other obligation or liability of Borrowers (or any one or more of them) owed to each of Bank and/or any Bank’s Affiliate, however created, of every kind and description whether now existing or hereafter arising and whether direct or indirect, primary or as guarantor or surety, joint and several, absolute or contingent, liquidated or unliquidated, matured or unmatured, participated in whole or in part, created by trust agreement, lease, overdraft, agreement or otherwise, whether or not secured by additional Collateral, whether originated with Bank or owed to others and acquired by Bank by purchase, assignment or otherwise, and including all loans, advances, Indebtedness, Cross-Guaranteed Obligations, and each and every obligation or liability arising under the Loan Documents, any and all Rate Management Obligations, letters of credit now or hereafter issued, honored or paid by Bank or any Bank’s Affiliate, or any negotiating, confirming, advising, accepting, or paying bank or other financial institution for the benefit of or at the request of any Borrower, foreign exchange or other international transactions or services, treasury management services, all obligations to perform or forbear from performing acts, and agreements, instruments and documents evidencing, guarantying, securing or otherwise executed in connection with any of the foregoing, together with any amendments, modifications and restatements thereof, and all expenses and Attorneys' Fees incurred by Bank hereunder or any other document, instrument or agreement related to any of the foregoing.

“Officers” means, collectively, James E. Wendle, Robert R. Galvin, Jack S. Greber and Joseph P. Hoffman.

“Operating Cash Flow” means (i) EBITDA, minus (ii) income taxes paid in cash, minus (iii) unfinanced capital expenditures, plus or minus (iv) other items which would be classified as non-cash charges and excluding extraordinary items, including any gain or loss from the sale or disposition of capital assets. Operating Cash Flow will be determined in accordance with GAAP applied on a consistent basis.

“Parent” means EQM Technologies & Energy, Inc., a Delaware corporation and its successors and assigns.

12

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

“Parent Guaranty” means the Guaranty dated as of even date herewith made by Parent in favor of Bank.

“Parent Pledge Agreement” means the Pledge Agreement dated as of even date herewith between Parent and Bank.

“Payment in Full of the Obligations” means, as of any date of determination, that both (i) the Obligations (other than contingent indemnification and reimbursement obligations in respect of which no claim for payment has yet been asserted by the Person entitled thereto) are fully paid and satisfied, all letters of credit have been cancelled and returned to Bank or either (a) replaced by an irrevocable letter of credit, on terms acceptable to Bank, issued by a financial institution satisfactory to Bank or (b) cash collateralized, in each case, in an amount at least equal 105% of the then aggregate stated amount of all outstanding letters of credit and on terms satisfactory to Bank, and (ii) Bank has terminated the Revolving Commitment.

“Pension Plan” means a “pension plan”, as such term is defined in section 3(2) of ERISA, as to which any Borrower or any corporation or other entity, trade or business that is, along with any Borrower, a member of a Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during any preceding six year period, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

“Permitted Administrative Advances” means advances by EQMI to Parent or Subsidiaries of Parent in the ordinary course of business consistent with past practice and which are contractually required to be repaid or reimbursed by Parent or the Subsidiaries of Parent.

“Permitted Joint Ventures” joint ventures entered into by a Borrower in the ordinary course of such Borrower’s business as presently conducted by it pursuant to written joint venture agreements delivered to Bank.

“Permitted Joint Venture Investments” means loans, advances, extensions of credit, transfers of property, capital contributions, equity or other profit sharing interests by a Borrower to or in Permitted Joint Ventures so long as the following conditions precedent are satisfied: (i) the loans, advances, extensions of credit, transfers of property, capital contributions, equity or other profit sharing interests are in the ordinary course of such Borrower’s business as presently conducted by it, (ii) the aggregate amount of such loans, advances, extensions of credit, transfers of property, capital contributions, equity or other profit sharing interests does not exceed $200,000 at any one time, (iii) at the time of making any such loans, advances, extensions of credit, transfers of property, capital contributions, equity or other profit sharing interests (a) such Borrower is Solvent and (b) no Event of Default exists, (iv) after giving effect to such loans, advances, extensions of credit, transfers of property, capital contributions, equity or other profit sharing interests, on a pro forma basis, no Event of Default would be created as a result thereof and (v) such Borrower records such loans, advances, extensions of credit, transfers of property, capital contributions, equity or other profit sharing interests on its books and records in a manner satisfactory to Bank.

“Permitted Liens” means the Liens and interests in favor of Bank granted or provided under the Loan Documents and, to the extent reflected on a Borrower’s books and records and not impairing the operations of such Borrower or any performance under, or contemplated by, the Loan Documents:

(i)          Liens arising by operation of law for taxes not yet due and payable;

(ii)         Liens of mechanics, materialmen, shippers and warehousemen for services or materials for which payment is not yet due;

(iii)        Liens incurred or deposits made in the ordinary course of such Borrower’s business in connection with workers’ compensation, unemployment insurance and other types of social security;

(iv)        Liens, if any, specifically permitted by Bank from time to time in writing;

(v)         Liens on Equipment securing Indebtedness under capitalized leases or purchase money Indebtedness so long as (a) the total amount of obligations secured by the purchase money security interests or the subject of capitalized leases during any period does not, together with any other capital expenditures made by Borrowers for the applicable period, exceed $300,000 in the aggregate for all Borrowers in any Fiscal Year of Borrowers; (b) such purchase money Indebtedness or capitalized lease Indebtedness will not be secured by any of the Loan Collateral other than the property so acquired and any identifiable proceeds, and (c) any Liens relating to such purchase money Indebtedness or capitalized lease Indebtedness will not extend to or cover any property of Borrowers other than the property so acquired and any identifiable proceeds;

13

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

(vi)        Liens for taxes, assessments and other similar charges to the extent payment thereof shall not at the time be required to be made in accordance with the provisions of Section 10.9;

(vii)       those Liens described on Schedule 3; provided that those Liens secure only the Indebtedness which the Liens secure on the Closing Date; and

(viii)      Liens arising from the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, bailees and other like Persons (“Third Party Claims”) if each of the following conditions is met: (a) the validity or amount of the Third Party Claim is being contested in good faith and by appropriate and lawful proceedings promptly initiated and diligently conducted, (b) Borrowers have given prior notice to Bank of the Third Party Claim, (c) Borrowers have established appropriate reserves (in Bank’s reasonable discretion exercised in good faith) for the Third Party Claim, (d) levy and execution on the Third Party Claim have been and continue to be stayed, (e) the Third Party Claim does not prevent Bank from having a perfected first priority security interest in, or a first priority Lien on, the Loan Collateral or with respect to future advances made under this Agreement, (f) the applicable Borrower’s title to, and its right to use, any of the Loan Collateral are not, in Bank’s judgment exercised in good faith, materially affected thereby, and (g) the amount of all Third Party Claims do not exceed, as of any date, $100,000 in the aggregate for all Borrowers; and, provided, further, that Borrowers must promptly pay each such Third Party Claim to the extent the dispute is finally settled in favor of the claimant thereof.

“Permitted Management Fee Distributions” means Distributions by EQMI to Parent, the proceeds of which are used by Parent to pay to the Management Company: (i) reasonable out-of-pocket expenses with respect to the services to be provided by the Management Company, its consultants and contractors (or sub-contractors) pursuant to the Management Agreement, in an aggregate amount not to exceed the amounts set forth in the Management Agreement as in effect as of the Closing Date, and (ii) Management Fees (collectively, “Permitted Management Fees”), in an aggregate amount not to exceed the amounts set forth in the Management Agreement as in effect as of the Closing Date, all to be paid regularly-scheduled payments as contemplated under the Management Agreement as in effect on the Closing Date, so long as, in each case, at the time of such distributions and after giving effect thereto, each of the following conditions are met: (a) no Event of Default exists or would be created thereby, and (b) Borrowers are in compliance with the Financial Covenants, on a pro forma basis.

“Permitted Other Distributions” means Distributions by EQMI to Parent, the proceeds of which are used by Parent to pay (i) franchise or similar corporate taxes payable by Parent, (ii) taxes payable by Parent that are attributable solely to the net income of EQMI and EQE (but not any other Subsidiary of Parent), and (iii) professional fees of Parent, consulting fees of Parent and directors’ fees of Parent so long as the sum of all such Distributions in this clause (iii), when added to any Permitted Management Fee Distributions made or that could have been made in any Fiscal Year, do not exceed $300,000 during any Fiscal Year.

“Permitted Redemption Distributions” means, collectively, Distributions by EQMI to Parent solely in order, and in amounts sufficient, to enable Parent to make redemptions of Parent’s Capital Stock pursuant to, and in accordance with, Parent’s 2011 Stock Option Plan so long as, in each case, at the time of such Distributions and after giving effect thereto, each of the following conditions are met: (i) no Event of Default exists or would be created thereby, (ii) Borrowers are in compliance with the Financial Covenants, on a pro forma basis, and (iii) not to exceed an aggregate amount of $100,000 per Fiscal Year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, institution, entity, party or Governmental Authority.

“Prime Rate” means the rate per annum established by Lender from time to time based on its consideration of various factors, including money market, business and competitive factors, and it is not necessarily Lender's most favored interest rate, or, if there is no such Prime Rate, then such other rate as may be substituted by Lender for the Prime Rate. Subject to any maximum or minimum interest rate limitations specified herein or by applicable law, if and when such Prime Rate changes, then in each such event, the rate of interest payable under this Agreement or any other Loan Documents based on the Prime Rate will change automatically without notice effective the date of such changes.

“Prime Rate Loan” means the applicable portion of the Loans bearing interest, as of any date, at a rate determined by reference to the Prime Rate.

14

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

“Rate Management Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including any ISDA Master Agreement between a Borrower and Bank or any Bank’s Affiliate, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

“Rate Management Obligations” means any and all obligations of Borrowers (or any one or more of them) to Bank or any Bank’s Affiliate, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (a) any and all Rate Management Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Agreement.

“Receivables” means accounts as defined in the Code.

“Remittance” has the meaning given in Section 7.3.

“Reportable Event” means an event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30 day notice to the Pension Benefit Guaranty Corporation under such regulations).

“Requested Government Subcontract Clauses” means, collectively, (i) a disputes clause, (ii) a termination for convenience and default clause, (iii) payment and invoicing clauses, and (iv) assignment of claims clause allowing for the assignment of payment rights in favor of Bank.

“Reserve Amount” means, as at any time, the amounts that Bank, in its discretion exercised in good faith (including in the manner described in this definition) may from time to time establish in determining the Borrowing Base based on such credit and collateral considerations as Bank deems, in good faith, appropriate from time to time, based on market conditions, or to reflect contingencies or risks which may affect any or all of the Loan Collateral, the business, operations, financial condition or business prospects of Borrowers, or the security of the Loans. For purposes of this definition and determining the Borrowing Base and without limiting Bank’s other discretion as described above, Bank will be deemed to have acted in good faith if reserves are established in respect of any one or more of the following:

(i)          the occurrence of an Event of Default;

(ii)         the payment of Obligations then due and payable and unpaid;

(iii)        for price adjustments, damages, unearned discounts, returned Inventory, credit memoranda (issued or unissued), credits, contras, set-offs, retainages, liquidated damages, and other similar offsets to a Borrower’s Receivables except to the extent that any of the foregoing in this item (iii) has been dealt with by Bank by designating a specific Receivable or Receivables as being ineligible pursuant to the terms of this Agreement as opposed to the establishment of a reserve general in nature;

(iv)        for any claims, interests, or rights (including Liens other than Permitted Liens) of any Person (“Priming Interests”) which (a) as of the date Bank learns or is notified of the existence of the applicable Priming Interest, has priority over the Liens of Bank on any or all of the Loan Collateral or (b) will have priority over the Liens of Bank on any or all of the Loan Collateral after any required notice or filing, the passage of time, the satisfaction of any other condition, or otherwise;

(v)         for aged credits maintained by a Borrower in respect of its accounts receivable except to the extent that any of the foregoing in this item (v) has been dealt with by Bank by designating a specific Receivable or Receivables as being ineligible pursuant to the terms of this Agreement as opposed to the establishment of a reserve general in nature;

15

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

(vi)        for any amounts expended by Bank to protect or preserve any Loan Collateral or Bank’s rights under the Loan Documents which have not been reimbursed by Borrowers; or

(vii)       100% of the aggregate mark-to-market exposure, as determined by Bank, of all Rate Management Obligations then owing by a Borrower to Bank or its Affiliate under a Rate Management Agreement.

“Revolving Commitment” means $10,000,000.

“Revolving Loan Availability” means, as at any time, an amount, in Dollars, equal to:

(i)          an amount equal to the lesser of: (a) the then Borrowing Base or (b) the Revolving Commitment;

less      (ii)         then aggregate outstanding principal amount of all Revolving Loans and all due but unpaid interest on the Loans, and all fees, commissions, expenses and other charges posted to Borrowers’ loan account with Bank; and

less     (iii)        the then Letter of Credit Reserve.

“Revolving Loans” has the meaning given in Section 2.2.

“Security Agreement” means the Security Agreement among Borrowers and Bank dated as of even date herewith.

“Solvent” means, with respect to any Person, that the Person is not insolvent as defined or construed under any and all applicable laws. In computing the amount of contingent liabilities at any time, it is intended that they be computed at the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“State Assignment of Claims Law” means a state or local statute or regulation comparable to the Federal Assignment of Claims Act or that restricts or conditions assignment of Government Receivables.

“Stated Maturity Date” has the meaning given in Section 11.1.

“Subsidiary” means any Person as to which a Borrower owns, directly or indirectly, at least 50% of the outstanding shares of Capital Stock or other interests having ordinary voting power for the election of directors, officers, managers, trustees or other controlling Persons or an equivalent controlling interest in Bank’s judgment.

“Third Party Deposit Account” means a deposit account maintained by a Borrower with a Person other than Bank.

“Treasury Management Agreements” means, collectively, the agreements and other documents between Bank and Borrowers (or any one or more of them), or otherwise provided by Bank to Borrowers (or any one or more of them), relating to a Borrower’s deposit accounts and Bank's treasury management services, including Bank's forms of Master Treasury Management Services Agreement, Commercial Sweep Account Services – Line of Credit/ZBA/Ultimate Sweep Addendum, and Lockbox Services Addendum, in each case applicable to a Borrower.

“Unbilled Revenue” means completed task orders arising out of a Government Contract, a copy of which has been delivered to Bank, and with respect to which (i) the applicable Borrower is organizing for submission the documentation support in form and substance acceptable to Bank necessary for payment or (ii) the Governmental Authority account debtor has not provided such Borrower approval to invoice the amounts due.

“United States” means the United States of America.

“United States Debtor” means an account debtor that is the United States or any department, agency or instrumentality of the United States.

16

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

1.2           Environmental Definitions.

“Environmental Activity” means any actual, proposed or threatened storage, holding, existence, Release, emission, discharge, generation, manufacturing, producing, refining, creating, processing, abatement, removal, disposition, handling, transportation or disposal of any Hazardous Substance from, under, into or on any of a Borrower’s property or any Use of any of a Borrower’s property which is regulated by or for which standards of conduct or liability are imposed by any Environmental Requirements or which may or does create a hazard to human or animal health or the environment.

“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1802 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Water Act, 33 U.S.C. §1321 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation, or any common law (including common law that may impose strict liability), which may relate to or deal with human health, the environment, natural resources, or Hazardous Substances, all as may be from time to time amended or modified.

“Environmental Liability” means any Indebtedness, or duty of, any claim or demand against, any requirement imposed on, or any amount owed by or payable from, a Borrower, which is based on, results from, is in connection with, arises out of, or otherwise is related to any Environmental Activity, whether the foregoing described liability now exists or arises in the future, is contingent or absolute, primary or secondary, liquidated or unliquidated, due or to become due, and however created, incurred, acquired, owing or arising.

“Environmental Requirements” means all present and future laws, including Environmental Laws, authorizations, approvals, judgments, injunctions, decrees, concessions, grants, orders, franchises, agreements and other restrictions and requirements (whether or not arising under statutes or regulations) relating to any Hazardous Substances or Environmental Activity.

“Hazardous Substances” means, at any time, (i) any “hazardous substance” as defined in §101(14) of CERCLA (42 U.S.C. §9601(14)) or regulations promulgated thereunder; (ii) any “solid waste,” “hazardous waste,” or “infectious waste,” as such terms are defined in any Environmental Law at such time; (iii) asbestos, urea-formaldehyde, polychlorinated biphenyls (“PCBs”), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances which are hazardous to human health or animal health or the environment or which are listed or identified in, or regulated by, any Environmental Law; and (iv) any additional substances or materials which at such time are classified or considered to be hazardous or toxic under any Environmental Law.

“Release” includes, but is not limited to, spilling, leaking, pumping, paving, emitting, emptying, discharging, injecting, escaping, contaminating, leaching, disposing, releasing or dumping into the environment.

“Use” includes, but is not limited to, use, ownership, development, construction, maintenance, management, operation or occupancy.

1.3          Other Definitional Provisions; Construction. Unless otherwise specified,

(i)          All terms defined in this Agreement, whether or not defined in this Section 1, have the defined meanings provided in this Agreement when used in this Agreement, in any other of the Loan Documents, or any other certificate, instrument or other document made or delivered pursuant to this Agreement or any other Loan Document, unless otherwise defined therein.

(ii)         As used in this Agreement, in any other of the Loan Documents, or in any other certificate, instrument or document made or delivered pursuant hereto or thereto, accounting terms relating to Borrowers not defined in this Agreement have the respective meanings given to them in accordance with generally accepted accounting principles in the United States as in effect at the time any determination is made or financial statement or information is required or furnished under this Agreement (“GAAP”).

(iii)        References to the Uniform Commercial Code, or UCC, mean as enacted in the particular jurisdiction(s) encompassed by the reference.

17

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

(iv)        The definition of any agreement, document or instrument includes all schedules, attachments and exhibits thereto and all renewals, extensions, supplements, modifications, restatements and amendments thereof but only to the extent such renewals, extensions, supplements, modifications, restatements or amendments thereof are not prohibited by the terms of any Loan Document. All references to statutes include (a) all regulations promulgated thereunder, (b) any amendments of such statutes or regulations promulgated thereunder, and (c) any successor statutes and regulations, including any comparable provision of the applicable statute, ordinance, code, regulation or other law as amended or superseded after the date of this Agreement.

(v)         “Hereunder,” “herein,” “hereto,” “this Agreement” and words of similar import refer to this entire document; “including” is used by way of illustration and not by way of limitation, unless the context clearly indicates the contrary; the singular includes the plural and conversely; and any action required to be taken by a Person is to be taken promptly, unless the context clearly indicates the contrary.

(vi)        All of the uncapitalized terms contained in the Loan Documents which are now or hereafter defined under the Code will, unless defined in the Loan Documents or the context indicates otherwise, have the meanings now or hereafter provided for in the Code.

(vii)       The term “good faith” means honesty in fact in the conduct or transaction concerned.

(viii)      All Exhibits and Schedules attached to this Agreement are incorporated into, made and form an integral part of, this Agreement for all purposes.

(ix)         The existence of references to a Borrower’s Subsidiaries throughout this Agreement is for a matter of convenience only. Any references to Subsidiaries of a Borrower set forth herein shall not in any way be construed as consent by Bank to the establishment, maintenance or acquisition of any Subsidiary.

(x)          Whenever the sense of this Agreement or any of the other Loan Documents so require, the masculine or feminine gender will be substituted for, or be deemed to include, the neuter, the feminine gender will be substituted for the masculine, or the masculine will be deemed to include the feminine, and the neuter gender will be substituted for, or be deemed to include, the masculine or, as applicable, feminine gender.

2.           LOANS AND OTHER FINANCIAL ACCOMMODATIONS.

2.1           Total Facility. Subject to the terms and conditions of this Agreement, Bank will make up to $10,000,000 in total credit available to, or for the benefit of, Borrowers in the form of the following loans advanced or to be made under the following facilities: (i) revolving loans and (ii) a letter of credit subfacility, all as more particularly described below.

2.2           Revolving Loans. Until the termination of this Agreement pursuant to Section 11 and subject to the other terms and conditions of this Agreement, Bank will make loans (“Revolving Loans”) to Borrowers, which loans Borrowers may reborrow on the repayment thereof, in an amount which may not as of any time exceed an amount equal to the Revolving Loan Availability then in effect. In no event will any Revolving Loan be made if a Borrowing Base Deficiency would be created thereby.

2.3           General Conditions. In addition to any other provisions contained in this Agreement, the making of any advances or extensions of credit under this Agreement after the acceptance of this Agreement by Bank will be subject to the continued existence or fulfillment to the satisfaction of Bank of each of the following conditions throughout the term of this Agreement:

(i)          No Event of Default has occurred and is continuing;

(ii)         No law or regulation prohibits, and no order, judgment or decree of any arbitrator or Governmental Authority enjoins or restrains Bank, from making the requested advance; and

(iii)        Borrowers’ representations and warranties contained in this Agreement are complete and correct as of the date of this Agreement and continue to be true and correct in all material respects throughout the term of this Agreement with the same effect as though such representations and warranties had been made again on and as of each day of the term of this Agreement subject to such changes as are not prohibited hereby or do not constitute Events of Default.

18

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

2.4           Letters of Credit.

2.4.1           Letter of Credit Subfacility. Until the termination of this Agreement pursuant to Section 11 and subject to the other terms and conditions of this Agreement, Borrowers may request Bank to issue one or more of its standard standby letters of credit (“Standby Letter of Credit”) or its standard commercial letters of credit (“Commercial Letter of Credit”) in favor of such beneficiary(ies) as are designated by Borrowers by delivering to Bank: (i) a Letter of Credit Application completed to the satisfaction of Bank, together with the proposed form of the Letter of Credit (which, in all respects, will comply with the applicable requirements of Section 2.4.2), (ii) a Borrowing Base Certificate which calculates the Letter of Credit Availability by giving effect to the proposed Letter of Credit, and (iii) such other Letter of Credit Documents that Bank then requires. Bank, in addition to the other terms of this Agreement, will have no obligation to issue the proposed Letter of Credit if, after giving effect to the proposed Letter of Credit, the Letter of Credit Availability will be less than zero Dollars. The making of each Letter of Credit request by any Borrower will be deemed to be a representation by such Borrower that the Letter of Credit may be issued in accordance with, and will not violate the terms of, this Section 2.4.1.

2.4.2           Terms of Letter of Credit. Each Letter of Credit issued under this Agreement will, among other things, (i) be in such form requested by Borrowers as is acceptable to Bank in its discretion exercised in good faith, (ii) be denominated in Dollars, and (iii) be issued to support a Borrower’s obligations that finance its business needs incurred in the ordinary course of such Borrower’s business as presently conducted by it. In no event will any Standby Letter of Credit have a term of more than one year (provided that this limitation shall not preclude Bank from issuing “evergreen” Standby Letters of Credit) or any Commercial Letter of Credit have a term of more than 180 days; furthermore, and, in addition to the foregoing term limitation, Bank will have no obligation to issue any Letter of Credit with an expiry date later than the earlier of (a) the first day of the calendar month that ends immediately prior to the Stated Maturity Date or (b) such earlier termination date of this Agreement which has resulted from the delivery to Bank by Borrower of a Termination Notice as provided in Section 11.2.

2.4.3           Advice of Issuance or Non-Issuance. Upon receipt of a request from Borrowers to open any Letter of Credit and of all attendant Letter of Credit Documents satisfactorily completed, Bank may either (i) issue the requested Letter of Credit to the beneficiary thereof and transmit a copy to Borrowers, or (ii) elect, in its discretion exercised in good faith, not to issue the proposed Letter of Credit. If Bank elects not to issue such Letter of Credit, Bank will communicate in writing to Borrowers the reason(s) why Bank has declined such request.

2.4.4           Payment of Drafts. All obligations of Borrowers (or any one or more of them) under each Letter of Credit and all Letter of Credit Documents are payable on Bank’s demand or payable as otherwise set forth in the applicable Letter of Credit Documents. Subject to the terms of Section 13.3, each Borrower hereby irrevocably instructs Bank, on the same Business Day that Bank is obligated to fund a drawing or make any expenditure or any other payment under a Letter of Credit or incurs any cost or expense under any Letter of Credit, to reimburse Bank for any drawing, expenditure or other payment made, or cost or expense incurred, by Bank debiting any Borrower’s loan account with Bank as an advance of the Revolving Loans pursuant to Section 2.2 as a LIBOR Rate Loan. If the advance of a Revolving Loan to reimburse Bank for any drawing, expenditure or other payment made, or cost or expense incurred, by Bank in respect of any Letter of Credit results (or to the extent that it results) in any Deficiency, then Borrowers will immediately eliminate any Deficiency in accordance with the terms of Section 2.5.

2.4.5           Letter of Credit Obligations. All Letter of Credit Obligations will constitute part of the Obligations and be secured by the Loan Collateral.

2.5           No Deficiency. Notwithstanding anything in this Agreement to the contrary, Bank shall not be obligated to make any Loan, any advance of credit or issue any Letter of Credit if, after giving effect to such Loan, advance or Letter of Credit, a Deficiency would occur. If, as at any time, a Deficiency occurs, Borrowers shall immediately, without demand or notice, reduce the then outstanding balance of the Loans so that such Deficiency shall no longer exist; however, if such Deficiency was caused solely by the good faith exercise of Bank’s discretion under Section 2.9.1, Borrowers shall, within 5 Business Days after the occurrence of such Deficiency, reduce the then outstanding balance of the Loans so that such Deficiency shall no longer exist.

2.6           Disbursement of Revolving Loans; Treasury Management.

(i)          Borrowers have established one or more checking accounts (each a “Checking Account” and, collectively, the “Checking Accounts”) with Bank. Subject to the terms and conditions of this Agreement, Bank may make each advance of the Revolving Loans by crediting the amount thereof, at Bank’s sole option, (i) to any Checking Account or (ii) to a non-interest bearing controlled disbursement account maintained by Borrowers at Bank in accordance with Bank’s policies and procedures.

19

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

(ii)         Borrowers have established through Bank, and will continue the use of, one or more post office boxes at the U.S. Post Office bearing the address or addresses as Bank may notify Borrowers from time to time (each a “Locked Box” and, collectively, the “Locked Boxes”). Borrowers hereby authorize Bank to, from time to time, without further notice, request, demand or confirmation to, of or by any Borrower and in accordance with Bank's automatic sweep program, (a) retrieve all Remittances and other proceeds of Receivables and other Loan Collateral from the Locked Boxes and (b) upon such retrieval, deposit such Remittances and other proceeds into one or more collection, non-interest bearing DDA depository accounts maintained at Bank for Borrowers in accordance with this Agreement and Bank’s policies and procedures (each a “Cash Collateral Account” and, collectively, the “Cash Collateral Accounts”).

(iii)        For those of Borrowers’ customers and account debtors which forward their cash, checks, and other means of payment (“Remittances”) in paper form to Borrowers, Borrowers will notify those customers and account debtors to forward all of their Remittances to a Locked Box (such notices to be in such form and substance as Bank may require from time to time). Borrowers will notify all of their customers and account debtors, which pay their Receivables by electronic funds transfer, to forward all Remittances directly to a Cash Collateral Account by wire transfer or automated clearinghouse funds transfer (ACH) (such notices to be in such form and substance as Bank may reasonably require from time to time). If Borrowers should neglect or refuse to notify any such customer or account debtor to pay any Remittance to Borrowers’ Locked Box or Cash Collateral Account, Bank will be entitled to make such notification.

(iv)        Each Business Day Bank will automatically and without notice, request or demand by any Borrower, in accordance with Bank’s automatic sweep program and other policies and procedures, transfer all collected and available funds in the Cash Collateral Account(s) for application against the unpaid principal balance of the Revolving Loans. Bank will have sole access to the Locked Boxes and the Cash Collateral Accounts at all times until the Payment in Full of the Obligations, and Borrowers will take all action necessary to grant Bank such sole access. The Cash Collateral Accounts and any other accounts Bank sets up on behalf of or in any Borrower’s name in connection with the provisions of this Section 2.6 will be subject only to the signing authority designated from time to time by Bank, and Borrowers shall have no interest therein or control over such deposits or funds therein and Bank shall have full access and control over all of such accounts. Until the Payment in Full of the Obligations, at no time will any Borrower remove any item from any Locked Box or Cash Collateral Account without Bank’s prior written consent, and Borrowers will not notify any customer or account debtor to pay any Remittance to any other place or address without Bank’s prior written consent. Any Remittance or other proceeds of Receivables or other Loan Collateral received by any Borrower shall be deemed held by such Borrower in trust and as fiduciary for Bank, and Borrowers immediately shall deliver the same, in its original form, to Bank by overnight delivery for deposit into the applicable Locked Box or any local branch of Bank. Pending such deposit by Borrowers in accordance with this section, Borrowers will not commingle any such Remittance or other proceeds of Receivables or other Loan Collateral with any of any Borrower’s other funds or property, but Borrowers will hold it separate and apart therefrom in trust for Bank. Until the Payment in Full of the Obligations, all deposits to the Locked Boxes and the Cash Collateral Accounts (collectively, the “Collection Proceeds”) will be Bank’s property to be applied against the Loans and other Obligations as follows: so long as no Event of Default has occurred and is continuing, all Collection Proceeds will be applied first to the Revolving Loans and then to any other Obligations in such order and method of application as may be elected by Bank in its discretion exercised in good faith, with any excess funds to be deposited into a Checking Account upon Borrowers’ request or, in any case, as a court of competent jurisdiction otherwise directs; provided that, notwithstanding anything to the contrary in the foregoing clause, if an Event of Default has occurred and is continuing, all Collection Proceeds may be applied to the Obligations in such order and method of application as may be elected by Bank in its discretion exercised in good faith, with any excess funds to be deposited into a Checking Account upon Borrowers’ request or, in any case, as a court of competent jurisdiction otherwise directs.

(v)          Without limitation of any other provisions in this Agreement or any other Loan Documents, and without limitation to any provisions relating to the ownership of the Locked Boxes, the Cash Collateral Accounts, the Letter of Credit Collateral Account, and the deposits and funds therein, Bank shall have, and each Borrower hereby grants to Bank, a continuing security interest and lien on all funds held in the Checking Accounts, the Locked Boxes, the Letter of Credit Collateral Account, and the Cash Collateral Accounts as security for the Obligations. The Checking Accounts, Locked Boxes, Letter of Credit Collateral Account, and Cash Collateral Accounts will not be subject to any deduction, set-off, banker’s lien or any other right in favor of any Person other than Bank. If any Remittance deposited in a Cash Collateral Account is dishonored or returned unpaid for any reason, Bank, in its discretion, may charge the amount of such dishonored or returned Remittance directly against Borrowers and any account maintained by any Borrower with Bank and such amount shall be deemed part of the Obligations. Bank shall not be liable for any loss or damage resulting from any error, omission, failure or negligence on the part of Bank in good faith with respect to the operation of the Checking Accounts, Cash Collateral Accounts, Locked Boxes, Letter of Credit Collateral Account, or the services to be provided by Bank under this Agreement except to the extent, but only to the extent, of any direct damages, as opposed to any consequential, special or lost profit damages suffered by Borrowers from the gross negligence or willful misconduct of Bank, its agents, employees or contractors. Until a payment is received by Bank for Bank’s account in finally collected funds, all risks associated with such payment will be borne solely by Borrowers.

20

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

(vi)        For the purposes of calculating interest, determining Revolving Loan Availability, and determining the amount of Eligible Receivables, all Remittances and other proceeds of Receivables and other Loan Collateral deposited into a Cash Collateral Account shall be credited (conditional on final collection) against the outstanding balance of the Revolving Loans and the then Eligible Receivables as funds become collected and available in accordance with Bank’s funds availability policies from time to time in effect.

(vii)       Without limiting any obligations of any Borrower under any other provision of this Agreement, Borrowers agree that all reasonable service charges and costs related to the establishment and maintenance of the Checking Accounts, the Cash Collateral Accounts, the Locked Boxes, and Bank’s treasury and cash management services for Borrowers shall be the sole responsibility of Borrowers, whether the same are incurred by Bank or Borrowers, and Bank, at its discretion, exercised in good faith, may charge the same against Borrowers and any account maintained by any Borrower with Bank and the same shall be deemed part of the Obligations.

(viii)      Each Borrower irrevocably appoints Bank as such Borrower’s attorney-in-fact to do all acts and things in connection with this Section 2.6. Nothing in this Section 2.6 is intended, or shall be construed, to have merged into or superseded any of Bank’s Treasury Management Agreements, all of which will remain in full force and effect. If there is any conflict, ambiguity, or inconsistency, in Bank’s judgment, between the terms of the Treasury Management Agreements, on the one hand, and this Agreement or any of the other Loan Documents, on the other hand, then the applicable terms and provisions, in Bank’s judgment, providing Bank with greater rights, remedies, powers, privileges, or benefits will control. From time to time, Bank may adopt such regulations and procedures and changes it may deem reasonable and appropriate (to the extent such regulations and procedures are applicable to Bank’s other similarly situated customers) with respect to the Treasury Management Agreements, the operation of the Checking Accounts, the Cash Collateral Accounts, the Locked Boxes, the automatic sweep program and the other services to be provided by Bank under this Agreement, the Treasury Management Agreements, and such regulations, procedures and changes need not be reflected by an amendment to this Agreement in order to be effective. Bank will give written notice of such regulations, procedures and changes to Borrowers in the ordinary course of Bank’s business.

2.7           Note; Records of Advances of Credit. Borrowers’ obligation to pay the principal of, and interest on, the Loans (exclusive of the Letter of Credit Exposure) made by Bank is evidenced by a promissory note duly executed and delivered by Borrowers in a form acceptable to Bank (the “Revolving Loan Note”). Bank is hereby authorized to record the date and amount of each advance of the Loans, and the date and amount of each payment or prepayment thereof, by any or all of the following: (i) on a schedule constituting a part of the applicable Note which schedule may be attached thereto and made a part thereof, (ii) by entries made into Bank’s electronic systems, or (iii) on internal memoranda maintained by Bank, and any such recordation will be rebuttably presumptive evidence of the accuracy of the information so recorded absent manifest error; however, the failure of Bank to make any such recordation will not affect the unconditional obligations of any Borrower to repay the outstanding principal, interest, or other Obligations due under this Agreement, under the Revolving Loan Note, or the other Loan Documents in accordance with the terms of this Agreement and the other Loan Documents.

2.8           No Limitation on Liens. The limits on outstanding advances against the Borrowing Base are not intended and shall not be deemed to limit in any way Bank’s security interest in, or other Liens on, the Receivables, Inventory, Equipment, General Intangibles, or any other Loan Collateral.

2.9           Advance Rates and Sublimits.

2.9.1           Changes. Borrowers acknowledge that Bank, from time to time, may do any one or more of the following in its discretion exercised in good faith: (i) decrease the dollar limits on outstanding advances against the Borrowing Base or applicable to any one or more advance sublimits or (ii) decrease the Advance Rates if one or more of the following events occur or conditions exist: (a) an Event of Default has occurred; or (b) with regard to the Receivables Advance Rate or the Unbilled AR Advance Rate, (1) the dilution percentage with respect to Borrowers’ Eligible Receivables or Eligible Unbilled Revenue (i.e., reductions in the amount of accounts receivable because of returns, discounts, price adjustments, credit memoranda, credits, contras, set-offs and other similar offsets) increases by an amount which Bank, in good faith, has determined is materially above that which existed as of the Closing Date, (2) the percentage of accounts receivable which are 90 days or more past the date of the original invoices applicable thereto increases, in comparison to the percentage of accounts receivable which are within 90 days from the date of the original invoices applicable thereto, by an amount which Bank, in good faith, determines is material, or (3) any material adverse change occurs, determined by Bank in good faith, from the Closing Date in respect of the credit rating or credit quality of Borrowers’ account debtors.

21

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

2.9.2           Notice. If, at any time, Bank decreases any of the dollar limits on outstanding advances against the Borrowing Base or applicable to any one or more advance sublimits or decreases the Advance Rates from that which, in any case, is expressly stated in this Agreement (i.e., exclusive of those changes which result from the effect of applying applicable eligibility criteria and reserves) (“Stated Advance Rate Change”), Bank will give Borrowers 15 days advance written notice of such Stated Advance Rate Change, unless an Event of Default then exists, in which case Bank will give Borrowers contemporaneous oral or written notice of such Stated Advance Rate Change.

2.10         Conditions to Initial Loans. In addition to any other provisions contained in this Agreement, Bank shall have no obligation to make or advance the initial Revolving Loans until each of the following conditions precedent shall have been satisfied:

(i)          Borrowers shall execute and deliver, or cause to be executed and delivered by the applicable Person, as applicable, to Bank, in form and substance satisfactory to Bank, each of the following:

(a)          The Loan Documents;

(b)          A Borrowing Base Certificate completed as of August 31, 2012;

(c)          Certificate regarding resolutions of the directors (or managers or members, as applicable) of each of Borrowers and Parent in a form acceptable to Bank;

(d)          A favorable opinion of counsel to Borrowers and Parent in form and substance acceptable to Bank;

(e)          The Beacon Noteholder Subordination Agreement, the Additional Beacon Noteholder Subordination Agreement, and the December 2011 Beacon Noteholder Subordination Agreement;

(f)          The certificates of insurance as described in Section 10.14;

(g)          UCC searches, tax lien and litigation searches, insurance certificates, notices or other documents which Bank may require to reflect, perfect or protect Bank’s first priority Lien in the Loan Collateral (subject to any Permitted Liens) and all other property pledged to secure the Obligations and to fully consummate this transaction;

(h)          All requisite releases of, or requisite commitments from the holders thereof acceptable to Bank to release, all liens and file all termination statements necessary to release all Liens (other than Permitted Liens) against the Loan Collateral and any other property pledged to secure the Loans and all requisite waivers and subordination agreements, in a form satisfactory to Bank, to be executed and delivered by Borrowers’ landlords, bailees, consignees, warehousemen and mortgagees which Bank deems necessary;

(i)          Signed payoff letter and a Deposit Account Control Agreement from U.S. Bank, National Association in a form acceptable to Bank; and

(j)          Such additional information, materials and Loan Documents as Bank may request, including those on the closing checklist prepared by counsel to Bank.

(ii)         Borrowers shall reimburse Bank for any and all fees, costs and out-of-pocket expenses including Attorneys’ Fees and other professionals’ fees, appraisal fees, and other expenses incurred or paid by Bank or any of its officers, employees or agents in connection with the preparation, negotiation, procurement, review or execution of this Agreement, the other Loan Documents and all other instruments, agreements, documents, policies, consents, waivers, subordinations, releases of liens, termination statements, satisfaction of mortgages, financing statements, lien searches, recordings, or filings related thereto, whether or not any particular portion of the transactions contemplated during such negotiations is ultimately consummated.

22

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

2.11         One General Obligation; Cross-Collateralized. All advances of credit by Bank to, or for the benefit of, Borrowers (or any one or more of them) under this Agreement and under any other Loan Document constitute one loan, and all of the Obligations constitute one obligation. The Loans and all other advances or extensions of credit to, or for the benefit of, Borrowers (or any one or more of them) under this Agreement or the other Loan Documents are made on the security of all of the Loan Collateral.

2.12         Consolidated Borrowings. To induce Bank to enter into this Agreement and to make Loans in the manner set forth in this Agreement, each Borrower hereby represents, warrants, covenants and states to Bank that: (i) Borrowers are substantially dependent upon each other for their respective working capital, strategic management, financial needs and technology; (ii) Borrowers desire to utilize their borrowing potential on a consolidated basis, to the extent(s) possible as if they were merged into a single entity and, consistent with realizing such potential, to make available to Bank security commensurate with the amount and nature of their aggregate borrowings; (iii) each of Borrowers has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement and that under a joint and several loan facility it is able to obtain financing on terms more favorable than otherwise available to it separately; and (iv) Borrowers have requested and bargained for the structure and terms of and security for the advances contemplated by this Agreement.

2.13         Joint Obligations. The obligations of Borrowers under the Loan Documents are joint, several and primary. No Borrower will be or be deemed to be an accommodation party with respect to any of the Loan Documents. Each Borrower hereby irrevocably designates EQMI as its representative and agent (as applicable, “Borrower Representative”) on its behalf for the purposes of issuing requests for advances of Loans, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents which are permitted to be taken by a Borrower. The Borrower Representative hereby accepts such appointment. Bank may regard any notice or other communication pursuant to any Loan Document from the Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to the Borrower Representative on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

2.14        Cross-Guaranty. (i) Each Borrower (each to be referred to in this Section 2.14 as a “Cross-Guarantor” and collectively as the “Cross-Guarantors”) hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, and therefore does absolutely, irrevocably and unconditionally guarantee to Bank, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations of each other Borrower (such Obligations, collectively the “Cross-Guaranteed Obligations”). Each Cross-Guarantor further agrees that the Cross-Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.

(ii)         The provisions of this Section 2.14 (this “Cross-Guaranty”) are a guaranty of payment and not of collection. Each Cross-Guarantor waives any right to require Bank to sue any other Loan Party, any other guarantor, or any other Person obligated for all or any part of the Cross-Guaranteed Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the Cross-Guaranteed Obligations.

(iii)        Except as otherwise provided for herein and to the extent provided for herein, the obligations of each Cross-Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the Payment in Full of the Obligations), including:

(a)          any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Cross-Guaranteed Obligations, by operation of law or otherwise;

(b)          any change in the corporate or, as applicable, limited liability company existence, structure or ownership of any Loan Party or any other Person liable for any of the Cross-Guaranteed Obligations;

23

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

(c)          any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Loan Party or any other Person liable for any of the Cross-Guaranteed Obligations, or their assets or any resulting release or discharge of any obligation of any Loan Party or any other Person liable for any of the Cross-Guaranteed Obligations; or

(d)          the existence of any claim, setoff or other rights which any Cross-Guarantor may have at any time against any other Loan Party, Bank, or any other Person, whether in connection herewith or in any unrelated transactions.

(iv)        The obligations of each Cross-Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Cross-Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Loan Party or any other Person liable for any of the Cross-Guaranteed Obligations, of the Cross-Guaranteed Obligations or any part thereof.

(v)         Further, the obligations of any Cross-Guarantor hereunder are not discharged or impaired or otherwise affected by:

(a)          the failure of Bank to assert any claim or demand or to enforce any remedy with respect to all or any part of the Cross-Guaranteed Obligations;

(b)          any waiver or modification of or supplement to any provision of any agreement relating to the Cross-Guaranteed Obligations;

(c)          any release, non-perfection, or invalidity of any indirect or direct security for the obligations of Loan Parties (or any one or more of them) for all or any part of the Cross-Guaranteed Obligations or any obligations of any other Person liable for any of the Cross-Guaranteed Obligations;

(d)          any action or failure to act by Bank with respect to any collateral securing any part of the Cross-Guaranteed Obligations; or

(e)          any default, failure or delay, willful or otherwise, in the payment or performance of any of the Cross-Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Cross-Guarantor or that would otherwise operate as a discharge of any Cross-Guarantor as a matter of law or equity (other than the Payment in Full of the Obligations).

(vi)        To the fullest extent permitted by applicable law, each Cross-Guarantor hereby waives any defense based on or arising out of any defense of any Loan Party or the unenforceability of all or any part of the Cross-Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Loan Party, other than the Payment in Full of the Obligations. Without limiting the generality of the foregoing, each Cross-Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Loan Party or any other Person. Bank may, at its election, foreclose on any Loan Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Loan Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Cross-Guaranteed Obligations, compromise or adjust any part of the Cross-Guaranteed Obligations, make any other accommodation with any Loan Party or any other Person liable on any part of the Cross-Guaranteed Obligations or exercise any other right or remedy available to it against any Loan Party or any other Person liable on any of the Cross-Guaranteed Obligations, without affecting or impairing in any way the liability of such Cross-Guarantor under this Cross-Guaranty except upon the Payment in Full of the Obligations. To the fullest extent permitted by applicable law, each Cross-Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Cross-Guarantor against any other Loan Party or any other Person liable on any of the Cross-Guaranteed Obligations, as the case may be, or any security.

(vii)       No Cross-Guarantor will assert any right, claim or cause of action, including a claim of subrogation, contribution or indemnification that it has against any other Loan Party, any other Person liable on the Cross-Guaranteed Obligations, or any collateral, until the Payment in Full of the Obligations.

24

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

(viii)      If at any time any payment of any portion of the Cross-Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Loan Party or otherwise, each Cross-Guarantor’s obligations under this Cross-Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not Bank is in possession of this Cross-Guaranty. Except as provided in the preceding sentence, each Cross-Guarantor’s obligations under this Cross-Guaranty will terminate when the Cross-Guaranteed Obligations have been fully paid, performed and satisfied and the Loan Documents are terminated. If acceleration of the time for payment of any of the Cross-Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Loan Party, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Cross-Guaranteed Obligations shall nonetheless be payable by the Cross-Guarantors forthwith on demand by Bank.

(ix)         Each Cross-Guarantor assumes all responsibility for being and keeping itself informed of each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Cross-Guaranteed Obligations and the nature, scope and extent of the risks that each Cross-Guarantor assumes and incurs under this Cross-Guaranty, and agrees that Bank shall not have any duty to advise any Cross-Guarantor of information known to it regarding those circumstances or risks.

(x)          The provisions of this Cross-Guaranty and the joint and several liability provisions applicable to Cross-Guarantors under this Agreement or the other Loan Documents (collectively, the “Joint and Several Provisions”) are severable, and in any action or proceeding involving any state corporate or limited liability company law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally (each an “Insolvency or Avoidance Action”), if the obligations of any Cross-Guarantor under this Cross-Guaranty or the Joint and Several Provisions would otherwise be held or determined in any Insolvency or Avoidance Action to be avoidable, invalid or unenforceable on account of the amount of such Cross-Guarantor’s liability under this Cross-Guaranty or the Joint and Several Provisions, then, notwithstanding any other provision of this Cross-Guaranty or the Joint and Several Provisions to the contrary, the amount of such liability under this Cross-Guaranty and the Joint and Several Provisions shall, without any further action by any Loan Party or Bank, be automatically limited and reduced to the Maximum Liability (as defined below) with respect to each such Cross-Guarantor. The provisions of this Cross-Guaranty and the Joint and Several Provisions, in each case with respect to the Maximum Liability of each Cross-Guarantor, are intended solely to preserve the rights of Bank to the maximum extent not subject to avoidance under applicable law, and no Cross-Guarantor nor any other Person shall have any right or claim under this Section with respect to such Maximum Liability except to the extent necessary in any Insolvency or Avoidance Action so that the obligations of any Cross-Guarantor under this Cross-Guaranty or the Joint and Several Provisions shall not be rendered voidable under applicable law. Each Cross-Guarantor agrees that the Cross-Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Cross-Guarantor without impairing this Cross-Guaranty or the Joint and Several Provisions or otherwise affecting the rights and remedies of Bank hereunder or with respect thereto, provided that, nothing in this sentence shall be construed to increase any Cross-Guarantor’s obligations under this Cross-Guaranty or the Joint and Several Provisions beyond its Maximum Liability. As used herein, “Maximum Liability” shall mean, with respect to any Cross-Guarantor, the highest amount which could be claimed by Bank from such Cross-Guarantor solely in its capacity as a Cross-Guarantor or under the Joint and Several Provisions, with respect to such Cross-Guarantor’s obligations under this Cross-Guaranty and/or the Joint and Several Provisions, without rendering such obligations unenforceable, voidable or avoidable under applicable law. For purposes of this Section 2.14(x), Maximum Liability shall be calculated after giving effect to (i) any right to receive, or obligations to make, contributions from the other Loan Parties under Section 2.14(xi) or the other Loan Documents, as applicable, and (ii) the operation of any statute of limitation or other applicable law (collectively, the “Applicable Statute of Limitations”) which has the effect of extinguishing (by reason of the passage of time) a cause of action or proceeding or claim for relief that could otherwise (if not for the Applicable Statute of Limitations) render a Cross-Guarantor’s obligations under this Cross-Guaranty and/or the Joint and Several Provisions unenforceable, voidable or avoidable. For purposes of Section 2.14(xi), Maximum Liability shall be calculated without giving effect to (A) any right to receive, or obligations to make, contributions under Section 2.14(xi) or any other Loan Document, as applicable, and (B) the Applicable Statute of Limitations.

25

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

(xi)         In the event any Cross-Guarantor (each a “Paying Cross-Guarantor”) shall make any payment or payments under this Cross-Guaranty or the Joint and Several Provisions to Bank or shall suffer any damage or loss as a result of any realization by Bank upon any Collateral granted by such Paying Cross-Guarantor to Bank to secure such Paying Cross-Guarantor’s obligations under this Cross-Guaranty or the Joint and Several Provisions, each other Loan Party vis-à-vis such Paying Cross-Guarantor (each a “Non-Paying Cross-Guarantor”) shall contribute to such Paying Cross-Guarantor an amount equal to such Non-Paying Cross-Guarantor’s “Pro Rata Share” of such payment or payments made, or damages or losses suffered, by such Paying Cross-Guarantor. For purposes of this Section 2.14, each Non-Paying Cross-Guarantor’s “Pro Rata Share” with respect to any such payment or loss by a Paying Cross-Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Cross-Guarantor’s Maximum Liability as of such date or, if such Non-Paying Cross-Guarantor’s Maximum Liability has not been determined as of such date, the aggregate amount of all monies received by such Non-Paying Cross-Guarantor from the other Loan Parties or directly from Bank on and after the Closing Date (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Parties (including such Paying Cross-Guarantor) under this Cross-Guaranty and the other Loan Documents, as applicable, as of such date, or to the extent that a Maximum Liability has not been determined for all Loan Parties as of such date, the aggregate amount of all monies received by the applicable Loan Parties from the other Loan Parties or directly from Bank on and after the Closing Date (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Cross-Guarantor’s liability for the entire amount of the Cross-Guaranteed Obligations (subject only to the limitations set forth in Section 2.14(x)). Each of the Cross-Guarantors covenants and agrees that its right to receive any contribution under this Cross-Guaranty and the other Loan Documents, as applicable, from a Non-Paying Cross-Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Cross-Guaranteed Obligations. This provision is for the benefit of both Bank and the Loan Parties and may be enforced by any one, or more, or all of them in accordance with the terms hereof. It is a material objective of Section 2.14(x) and this Section 2.14(xi) that the Loan Parties recognize ratable rights of contribution from each other and have an equitable allocation of liabilities among them rather than be deemed to be insolvent (or in contemplation thereof) by reason of an arbitrary interpretation of this Cross-Guaranty, the Joint and Several Provisions, or any other Loan Document.

(l)          The liability of each Borrower as a Cross-Guarantor under this Section 2.14 is in addition to and shall be cumulative with all Obligations of such Borrower to Bank under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations of the other Loan Parties, without any limitation as to amount (subject, in the case of this Cross-Guaranty or the Joint and Several Provisions, to Section 2.14(j)), unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

2.15         Banking Services; Third Party Deposit Accounts. So long as any Obligations remain outstanding, Borrowers will maintain their banking services with Bank and will grant Bank the first and last opportunity to provide any banking services required by any Borrower. Borrowers will diligently use all reasonable efforts to cause its Account Debtors, as required by this Agreement, to begin making payment directly to a Lock Box or Cash Collateral Account as quickly as possible and, in any event, within 90 days after the Closing Date. The interim use of any Third Party Deposit Account will not diminish or alter any Borrower’s obligations under this Section 3. Borrowers will use all reasonable commercial efforts to cause all available funds in each Third Party Deposit Account to be transferred each Business Day, at Borrowers’ expense, to the Cash Collateral Account by any method acceptable to Bank, including by depository transfer check (DTC), automated clearing house (ACH) debit, or wire transfer of available funds. Upon Bank’s request, Borrowers shall cause each Third Party Deposit Account to be subject to a Deposit Account Control Agreement in favor of Bank. Any amounts paid by Bank under a Deposit Account Control Agreement shall be part of the Obligations payable by Borrowers upon Bank’s demand. Unless otherwise agreed in writing by Bank, Borrowers will close all Third Party Deposit Accounts on or before the date that is 90 days after the Closing Date.

3.           INTEREST CHARGES; FEES

3.1           Interest on Loans. Borrowers will pay Bank interest on the Obligations as follows:

(i)            Subject to Sections 3.1 and 3.8, the principal sum outstanding shall bear interest at a floating rate per annum equal to the Applicable LIBOR Rate Margin in excess of the LIBOR Rate (the “Interest Rate”). In the event of a change in the LIBOR Rate, the Interest Rate shall be changed immediately, without notice, to the percentage stated above in excess of the LIBOR Rate. Interest shall be calculated based on a 360-day year and charged for the actual number of days elapsed. Interest shall be payable on the first day of each calendar month; provided that the entire principal balance, together with all accrued and unpaid interest and any other charges, advances and fees, if any, outstanding hereunder shall be due and payable in full on the earlier of the Stated Maturity Date or upon acceleration of the Obligations.

(ii)           Notwithstanding anything herein contained to the contrary, if, prior to or during any period with respect to the LIBOR Rate:

(a)          Any change in any law, regulation or official directive, or in the interpretation thereof, by any governmental body charged with the administration thereof, shall make it unlawful for Bank to fund or maintain its funding in Eurodollars of any portion of the Revolving Loans subject to the LIBOR Rate or otherwise to give effect to Bank’s obligations as contemplated hereby; or

26

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

(b)          One-month LIBOR Rate deposits are not readily available in the London Inter-Bank Offered Rate Market, or that, by reason of circumstances affecting such market, adequate and reasonable methods do not exist for ascertaining the rate of interest applicable to such deposits,

Then, Bank may, by telephonic notice to Borrowers, declare Bank’s obligations in respect of the LIBOR Rate to be terminated forthwith, and upon such notice, (I) the LIBOR Rate with respect to Bank shall forthwith cease to be in effect, and (II) amounts outstanding hereunder shall bear interest from and after such date at a rate equal to a floating rate per annum equal to the Applicable Prime Rate Margin in excess of the Prime Rate.

(iii)        Upon the occurrence and during the continuation of an Event of Default, Borrowers agree to pay to Bank, and Borrowers agree that Bank may increase the Interest Rate to, in each case without notice, the Default Rate.

3.2           Additional Costs. Borrowers hereby agree to reimburse and indemnify Bank from all increased costs or fees incurred by Bank subsequent to the date hereof relating to the offering of rates of interest based upon the LIBOR Rate. Without limiting the generality of the foregoing, if any change (a “Change”) since the Closing Date in any law, regulation or official directive (including, without limitation, any request, rule, guideline or directive (1) in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) or (2) enacted, promulgated, adopted, issued or implemented by the Bank of International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), or the United States financial regulatory authorities), or in any interpretation thereof by any governmental body charged with the administration of any of the foregoing, shall:

(i)        increase the cost to Bank, by an amount which Bank deems to be material, of making, converting into, continuing or maintaining Revolving Loans bearing interest based upon the LIBOR Rate or to reduce any amount receivable hereunder in respect thereof, or

(ii)        have the effect of reducing the rate of return on Bank’s capital as a consequence of its obligations hereunder to a level below that which Bank could have achieved but for such change by an amount deemed by Bank to be material, then, in any such case, after submission by Bank to Borrowers of a written request therefor, Borrowers shall pay Bank any additional amounts necessary to compensate Bank for such increased cost or reduction. Bank agrees that, upon the occurrence of any event giving rise to the operation of this paragraph, it will use reasonable efforts to designate another lending office (if possible) for any Revolving Loans affected by such event with the object of avoiding the consequences of such event; provided that no such designation shall be required unless such designation can be made on terms that, in the reasonable judgment of Bank, cause Bank and its lending office(s) to suffer no material economic, legal or regulatory disadvantage. Notwithstanding anything to the contrary contained herein, for all purposes of the Loan Documents, all requests, rules, guidelines and directives (A) in connection with the Dodd-Frank Act or (B) enacted, promulgated, adopted, issued or implemented by the Bank of International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), or the United States financial regulatory authorities shall, in each case, be deemed to constitute a Change regardless of the date on which such request, rule, guideline or directive was enacted, promulgated, adopted, issued or implemented. A certificate of Bank setting forth the amount or amounts necessary to compensate Bank as specified in this paragraph and delivered to Borrowers shall be conclusive absent manifest error. Borrowers shall pay Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

3.3          Collateral Monitoring Fee; Closing Fee.

(i)          Commencing on October 1, 2012, and continuing on the first Business Day of each and every calendar month thereafter until the Payment in Full of the Obligations (and, as applicable, on the date this Agreement is terminated as provided in Section 11), Borrowers will pay to Bank a collateral monitoring fee equal to $750.00 (“Collateral Monitoring Fee”). Each payment of the Collateral Monitoring Fee is deemed fully earned and non-refundable when paid.

(ii)         On the Closing Date, Borrowers shall pay to Bank a nonrefundable loan fee in the aggregate amount of $85,000 (the “Closing Fee”). The Closing Fee shall be in addition to Borrowers’ reimbursement of Bank’s costs and expenses as required by this Agreement or the other Loan Documents and shall be fully earned upon closing.

27

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

3.4           Unused Commitment Fee. On the first Business Day of each and every calendar month until the Obligations are fully paid and satisfied (and, as applicable, on the date this Agreement is terminated as provided in Section 11), Borrowers will pay to Bank an Unused Commitment Fee in an amount equal to the result obtained by multiplying (i) the difference between (a) the then applicable Revolving Commitment and (b) the average daily Revolving Loans advanced to Borrowers during the preceding calendar month (or portion thereof during which any portion of the Revolving Loans (including the then Letter of Credit Reserve), was outstanding or during which this Agreement was in full force and effect) for which the Unused Commitment Fee is being determined by (ii) the result obtained (expressed as a percentage) by multiplying the Applicable Unused Commitment Fee by a fraction, the numerator of which is the number of days in such calendar month during which this Agreement was in full force and effect (or during which any portion of the Revolving Loans (including the then Letter of Credit Reserve) was outstanding) and the denominator of which is 360.

3.5           Letter of Credit Fees. Borrowers will pay to Bank, with respect to each Letter of Credit, a per annum fee (“LOC Fee”) equal to the then Applicable LOC Fee on the amount available to be drawn under each Letter of Credit from, and including, the issuance date of the Letter of Credit to and including the expiry date thereof (or, if earlier, the date on which the Letter of Credit is returned to Bank and is canceled). In addition, Borrowers will pay to Bank, on its demand for payment, Bank’s then current issuance, opening, closing, transfer, amendment, draw, renewal, negotiation and other letter of credit Collateral Monitoring Fees, charges and out of pocket expenses with respect to each Letter of Credit. The LOC Fee is fully earned by Bank when paid and will be due and payable in advance on the issuance of each Letter of Credit and, if applicable, upon each renewal thereof. The LOC Fee will be calculated on the basis of the actual number of days elapsed in a 360-day year. Notwithstanding anything to the contrary in this Section 3.5 or any Letter of Credit Document, if any Letter of Credit is cancelled for any reason before the stated expiry date thereof, any LOC Fee paid in advance will not be refunded and will be retained by Bank solely for its account.

3.6           Calculation of Certain Charges. Accrued interest charges will be payable to Bank on each Interest Payment Date. Except the fees and expenses set forth in Sections 3.2, 3.3 and 3.5, which shall be paid in accordance with such Sections, all such charges and other fees shall be paid in arrears.

3.7           Payments; Charging Loan Account. Each Borrower promises to pay and to perform, observe and comply with when due all of the Obligations. All payments to be made by Borrowers on account of the Obligations will be made by Borrowers without setoff, deduction, offset, recoupment or counterclaim in immediately available funds. Each Borrower hereby authorizes Bank, at Bank’s option, to charge any account of any Borrower at Bank or charge or increase the Revolving Loans, as a LIBOR Rate Loan, for the payment or repayment of any interest or principal of the Loans, any fees, charges or other amounts due to Bank under the Loan Documents, or any of the other Obligations.

3.8           Maximum Rate. Notwithstanding any provision to the contrary in this Agreement or any other Loan Document, in no event shall the interest rate charged on the Obligations exceed the maximum rate of interest permitted under applicable state and/or federal usury law. Any payment of interest that would be deemed unlawful under applicable law for any reason shall be deemed received on account of, and will automatically be applied to reduce, the principal sum outstanding and any other sums (other than interest) due and payable to Bank under this Agreement and the other Loan Documents, and the provisions hereof shall be deemed amended to provide for the highest rate of interest permitted under applicable law.

4.          MONTHLY LOAN ACTIVITY ACCOUNTINGS. Bank will provide Borrowers with a statement of advances, charges and payments made pursuant to this Agreement in accordance with Bank’s normal practices, and such account rendered by Bank shall be prima facie evidence of the amount of the Obligations owing and unpaid by Borrowers and shall be deemed to be an account stated and binding as against Borrowers unless a written statement of Borrowers’ or Bank’s exceptions is received by the other within 30 days after the statement is mailed to Borrowers; however, Bank will have no obligation to correct any error or errors specified by Borrowers unless Bank, in its discretion exercised in a commercially reasonable manner, believes that an error was made. If any error is a manifest error, Borrowers or Bank shall have one year to raise the exception.

5.          SECURITY. The Obligations shall be secured (in such order as may be determined by Bank in its discretion) by a first priority Lien on all Loan Collateral (subject to Permitted Liens), including a first priority security interest in all of the Collateral pursuant to the Security Agreement and accompanying financing statements.

28

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

6.           FURTHER ASSURANCES. Each Borrower agrees to execute and deliver or cause to be executed and delivered any and all further documents and instruments and to take any and all further actions as may be determined by Bank to be necessary or appropriate to the transactions contemplated herein or in the other Loan Documents.

7.           RECEIVABLES; INVENTORY.

7.1           Agreements Regarding Receivables. No Borrower may backdate, postdate or redate any of its invoices. No Borrower may make any sales on extended dating or credit terms beyond that customary in such Borrower’s industry and consented to in advance by Bank, which consent shall not be unreasonably withheld. In addition to the Borrowing Base Certificate to be delivered in accordance with Section 8.3, Borrowers shall notify Bank promptly upon Borrowers’ learning thereof, in the event any Eligible Receivable or any Eligible Unbilled Revenue becomes ineligible for any reason, other than the aging of such Receivable, and of the reasons for such ineligibility. Borrowers shall also notify Bank promptly of all material disputes and claims with respect to their Receivables, and Borrowers will settle or adjust such material disputes and claims at no expense to Bank; however, Borrowers may not, without Bank’s consent, which consent shall not be unreasonably withheld, grant (i) any discount, credit or allowance in respect of their Receivables (a) which is outside the ordinary course of the applicable Borrower’s business or (b) which discount, credit or allowance exceeds an amount equal to $50,000 in the aggregate with respect to any individual Receivable or (ii) any materially adverse extension, compromise or settlement to any customer or account debtor with respect to any then Eligible Receivable or Eligible Unbilled Revenue. Nothing permitted by this Section 7.1 or Section 7.2, however, may be construed to alter in any way the criteria for Eligible Receivables or Eligible Unbilled Revenue provided in Section 1.1.

7.2           Agreements Regarding Inventory. Borrowers shall notify Bank promptly of all material returns and recoveries of Inventory. Without obtaining Bank’s prior consent, which consent shall not be unreasonably withheld, and in compliance with the applicable terms of the Security Agreement, Borrowers will not (i) accept any returns of Inventory outside the ordinary course of the applicable Borrower’s business, (ii) enter into any agreement, practice, arrangement, or transaction under which title to, or ownership of, any Inventory which is being sold by any Borrower is, or purports to be, transferred to, or held by, a Person other than Borrowers before such Inventory is delivered to such Person by Borrowers, (iii) make a sale of Inventory to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or any other repurchase or return basis, or (iv) store any Inventory with, or place any Inventory in the possession or control of, any bailee, processor, warehouseman, consignee or any other Person, not a party to a bailee, warehouseman or similar agreement with Bank, under any arrangement, practice or agreement (oral or written).

8.            EXAMINATION OF LOAN COLLATERAL; REPORTING.

8.1           Maintenance of Books and Records. Borrowers shall keep and maintain complete books of account, records and files with respect to their business in accordance with GAAP consistently applied and shall accurately and completely record all transactions therein.

8.2           Access and Inspection. Bank may at all times during normal business hours have (i) access to, and the right to examine and inspect, all of Borrowers’ real and personal property and (ii) access to, and the right to inspect, audit and make extracts from, all of Borrowers’ records, files and books of account, and Borrowers shall execute and deliver at the request of Bank such instruments as may be necessary for Bank to obtain such information concerning the business of Borrowers as Bank may require from any Person; however, unless an Event of Default has occurred and is continuing, Bank will give Borrowers reasonable advance notice before it makes the inspections and examinations at any office or place of business of Borrowers. Borrowers shall furnish Bank at reasonable intervals with such statements and reports regarding Borrowers’ financial condition and the results of Borrowers’ operations, in addition to those hereinafter required, and such other information as Bank may reasonably request from time to time.

8.3           Reporting Regarding Receivables, Payables, and Balances; Borrowing Base Certificates. Within 30 days after the end of each fiscal month, Borrowers will furnish Bank with a statement of Borrowers’ accounts receivable and accounts payable balances, in such detail as Bank may request in its discretion exercised in good faith, attested by an officer of Borrowers. On each such statement, accounts receivable and accounts payable will be broken down into categories including those receivables or payables due within 30-days, 60-days, 90-days, 120-days, and 150-days from the date of the statement. Within 30 days after the end of each calendar month, Borrowers will furnish Bank a Borrowing Base Certificate, in the form attached hereto as Exhibit A (“Borrowing Base Certificate”), with respect to the Revolving Loans. Each Borrowing Base Certificate shall be accompanied by documentation supporting and reconciling the amounts listed in such Borrowing Base Certificate to the monthly financial statements for the applicable calendar month, and such other documentation requested by Bank from time to time.

29

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

8.4           Reporting Regarding Government Contracts. Not less frequently than monthly, by no later than the 30th day of each month, Borrowers shall deliver to Bank to Bank a certificate in a form of Exhibit B which reports any material amendment to each Government Contract existing as of the Closing Date, each Government Contract arising or renewed after the Closing Date, each payment bond or performance bond, and the associated surety, relating to each existing and new contract, including each Government Contract. Not less frequently than quarterly, such certificate shall also report the type of pricing and percentage of revenue associated therewith with respect to each Government Contract (i.e., fixed price, cost plus or time and materials, or any other type of pricing). In addition, Borrowers shall, in every instance in the Loan Documents where copies of, or updates regarding, any Government Contracts are required to be delivered to Bank, also deliver the same to counsel to Bank.

8.5           Monthly Financial Statements; Payable Information. Promptly when available and in any event not later than 30 days after the end of each calendar month occurring after the Closing Date, Borrowers shall furnish to Bank a monthly income statement, balance sheet and changes in its cash flows, (a) showing Borrowers’ financial condition and the results of Borrowers’ operations for the periods covered by such statements in such detail as Bank may from time to time require, (b) prepared in accordance with GAAP consistently applied (except as otherwise disclosed to Bank to the extent such exceptions are acceptable to Bank), and (c) containing all disclosures required to fully and accurately present the financial position and results of operations of Borrowers (subject to normal year-end adjustments and the omission of footnotes) and to make such statements not misleading under the circumstances. By no later than the 30th day after the end of each fiscal month end, or sooner if available, Borrowers shall deliver to Bank monthly agings of accounts payable listed by invoice date, in each case reconciled to Borrowers’ general ledger for the end of such month, in such format as is specified by Bank from time to time.

8.6           Annual Projections. Promptly when available and in any event not later than 30 days after the commencement of each of Borrowers’ Fiscal Years, Borrowers shall furnish to Bank detailed projections for such Fiscal Year setting forth projected income and cash flow for each month, the monthly operating budget, the monthly balance sheet, and the monthly borrowing availability of Borrowers, in each case accompanied by a certificate of Borrowers’ chief financial officer, countersigned by Borrowers’ chief executive officer, stating (i) the assumptions on which the projections were prepared, (ii) that the assumptions, except as otherwise noted, were prepared on a consistent basis with the operation of Borrowers’ business during the immediately preceding Fiscal Year and with factors known to exist as of the date of the certificate or reasonably anticipated to exist during the periods covered by the projections, and (iii) that the officers signing the certificate have no reason to believe that the projections are incorrect or misleading in any material respect.

8.7           Annual Financial Statements. Promptly when available and in any event not later than 120 days after the end of each of Borrowers’ Fiscal Years, Borrowers shall submit to Bank consolidated and consolidating financial statements for the Consolidated Group, showing the financial condition, the results of operations, a balance sheet and related statements of income, stockholders’ equity, and changes in cash flows and financial position for the year then ended. All of the foregoing annual financial statements must be audited in accordance with generally accepted auditing standards by an independent certified public accounting firm acceptable to Bank and shall be prepared and presented in accordance with GAAP consistently applied, and shall be accompanied by an audit report of Borrowers’ independent certified public accountants. The annual financial statements shall be accompanied by the supplemental consolidating information report of such auditors with respect to such consolidating statements in a manner reasonably satisfactory to the Bank.

8.8           Management Reports. Borrowers shall furnish to Bank promptly on receipt copies of all management letters and any other material reports provided by Borrowers’ independent accountants. Each Borrower hereby authorizes Bank to communicate directly with Borrowers’ independent accountants to discuss Borrowers’ affairs, finances, accounts and such other matters as Bank deems necessary.

8.9           Comparisons to Financials; Certificates. With each monthly or annual financial statement submitted by Borrowers to Bank under Sections 8.5 and 8.7, Borrowers will deliver to Bank a certificate signed by the chief financial officer of Borrowers in the form of Exhibit C.

9.          WARRANTIES, REPRESENTATIONS AND COVENANTS. In order to induce Bank to enter into this Agreement and to make Loans hereunder, each Borrower warrants, represents and covenants that, as of the date hereof, any date upon which a Loan is made hereunder, and until the Obligations are fully paid, performed and satisfied, the representations, warranties and covenants set forth in this Section 9 are and shall remain true.

30

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

9.1           Corporate Status. EQMI is duly organized and is and shall remain validly existing and in good standing under the laws of Ohio, and EQE is duly organized and is and shall remain validly existing and in good standing under the laws of Indiana. Each Borrower (i) is and shall remain qualified to do business as a foreign corporation (or, as it respects EQE, a foreign limited liability company) under the laws of the jurisdictions listed on Schedule 9.1 and under the laws of each other jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect, and (ii) has and shall maintain all requisite power and authority, corporate or otherwise, to conduct its business, to own its property, to execute, deliver and perform all of its obligations under this Agreement and each of the other Loan Documents, and to grant the Liens on the Loan Collateral. No Borrower is (a) an “investment company”, (b) an “investment adviser”, (c) a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended, or (d) a “holding company” as that term is defined in, and is not otherwise subject to regulation under, the Public Utility Holding Company Act of 1935, as amended. EQMI is a contractor in good standing with the United States, and is a “small business” under the United States Small Business Administration guidelines.

9.2           Due Authorization; Validity. The signing and delivery of the Loan Documents, the performance by each Borrower of its Obligations under the Loan Documents, and the grant of the Liens on or security interests in, the Loan Collateral to Bank have been duly authorized by all requisite corporate or limited liability company action, as applicable, of such Borrower. This Agreement and each of the other Loan Documents have been duly executed and delivered by Borrowers, and each will constitute, upon the due execution and delivery thereof, the legal, valid, and binding obligations of Borrowers enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

9.3           No Violation. The execution, delivery and performance by Borrowers of this Agreement and the other Loan Documents and the grant of the Liens on or security interests in the Loan Collateral to Bank, do not and will not (i) constitute a violation of any applicable law, except where such violation, in each case, could not reasonably be expected to have a Material Adverse Effect, (ii) constitute a breach of any provision contained in any Borrower’s, as applicable, Articles of Incorporation, Articles of Organization, Code of Regulations, or Operating Agreement, or any other governing or other organization documents of Borrowers or contained in any order of any court or other Governmental Authority or in any Applicable Agreement, except where such violation, in each case, could not reasonably be expected to have a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien on any of any Borrower’s properties (other than in favor of Bank hereunder).

9.4           Use of Loan Proceeds. Borrowers’ uses of the proceeds of the Loans made by Bank to Borrowers pursuant to this Agreement are, and will continue to be, legal and proper corporate uses (duly authorized by Borrowers’ Board of Directors or managers, as applicable). Such uses do not and shall not violate any applicable laws or statutes as in effect as of the date hereof or hereafter. The Loans are not and shall not be secured, directly or indirectly, by any stock for the purpose of purchasing or carrying any margin stock or for any purpose which would violate either Regulation U, 12 C.F.R. Part 221, or Regulation X, 12 C.F.R. Part 224, promulgated by the Board of Governors of the Federal Reserve System.

9.5           Management; Ownership of Assets; Licenses; Patents; Government Contracts. Each Borrower employs and shall continue to employ active, full-time, professional management adequate to handle its affairs, and each Borrower has, and will continue to have, adequate employees, assets, governmental approvals, licenses, permits, patents, copyrights, trademarks and trade names necessary to continue to conduct its business as heretofore and hereafter conducted by it, and all of Borrowers’ registered patents, copyrights, trademarks and trade names and all licenses of any patents, trademarks, and copyrights to Borrowers existing as of the Closing Date are described in Schedule 9.5. Each Government Contract with respect to which products or services remains to be performed by any Borrower, or with respect to which money is due to, or to be invoiced by or on behalf of any Borrower thereunder, is described in Schedule 9.5. Borrowers are permitted under the terms of each Government Contract to submit invoices not less frequently that once per month. Each Borrower (i) is currently satisfactorily performing all of its requirements under the Government Contracts and has no basis to believe that its performance under the Government Contracts is unsatisfactory or not otherwise fully compliant with the stated requirements of each Government Contract, (ii) is currently not in breach of any of its contractual obligations under each Government Contract and has no reason to believe otherwise, is not, nor is any Affiliate of Borrowers, currently suspended or debarred from doing business with any Governmental Authority, (iii) is not, nor is any Affiliate of Borrowers, currently under investigation by a Governmental Authority, contracting agency, or Office of Inspector General, and (iv) is not, nor is any Affiliate of Borrowers, currently subject to the terms and conditions of an administrative settlement agreement. Each Government Contract was awarded based solely on the merits and was not the product of procurement fraud, artifice, collusion, bid rigging, kick-back, illegal gratuity, or other violation of applicable laws. The code of conduct or statement of ethical standards included as an attachment to Schedule 9.5 is in effect and is currently applicable to all officers, directors, owners, managers and employees of Borrowers. Borrowers’ accounting system has been reviewed and approved by the government audit agency tasked with conducting such reviews. Borrowers have developed and implemented a small business subcontracting plan in accordance with the terms and conditions of those contracts that require such; Borrowers are fully compliant with those contract requirements; and each Borrower covenants that it shall remain in full compliance with its small business subcontracting plan as applicable to each contract requiring such.

31

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

9.6           Indebtedness. Except for (i) Indebtedness disclosed in the Financials delivered on or before the Closing Date, (ii) the Obligations, (iii) Indebtedness (a) which is unsecured, (b) which is not for borrowed money, (c) which has been incurred in the ordinary course of Borrowers’ business, (d) which is not otherwise prohibited under any provision of this Agreement, and (e) the nonpayment of or other default under which it could not reasonably be expected to have a Material Adverse Effect, (iv) the Beacon Noteholder Subordinated Debt, Additional Beacon Noteholder Subordinated Debt, and the December 2011 Beacon Noteholder Subordinated Debt, and (v) other Indebtedness permitted to be incurred or paid by Borrowers pursuant to Section 10.10, Borrowers have no Indebtedness. Except as otherwise set forth or reflected in the Financials, no Borrower has guaranteed the obligations of any Person (except for the Cross-Guaranty and by indorsement of negotiable instruments payable at sight for deposit or collection or similar banking transactions in the usual course of Borrowers’ business).

9.7           Title to Property; No Liens. Each Borrower has (i) good and indefeasible title to, and ownership of, all of its personal property, exclusive of property for which it has only a leasehold estate, including the Collateral and (ii) good and marketable fee simple title to all real property owned by it, in each case free and clear of all Liens except to the extent of Permitted Liens.

9.8           Restrictions; Labor Disputes; Labor Contracts. Except as described in Schedule 9.8, no Borrower, to its knowledge, is a party or subject to, any charge, corporate restriction, judgment, decree or order, for which such Borrower’s compliance or non-compliance could reasonably be expected to have a Material Adverse Effect. Except as described on Schedule 9.8, no Borrower is, as of the Closing Date, (i) a party to any written collective bargaining agreement or other labor contract or (ii) the subject of any labor dispute. As of the Closing Date, no collective bargaining agreement or other labor contract identified on Schedule 9.8 is scheduled to expire during the term of this Agreement except as described on Schedule 9.8. To the Borrowers’ knowledge, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of any Borrower or any of its Subsidiaries or for any similar purpose. To Borrowers’ knowledge, after due inquiry, no key employee of any Borrower is subject to any agreement in favor of anyone other than Borrowers which restricts or limits that individual’s right to engage in the type of business activity conducted by Borrowers in any manner which could materially impair the ability of such individual to carry out his or her duties with Borrowers or to use any property or confidential information or which grants to any Person, other than Borrowers, any rights to inventions or other ideas susceptible to legal protection developed or conceived by any such key employee of Borrowers.

9.9           No Violation of Law. Except as described on Schedule 9.9, Borrowers are not in violation of any applicable statute, regulation or ordinance of any Governmental Authority (including any such statute, regulation or ordinance relating to ecology, human health or the environment), which violation could reasonably be expected to have a Material Adverse Effect. All Inventory manufactured and produced by any Borrower as of the Closing Date has, to its knowledge, been manufactured and produced in compliance with all applicable requirements of Sections 6, 7 and 12 of the Fair Labor Standards Act, as amended, and all applicable regulations and orders of the United States Department of Labor.

9.10         Hazardous Substances. Except as described on Schedule 9.10, (i) no investigations, inquiries, orders, hearings, actions or other proceedings by or before any Governmental Authority are pending or, to the knowledge of Borrowers, threatened in connection with any Environmental Activity or alleged Environmental Activity; (ii) to Borrowers’ knowledge, no Hazardous Substances have been integrated into any of any Borrower’s property, or any component thereof in such manner or quantity as could reasonably be expected to or in fact does (a) violate any applicable Environmental Law or (b) materially and adversely affect the value of any Borrower’s Facility; (iii) to Borrowers’ knowledge, the Use of any Borrower’s property does not result in any Environmental Activity in violation of any applicable Environmental Requirements; (iv) to Borrowers’ knowledge, no occurrence or condition on any real property adjoining or in the vicinity of any Borrower’s Facility exists which could reasonably be expected to cause such Borrower’s Facility to be subject to any restrictions on ownership, occupancy, transferability or operation under any Environmental Requirements as of the Closing Date; (v) to Borrowers’ knowledge, none of Borrower’s Facilities prior to when Borrowers have owned or leased them has been used for the disposal of Hazardous Substances or was the site of any Release of Hazardous Substances in violation of applicable Environmental Laws; (vi) none of Borrowers’ business operations have contaminated the lands, waters or other property of others with Hazardous Substances in violation of applicable Environmental Laws; (vii) no underground or above ground storage tank (regardless of contents) has been in the past, or is as of the Closing Date, located on, at or beneath any Borrower’s Facility; and (viii) none of Borrower’s Facilities since Borrowers have owned or leased them has been used by Borrowers for the production, treatment, storage, generation, disposal or Release of any Hazardous Substance other than in accordance with applicable Environmental Laws.

32

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

9.11         Absence of Default. Borrowers are not in default under any Applicable Agreement and have not received any notice of breach, termination or acceleration or demand for adequate assurances under any Applicable Agreement. Without limiting the generality of the foregoing, Borrowers are not presently and have not within the past twenty four months been in default under the terms of any payment bond or performance bond.

9.12         Accuracy of Financials; No Material Changes. The Financials (i) have been prepared in accordance with GAAP consistently applied and are true, correct and complete in all material respects and (ii) fairly present Borrowers’ assets, liabilities and financial condition and results of operations and those of such other Persons described therein as of the date thereof (subject to normal year-end adjustments and the lack of footnotes in the case of monthly or pro forma Financials). There are no omissions from the Financials or other facts or circumstances not reflected in the Financials which are material, and there has been no change in any Borrower’s assets, liabilities or financial condition since the date of the Financials nor has there been any damage to or loss of any of any Borrower’s assets or properties since such date that could reasonably be expected to have a Material Adverse Effect. Borrowers’ outstanding advances to any Person do not constitute any equity or long term investment in any Person which is not reflected in the Financials. Borrowers’ Fiscal Year is from January 1 to December 31.

9.13         Pension Plans. Except as described on Schedule 9.13, neither Borrowers nor any Controlled Group member has ever sponsored, maintained, or contributed (or become obligated to sponsor, maintain, or contribute) to a Pension Plan subject to Title IV of ERISA. Neither Borrowers nor any Controlled Group member has ever sponsored, maintained, or contributed (or become obligated to sponsor, maintain, or contribute) to any “multiemployer plan” (as defined in Section 3(37) of ERISA). No “prohibited transaction” (as defined in Section 406 of ERISA) for which no statutory or class exemption exists under Section 407 or 408 of ERISA, and no Reportable Event has occurred or is continuing as to any Pension Plan of any Borrower or any Controlled Group member, which poses a threat of the imposition of taxes or penalties against such Pension Plans (or trusts related thereto), any Borrower or any Controlled Group member, the imposition or payment of which could have a Material Adverse Effect. Each Pension Plan that is intended to meet the requirements of qualified pension benefit plans under Sections 401(a) and 501(a) of the Internal Revenue Code has received a current favorable determination letter to that effect under the Internal Revenue Code, and neither Borrowers nor, to Borrowers’ knowledge (after making due inquiries), any Controlled Group member has violated such requirements with respect to any Pension Plan.

9.14         Taxes and Other Charges. Borrowers have filed all federal, state and local tax returns and other reports which they are required by law to file, except where the failure to so file could not reasonably be expected to have a Material Adverse Effect. All of such tax returns and reports accurately and properly reflect the taxes due for the periods covered thereby. Borrowers have paid all taxes, assessments and other similar charges that are due and payable as of the Closing Date except for any such taxes, assessments or charges which are being contested in good faith in accordance with the terms of Section 10.9. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, Borrowers have withheld all employee and similar taxes which they are required by law to withhold and have maintained adequate reserves for the payment of all taxes and similar charges. No tax Liens have been filed with respect to any Borrower and, to the knowledge of Borrowers (after due inquiry), no claims are being asserted with respect to any such taxes, assessments or charges (and no basis exists for any such claims). There are not in effect any waivers of applicable statutes of limitations for federal, foreign, state or local taxes for any period. No Borrower is a party to any tax-sharing agreement or arrangement.

9.15         No Litigation. Except as described on Schedule 9.15, there is not, as of the Closing Date, any litigation, action or proceeding pending or, to Borrowers’ knowledge (after due inquiry), threatened in writing, against any Borrower.

9.16         No Brokerage Fee. No brokerage, finder’s or similar fee or commission is due to any Person by reason of any Borrower entering into this Agreement or by reason of any of the transactions contemplated hereby, and Borrowers shall indemnify and hold Bank harmless from all such fees and commissions.

33

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

9.17         Affiliates. All Persons who are Borrowers’ Affiliates are identified in Schedule 9.17. Except as set forth in Schedule 9.17, no Borrower has any Subsidiaries. Except pursuant to written agreements for Permitted Joint Ventures that have been delivered to Bank, or as set forth on Schedule 9.17, no Affiliate of any Borrower (i) sells or leases any goods or real property to any Borrower, (ii) sells any services to any Borrower, (iii) purchases or leases any goods or real property, or purchases any services from, any Borrower, or (iv) is a party to any contract or commitment with any Borrower other than the Employment Agreements.

9.18         Capitalization; Warrants. Schedule 9.18 sets forth the number of shares of Capital Stock of Borrowers which are authorized and the number of such shares which are outstanding. Each outstanding share of Capital Stock is a common share and is duly authorized, validly issued, fully paid and nonassessable. Set forth in Schedule 9.18 is a complete and accurate list of all Persons who are record and beneficial owners of the Capital Stock of Borrowers. All warrants, subscriptions, options, instruments, rights and agreements under which any shares of Capital Stock of Borrowers are or may be redeemed, retired, converted, encumbered, bought, sold or issued are described in Schedule 9.18.

9.19         Noncompetition Agreements. Except as set forth in Schedule 9.19, no Borrower is subject to any contract or agreement containing a covenant not to compete in any line of business with any Person.

9.20         Deposit and Other Accounts. All of the accounts maintained by any Borrower with any bank, brokerage house or other financial institution are set forth in Schedule 9.20, and none of such other accounts (other than accounts designated as “Payroll Accounts” or “Disbursement Accounts”) is subject to withdrawal other than by transfers of amounts therein to the Cash Collateral Accounts.

9.21         Solvency. Borrowers and each of their Affiliates (exclusive of a Borrower’s officers, stockholders and directors), as the case may be, will be Solvent after (i) receipt and application of the Loans in accordance with the terms of this Agreement, (ii) the execution and delivery of this Agreement and the other Loan Documents to which any of them is a party, and (iii) the filing of any financing statements or other perfecting notices or actions in connection with this Agreement.

9.22         Full Disclosure. No representation or warranty made by any Borrower in this Agreement, any other Loan Document to which it is a party, or in any other document furnished from time to time in connection herewith or therewith contains or will contain at the time such representation is made or such document furnished, any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading when read as a whole together with all other representations and warranties related thereto and Parent’s publicly available filings with the Securities and Exchange Commission.

9.23         Casualties. Neither the business nor the properties of any Borrower are affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty loss (whether or not covered by insurance) which could reasonably be expected to have a Material Adverse Effect.

9.24         Leases. Except as listed on Schedule 9.24, no Borrower is a party to any lease, assignment, sublease, or other agreement relating to any real property or leasehold interest in real property, or any material equipment or other material personal property. Schedule 9.24 correctly sets forth each lease, assignment, sublease and other agreement, existing as of the Closing Date, to which a Borrower is a party relating to (i) any real property or leasehold interest in real property or (ii) any material equipment or other material personal property.

9.25         Insurance Policies. Schedule 9.25 correctly sets forth as of the Closing Date all of the insurance policies maintained by Borrowers, including the carriers thereof, and the types of coverage and insured amounts covered thereby. Schedule 9.25 correctly sets forth all sureties and bonding companies who presently have or hold payment and performance bonds in support of any contract where a Borrower is a party.

9.26         Consents. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery and performance by Borrower of any Loan Document to which it is or will be a party.

9.27         Specifically Designated National and Blocked Persons. No Borrower nor any of its Affiliates is a country, individual, or entity named on the Specifically Designated Nationals and Blocked Persons (SDN) list issued by the Office of Foreign Asset Control of the Department of the Treasury of the United States.

34

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

9.28         Updating Representations and Warranties. To the extent necessary to cause the representations and warranties set forth in Section 9 to remain true, complete and accurate as of the date hereof and as of each day on which a Loan is made hereunder, Borrowers shall update in writing any Schedules provided for in Section 9 promptly upon learning of any circumstance which may have the effect of making any such representation or warranty contained in Section 9 untrue or misleading. The requirement of Borrowers to update any Schedule provided for herein is not, and may not be construed to be, a cure of any Event of Default occurring prior to any such update or existing at the time of any such update without the written waiver of such Event of Default by Bank.

10.         COVENANTS. Until the Payment in Full of the Obligations, each Borrower will observe, perform, and comply with each of the covenants set forth below in this Section 10.

10.1         Payment of Certain Expenses. Borrowers will pay to Bank immediately on Bank’s written demand any and all fees, costs and expenses which Bank pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to Borrowers, or any other Person on any Borrower’s behalf, by Bank of proceeds of Loans made by Bank to Borrowers (or any one of more of them) pursuant to this Agreement, and (ii) the depositing for collection by Bank of any check or item of payment received or delivered to Bank on account of the Obligations. Borrowers will reimburse Bank, immediately, for any claims asserted by any bank at which a blocked account is established for the deposit of proceeds of the Loan Collateral in connection with such blocked account or any returned or uncollected checks received by such bank as proceeds of the Loan Collateral.

10.2         Notice of Litigation. Borrowers will notify Bank in writing, promptly on any Borrower’s learning thereof, of any litigation, suit or administrative proceeding which could reasonably be expected to have a Material Adverse Effect, whether or not the claim is considered by Borrowers to be covered by insurance.

10.3         Notice of ERISA Events. Borrowers will notify Bank in writing (i) at least 5 days prior to the adoption by any Borrower or any Controlled Group member of any Pension Plan subject to Title IV of ERISA; (ii) promptly on the occurrence of any Reportable Event, and (iii) 60 days prior to any termination, partial termination or merger of a Pension Plan or a transfer of a Pension Plan’s assets.

10.4         Notice of Labor Disputes. Borrowers will notify Bank in writing (i), promptly upon any Borrower’s learning thereof, of (a) any labor dispute to which any Borrower may become a party and which could reasonably be expected to have a Material Adverse Effect or (b) any strikes, walkouts, or lockouts relating to any of its plants or other facilities, and (ii) the entering into of any labor contract relating to any of its plants or other facilities.

10.5         Compliance with Laws. Borrowers will comply with the requirements of all applicable laws, statutes, regulations, rules or ordinances of any Governmental Authority, the noncompliance with which could reasonably be expected to have a Material Adverse Effect.

10.6         Notice of Violations of Law, Tax Assessments. Borrowers will notify Bank in writing, promptly upon any Borrower’s learning thereof, of any violation of any law, statute, regulation, rule or ordinance of any Governmental Authority, and of the imposition of any federal, state or local tax withholding or assessment, applicable to any Borrower, the violation or imposition of which could reasonably be expected to have a Material Adverse Effect. Borrowers will (i) provide Bank with copies of all material communications between any Borrower and any Governmental Authorities which relate to Environmental Activities, Environmental Requirements, or Hazardous Substances affecting any Borrower; and (ii) notify Bank promptly after obtaining knowledge of the Release or alleged Release in a reportable quantity (as defined under applicable Environmental Law) of any Hazardous Substances on, in, under or affecting any Borrower’s property or any surrounding area, and any noncompliance with any Environmental Requirement.

10.7         Notice of Violations of Certain Agreements. Borrowers will notify Bank in writing, within three Business Days after the earlier of any Borrower having actual knowledge, or being notified of the occurrence, of any material breach by any Borrower of, a notice of termination or acceleration, or any demand for adequate assurances under, any Applicable Agreement.

10.8         Notice of Customer Defaults. Borrowers will notify Bank in writing, promptly upon any Borrower’s actual knowledge thereof, of any default by any obligor under any material note or other evidence of debt payable to any Borrower or of anything which might have a material adverse effect on the ability of any obligor of any Borrower to pay any Indebtedness owing to any Borrower.

35

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

10.9        Taxes and Charges. Borrowers will (i) file all federal, state and local tax returns and other reports which they are required by law to file, (ii) pay all taxes, assessments and other similar charges that are due and payable, (iii) withhold all employee and similar taxes which they are required by law to withhold, and (iv) maintain adequate reserves for the payment of all taxes and similar charges; provided, however, that no such taxes, assessments or charges need be paid during such period as they are being contested in good faith by Borrowers, in appropriate proceedings promptly commenced and diligently prosecuted, if adequate reserves in accordance with GAAP have been set aside on Borrowers’ books, and the continuance of any such contest does not (a) result in any part of the Loan Collateral or any other property of any Borrower being made the subject of (1) any proceeding in foreclosure, (2) any levy or execution (which shall not have been stayed or dismissed), or (3) any seizure or other loss and (b) prevent Bank from having a perfected first priority security interest in, or as applicable, mortgage Lien on, the Loan Collateral or with respect to future advances made hereunder; and provided, further, that Borrowers will promptly pay such tax, assessment or charge when the dispute is finally settled.

10.10      Indebtedness; Guaranties.

(i)          Other than the Obligations and the Cross-Guaranty, Borrowers will not incur any Indebtedness other than:

(a)          Indebtedness reflected in the Financials delivered on or before the Closing Date so long as such Indebtedness is not secured by any of the Loan Collateral;

(b)          Indebtedness (1) which is unsecured, (2) which is not for borrowed money, or the issuance of any letter of credit, acceptance transaction, or similar credit instrument or facility, (3) which is incurred in the ordinary course of Borrowers’ business, (4) which is not otherwise prohibited under any provision of this Agreement, and (5) for which the incurrence of which could not reasonably be expected to have a Material Adverse Effect;

(c)          Indebtedness in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with the provisions of Section 10.9;

(d)          Indebtedness in respect of judgments or awards which (1) have been vacated, discharged or stayed within 10 days of the entry thereof or have been in force for less than the applicable appeal period so long as execution is not levied thereunder (or in respect of which (A) Borrowers shall at the time in good faith be prosecuting an appeal or proceedings for review and (B) a stay of execution shall have been obtained pending such appeal or review), and (2) (A) are not, in the aggregate for all Borrowers, in an amount in excess of $100,000 (and individually in excess of $50,000) of any available insurance coverage, as determined by Bank in its discretion exercised in good faith, in effect to satisfy such judgments or award for which the insurer has admitted in writing its liability for the full amount thereof and (B) do not have a Material Adverse Effect (regardless of monetary amount or insurance coverage);

(e)          Indebtedness under capitalized leases or purchase money financing if (1) such Indebtedness is not secured by any of the Loan Collateral other than the property so acquired and any identifiable proceeds, (2) any Liens relating to such Indebtedness do not extend to or cover any property of any Borrower other than the property so acquired and any identifiable proceeds therefrom, (3) the principal amount of such capitalized lease or purchase money Indebtedness will not, at the time of the incurrence thereof, exceed the value of the property so acquired; and (4) the total amount of such Indebtedness during any period does not exceed $300,000 in the aggregate for all Borrowers in any Fiscal Year; and

(f)          Indebtedness representing reimbursement obligations and other liabilities of Borrowers with respect to surety bonds (whether payment, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for Borrowers’ account in the ordinary course of Borrowers’ business;

provided, that no Indebtedness otherwise permitted under this Section 10.10 to be incurred shall be permitted to be incurred if, after giving effect to the incurrence thereof, any Event of Default shall have occurred and be continuing.

(ii)         Borrowers will not guaranty or enter into any agreements of guaranty or indemnity of the obligations of any Person (except those guaranties which are in favor of Bank and by indorsement of negotiable instruments payable at sight for deposit or collection or similar banking transactions in the usual course of Borrowers’ business).

36

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

10.11         Restrictions; Labor Disputes. Borrowers will not become a party or subject to any charge, corporate restriction, judgment, decree or order or any labor dispute or enter into any labor contract, agreement or arrangement which, in any case, could reasonably be expected to have a Material Adverse Effect.

10.12         Pension Plans. Borrowers will not, and will not allow any Controlled Group member to, permit any Reportable Event or “prohibited transaction” (as defined in Section 406 of ERISA) for which no statutory or class exemption exists under Sections 407 or 408 of ERISA to occur or to continue as to any Pension Plan of any Borrower or any Controlled Group member, which poses a threat of (i) termination of such Pension Plan (or trust related thereto), which termination could reasonably be expected to have a Material Adverse Effect or (ii) the imposition of taxes or penalties against such Pension Plan (or trust related thereto), any Borrower, or any Controlled Group member, the imposition or payment of which could reasonably be expected to have a Material Adverse Effect. With respect to each Pension Plan that is intended to meet the requirements of qualified pension benefit plans under Sections 401(a) and 501(a) of the Internal Revenue Code, Borrowers and the applicable Controlled Group members shall continue to maintain the qualified status of such Pension Plans, and all contributions to Pension Plans which any Borrower or any member of the Controlled Group is obligated to make shall be timely made when due, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect. Borrowers may not, and Borrowers will not permit any Controlled Group member to, incur any liability to the Pension Benefit Guaranty Corporation, the incurrence of which could reasonably be expected to have a Material Adverse Effect.

10.13         Solvency. Each Borrower will continue to be, and will cause its Affiliates (other than such Borrower’s officers, stockholders or directors) to continue to be, Solvent.

10.14         Property Insurance. Each Borrower will insure all of its real and personal property, including the Loan Collateral, against loss or damage by fire, theft, burglary, pilferage, loss in transit and such other extended coverage hazards as Bank shall specify in amounts and under policies by insurers reasonably acceptable to Bank. The policies or a certificate thereof signed by the insurer evidencing that such insurance coverage is in effect for periods of not less than one year (as measured from the date of renewal) shall be delivered to Bank within five Business Days after the issuance of the policies to Borrowers and after each renewal thereof. All premiums thereon shall be paid by Borrowers when due so as to keep such insurance in full force and effect at all times. Each such policy shall name Bank (and no other party) as lender loss payee and, as appropriate, mortgagee under a New York standard mortgagee clause or other similar clause acceptable to Bank and shall provide that such policy may not be amended or canceled without 30 days prior written notice to Bank. If Borrowers fail to do so, Bank may (but shall not be required to) procure such insurance and charge the cost to Borrowers’ loan account as part of the Obligations payable on demand and secured by the Loan Collateral.

10.15         Liability Insurance. Borrowers will, at all times, maintain in full force and effect such liability insurance with respect to their activities and business interruption, product liability and other insurance as may be reasonably required by Bank, such insurance to be provided by insurer(s) reasonably acceptable to Bank. Such insurance shall name Bank as an additional insured containing a severability of interest/cross-liability endorsement acceptable to Bank.

10.16         Mergers; Acquisitions. No Borrower will merge or consolidate or be merged or consolidated with or into any other Person, or otherwise reorganize, liquidate or wind-up or dissolve itself without the prior written consent of Bank. Other than the Permitted Joint Ventures, Borrowers will not without the prior written consent of Bank (i) purchase or otherwise acquire (a) all or substantially all of the assets of any Person or the assets comprising any line of business or business unit or division or (b) any partnership, joint venture or limited liability company interest in or with any Person or (ii) purchase the securities of, create, invest in, or form any Person (including a Subsidiary).

10.17         Investments. Borrowers will not, and will not permit any Subsidiary to, invest in any Person, whether payment therefor is made in cash or Capital Stock of Parent, any Borrower or any Subsidiary, and whether such investment is by acquisition of Capital Stock or Indebtedness, or by loan, advance, transfer of property out of the ordinary course of Borrowers’ business, capital contribution, equity or other profit sharing interest, extension of credit on terms other than those normal in the ordinary course of Borrowers’ business or otherwise, or deposit with a financial institution except the following and after compliance with the applicable terms of the Security Agreement (a “Permitted Investment”): (i) any evidence of indebtedness issued or directly and fully guaranteed or insured by the United States of or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) in each case maturing not more than three months from the date of acquisition thereof; (ii) certificates of deposit or acceptances of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000 in each case maturing not more than three months from the date of acquisition thereof; (iii) commercial paper issued by a corporation that is not an Affiliate of Borrowers and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by Standard & Poor’s Rating Services or at least P-1 by Moody’s Investors Services in each case maturing not more than three months from the date of acquisition thereof, and (iv) the Permitted Joint Venture Investments; provided that no Permitted Investments under clauses (i), (ii), or (iii) of this Section 10.17 otherwise permitted under this Section 10.17 may be made if (a) any Event of Default has occurred and is continuing or is created thereby or (b), after making the Permitted Investment, any Revolving Loans are then outstanding.

37

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

10.18       Distributions; Loans; Fees. No Borrower will (i) declare or pay Distributions upon any of such Borrower’s Capital Stock, (ii) make any distributions of such Borrower’s assets, (iii) incur, permit, or make any loans, advances or extensions of credit to any Person, including any of such Borrower’s Affiliates, officers, employees, or directors, or (iv) pay any consulting, management or directors’ fees to or for the account of any stockholder, director, officer, or other Affiliate of any Borrower, except that:

(a)          A Borrower may make advances to its officers and employees with respect to expenses incurred by those officers and employees which (1) expenses are (A) ordinary and necessary business expenses and (B) reimbursable by such Borrower and (2) do not exceed in the aggregate for all Borrowers, $25,000, outstanding at any one time;

(b)          Borrowers may make Permitted Joint Venture Advances;

(c)          EQE may make lawful cash Distributions to EQMI;

(d)          EQMI may make Permitted Redemption Distributions;

(e)          EQMI may make Permitted Management Fee Distributions;

(f)          EQMI may make Permitted Other Distributions; and

(g)          EQMI may make Permitted Administrative Advances.

Without limiting the generality of the foregoing, other than Permitted Redemption Distributions, Permitted Other Distributions and Permitted Administrative Advances, EQMI will not (A) declare or pay Distributions upon any of Borrower’s Capital Stock to Parent, (B) make any distributions of EQMI’s assets to Parent or any of Parent’s other Subsidiaries, (C) incur, permit, or make any loans, advances or extensions of credit to Parent or any of Parent’s other Subsidiaries, or (D) pay any consulting, management or directors’ fees to or for the account of Parent or any of Parent’s other Subsidiaries.

10.19         Redemption of Stock. Borrowers will not voluntarily or pursuant to any contractual or other obligations, redeem, retire, purchase, repurchase or otherwise acquire, directly or indirectly, or exercise any call rights relating to, any of Borrowers’ Capital Stock or any other securities now or hereafter issued by Borrowers (including any warrants or options for any Capital Stock of Borrowers).

10.20         Stock Rights. Borrowers will not (i) change the rights or obligations associated with, or the terms of, any class of Capital Stock now issued by any Borrower, (ii) issue any new class of Capital Stock of any Borrower or (iii) make any material amendments to its Articles or Incorporation/Organization.

10.21         Capital Structure; Fiscal Year. Borrowers will not make any change in (i) any Borrower’s capital structure or (ii) any of any Borrower’s business objectives, purposes and operations which could reasonably be expected to have a Material Adverse Effect. Borrowers will not change Borrowers’ Fiscal Year.

10.22         Affiliate Transactions. Borrowers will not enter into, or be a party to, any transaction with any of Borrowers’ Affiliates, except that Borrowers may (i) enter into employment, non-competition and non-solicitation agreements with its employees, (ii) make Permitted Redemption Distributions and pay Permitted Management Fees, and (iii) (a) enter into transactions in the ordinary course of Borrowers’ business pursuant to the reasonable requirements of Borrowers’ business and (b) upon fair and reasonable terms which are fully disclosed to Bank and are no less favorable to Borrowers than Borrowers could obtain in a comparable arm’s length transaction with a Person who is not Borrowers’ Affiliate; however, other than Permitted Intercompany Advances and Permitted Joint Venture Advances, Borrowers may not (1) extend credit to, or have amounts owing from, their Affiliates or (2) pay in whole or in part any Indebtedness of Borrowers to any Affiliate.

38

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

10.23         Operating Account. At all times until the Obligations are fully paid and satisfied, each Borrower will maintain its primary operating account with Bank.

10.24         Sale of Assets. Borrowers will not sell, lease or otherwise dispose of or transfer, whether by sale, merger, consolidation, liquidation, dissolution, or otherwise (including by a sale-leaseback transaction), any of their assets, including the Loan Collateral except: (i) the sale of Inventory in the ordinary course of any Borrower’s business; however, a sale in the ordinary course of any Borrower’s business will not include a transfer in total or partial satisfaction of Indebtedness, (ii) the sale of any item of Equipment for cash in an arm’s-length transaction having a fair market value of less than $100,000 provided that in any 12 month period the total amount of Equipment sold by Borrowers may not exceed an aggregate fair market value equal to $300,000 for all Borrowers, and (iii) dispositions of Equipment (a) which has suffered an event of loss or (b) which is obsolete and not used or useful in Borrowers’ business for cash in an arm’s-length transaction. All of the proceeds from any disposition of any Equipment will be delivered to Bank to be applied by Bank to the permanent repayment of the Obligations in any order that Bank may elect in its discretion exercised in good faith.

10.25         Intervention by Governmental Authority. Borrowers will not permit to occur any seizure by, or the vesting of or intervention by or under the jurisdiction of, any Governmental Authority by which any Borrower’s management is displaced or its authority in the conduct of its business is materially curtailed.

10.26         Levy Against Loan Collateral. Borrowers will not permit (i) any attachment or distraint of any of the Loan Collateral to occur or (ii) any of the Loan Collateral to become subject, at any time, to any mandatory court order or other legal process.

10.27         Judgments. Borrowers will not permit any judgment or award to be rendered against any Borrower (i) (a) in excess of $50,000 (or any number of judgments or awards in excess of $100,000 in the aggregate for all Borrowers) of any available insurance coverage, as determined by Bank in its discretion exercised in good faith, in effect to satisfy such judgments or award for which the insurer has admitted in writing its liability for the full amount thereof or (b) which has a Material Adverse Effect (regardless of monetary amount or insurance coverage), and (ii) which have not been vacated, discharged or stayed within 10 days of the entry thereof.

10.28       Financial Covenants. Borrowers will observe, perform and comply with all of the following financial covenants (collectively, the “Financial Covenants”). The Financial Covenants will be based on Borrowers’ financial performance unconsolidated with any other Person.

(i)          Borrowers will not permit Borrowers’ Fixed Charge Coverage Ratio to be less than 1.20 to 1, as measured on a rolling twelve month basis, as of the end of any Fiscal Quarter or Fiscal Year ending on or after December 31, 2012; and

(ii)         Borrowers will not purchase or otherwise acquire, or commit to purchase or otherwise acquire, any fixed or capital asset by the expenditure of cash or the incurrence of indebtedness, including the capitalized value of any leases in the aggregate, except for the purchase or other acquisition of any assets the costs of which do not exceed, in the aggregate for all Borrowers, $250,000 as of the end of the Fiscal Year ending on or after December 31, 2012.

10.29       Government Contracts. In addition to the other provisions in this Agreement with respect to Applicable Agreements generally and Government Contracts specifically, with respect to each Government Contract, Borrowers shall (i) deliver to Bank a true and correct copy thereof, (ii) promptly notify Bank of any material amendments thereof, (iii) cause moneys due or to become due to be assignable, (iv) comply with each agency specific guidance, rules and regulations that supplement the Federal Acquisition Regulations in respect to assignment of claims, including (a) with respect to the contracts with the Department of Defense: (1) identifying Bank by name and complete address and (2) acknowledging the validity of the assignment and the right of the named assignee to receive payment in the amount invoiced and vouchered on each invoice or voucher submitted for payment on an assigned Government Contract; (b) with respect to cost-reimbursement contracts with the Environmental Protection Agency, submitting EPA Form 1900-5 (Contractor’s Assignment of Refunds, Rebates and Credits) and EPA Form 1900-6 (Contractor's Release), as each is required in accordance with 48 C.F.R. 1532.805-70 prior to final payment on an assigned Government Contract; and (c) with respect to contracts with the General Services Administration, (1) promptly notifying Bank of any delivery orders or task orders arising pursuant to such Government Contract and delivering to Bank a true and correct copy thereof and (2) using Borrowers’ best efforts to include, in their response to any request for proposals received from a Governmental Authority on such Government Contract, notice of Borrowers’ intent to assign such delivery order or task order, if awarded, to Bank. With respect to each Government Contract with the United States in existence as of the Closing Date, Borrower will do all that is necessary, and use commercially reasonable efforts to cause the United States to do all that is necessary, to comply with the Federal Assignment of Claims Act and cause the assignment to Bank of Borrower’s interests in the Receivables arising from each such Government Contract to be completed on or before the date that is 45 days after the Closing Date. With respect to each Government Contract arising, or renewed, after the Closing Date, Borrower will do all that is necessary, and use commercially reasonable efforts to cause the applicable Governmental Authority to do all that is necessary, to comply with the Federal Assignment of Claims Act and State Assignment of Claims Laws, as applicable, and cause the assignment to Bank of Borrower’s interests in the Receivables arising from each such Government Contract to be completed on or before the date that is 45 days from the date such Government Contract was entered into or renewed. With respect to each Government Contract with the United States entered into, or renewed, after the Closing Date, to the extent that such Government Contract does not contain FAR 52.232-23 (Alternate 1), which expressly provides for no set-off against assigned payments, Borrower shall formally request inclusion of such provision in each such Government Contract and use its commercially reasonable efforts to cause each such Government Contract to contain FAR 52.232-23 (Alternate 1).

39

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

10.30      Payments on Beacon Noteholder Subordinated Debt; Amendments. Borrowers will not (i) make any payment (including any principal, premium, interest, fee or charge) with respect to any Beacon Noteholder Subordinated Debt except as expressly permitted by the Beacon Noteholder Subordination Agreement, (ii) repurchase or acquire for value any of the Beacon Noteholder Subordinated Debt or (iii) amend, or consent to any amendment to, the Beacon Noteholder Subordinated Debt Documents, or any one or more thereof.

10.31         Payments on Additional Beacon Noteholder Subordinated Debt; Amendments. Borrowers will not (i) make any payment (including any principal, premium, interest, fee or charge) with respect to any Additional Beacon Noteholder Subordinated Debt except as expressly permitted by the Additional Beacon Noteholder Subordination Agreement, (ii) repurchase or acquire for value any of the Additional Beacon Noteholder Subordinated Debt or (iii) amend, or consent to any amendment to, the Additional Beacon Noteholder Subordinated Debt Documents, or any one or more thereof.

10.32         Payments on December 2011 Beacon Noteholder Subordinated Debt; Amendments. Borrowers will not (i) make any payment (including any principal, premium, interest, fee or charge) with respect to any December 2011 Beacon Noteholder Subordinated Debt except as expressly permitted by the December 2011 Beacon Subordination Agreement, (ii) repurchase or acquire for value any of the December 2011 Beacon Noteholder Subordinated Debt or (iii) amend, or consent to any amendment to, the December 2011 Beacon Noteholder Subordinated Debt Documents, or any one or more thereof.

11.         EFFECTIVE DATE; TERMINATION.

11.1         Effective Date and Termination Date. This Agreement, after it is executed by Borrowers, shall be effective upon the date upon which it is signed by Bank. Unless this Agreement is terminated earlier under Sections 11.2 or 11.3, this Agreement shall terminate on January 21, 2014 (the “Stated Maturity Date”).

11.2         Voluntary Termination by Borrowers. Borrowers may terminate this Agreement (i) by giving Bank written notice (“Termination Notice”) of the date on which this Agreement is to terminate (“Voluntary Termination Date”) at least 90 days before the Voluntary Termination Date, and (ii) by paying on any such Voluntary Termination Date (a) all of the Obligations, (b) any amount due under Section 3.1(i)(d), and (c) as compensation to Bank for loss of bargain with respect to the credit advanced hereunder, and not as a penalty, a termination fee in amounts as set forth below:

40

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

Voluntary Termination Date	Termination Fee

On or before the first anniversary of the Closing Date	$300,000.00;

After the first anniversary of the Closing Date but on or before Stated Maturity Date	$200,000.00;

provided, however, that no termination fee shall be due: (1) if the Voluntary Termination Date is on the Stated Maturity Date and a Termination Notice is received by Bank at least 90 days before the Stated Maturity Date and (2) if the termination is made in accordance with, and subject to the conditions imposed by, Section 3.2.

11.3         Acceleration Upon Termination. Upon the effective date of termination under Section 11.1, or Section 13.1 (the “Facility Termination Date”), (i) all Loans and all other Obligations will automatically and immediately become due and payable, and (ii) Bank’s obligations under this Agreement and the other Loan Documents arising on and after that effective date of termination will automatically terminate immediately, without notice or demand, which each Borrower hereby expressly waives.

11.4         Borrowers Remain Liable. Notwithstanding any termination of this Agreement, until all of the Obligations have been fully performed, paid and satisfied, Borrowers shall remain liable for the full and prompt performance and payment of the Obligations and the indemnification set forth in Sections 15.8 and 15.10, and Bank shall retain all of its rights and privileges under the Loan Documents, including the retention of its Liens on and interest in and to all of the Loan Collateral until all of the Obligations have been fully performed, paid and satisfied.

12.         EVENTS OF DEFAULT.

12.1         Events of Default. (i) Each of the following events, whether or not caused by or within the control of Borrowers, will constitute an “Event of Default” under this Agreement:

(a)          Any Borrower does not pay, when due, any of the Obligations owing from such Borrower to Bank, including any amounts required to be paid to Bank under Section 2.5;

(b)          (1) Any Borrower does not observe, perform, or comply with any of the Financial Covenants, (2) any of the Loan Documents cease, for any reason, to be in full force and effect, or any Borrower so asserts in writing, (3) any of the Liens created by any of the Loan Documents ceases to be enforceable in accordance with its terms, or (4) any Loan Document ceases to be effective to grant perfected Liens on the collateral described therein with the priority purported or warranted to be created thereby;

(c)          Any Borrower does not observe, perform, or comply with any term or provision of this Agreement or of any of the other Loan Documents (exclusive of those defaults covered by the other clauses of this Section 12.1(i));

(d)          Any Borrower fails to make any payment due to any Affiliate of Bank, materially breaches any agreement between such Borrower and any Affiliate of Bank, or makes any material misrepresentation to any Affiliate of Bank;

(e)          Any representation, warranty or statement made by, or on behalf of any Borrower, (1) in this Agreement, in connection with this Agreement, in connection with any transaction relating to this Agreement or in any of the other Loan Documents was false in any material respect, in the good faith judgment of Bank, when made or furnished or when treated as being made or furnished or (2) to induce Bank to make any Loan was false in any material respect, in the good faith judgment of Bank, when made or furnished or when treated as being made or furnished;

(f)          Any Borrower: (1) is, as of any date, not Solvent, (2) becomes generally unable to pay its debts as they become due, (3) makes a general assignment for the benefit of creditors, or (4) calls a meeting of creditors for the composition of debts; or the Board of Directors (or, as applicable, managers) of any Borrower (or any committee thereof) adopts a resolution authorizing or has otherwise authorized the actions described in subitems (3) or (4) of this clause (f);

41

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

(g)          (1) There is filed by any Borrower any case, petition, proceeding or other action (“Bankruptcy Case”) under any existing or future bankruptcy, insolvency, reorganization, liquidation or arrangement or readjustment of debt law or any similar existing or future law of any applicable jurisdiction (“Insolvency Law”), (2) an involuntary Bankruptcy Case (“Involuntary Proceeding”) is commenced against any Borrower under any Insolvency Law and the Involuntary Proceeding is not controverted within 20 days, or is not dismissed within 60 days, after the commencement of the Bankruptcy Case, or (3) a custodian, receiver, trustee, sequestrator, or agent is appointed or authorized to take charge of any of any Borrower’s properties;

(h)          An event or development occurs that Bank, in good faith, determines has had a Material Adverse Effect;

(i)          There is enacted any legislation (federal, state or local) which allows any Person to obtain a Lien on any part of the Loan Collateral which is superior to the Liens and interests of Bank on and in Loan Collateral having a value in excess of $100,000;

(j)          There occurs an uninsured casualty loss with respect to any of the Loan Collateral having an aggregate fair market value of greater than $100,000;

(k)          (1) Any default occurs under the terms applicable to any Indebtedness of any Borrower in an aggregate amount exceeding $250,000 which represents any borrowing or financing from, by or with any Person or (2) there occurs a material breach by any Borrower under any Applicable Agreement (other than the ones described in subitem (1) of this clause (k) or in clause (r) of this Section 12.1(i)), the result of which breach is the suspension of the other parties’ performance thereunder, the delivery of a notice of acceleration, or the termination of such Applicable Agreement;

(l)          A contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA;

(m)          There is instituted against any Borrower any criminal proceeding for which forfeiture of any asset having an aggregate fair market value of greater than $500,000 is a potential penalty, or any Borrower is enjoined, restrained or in any way prevented by order of any Governmental Authority from conducting any material part of its business affairs and such order is not completely stayed, to the satisfaction of Bank, or dissolved within one Business Day from the effective date of such order;

(n)          Any Borrower shall voluntarily dissolve or cease to exist, or any final and nonappealable order or judgment shall be entered against any Borrower decreeing its involuntary dissolution;

(o)          There occurs a Change of Control;

(p)          The audit report required pursuant to Section 8.7 is not an unqualified audit report;

(q)          Any Borrower or any of its Subsidiaries discovers, identifies, is given notice by any Person, or otherwise has knowledge of (1) the existence of any Environmental Liability or (2) any one or more Releases of Hazardous Substances on, about or affecting a Borrower’s Facility or any Borrower’s business operations, which, (A) is not entirely covered by insurance and (B) by itself or in the aggregate, will or could reasonably be estimated to subject Borrowers to indebtedness, liability, or obligations in excess of $500,000 during the term of this Agreement;

(r)          (i)       there occurs a Beacon Noteholder Subordinated Debt Default which has not been waived in writing by the Beacon Subordinated Noteholders; (ii) any Beacon Subordinated Noteholder defaults under the Beacon Noteholder Subordination Agreement or any Beacon Subordinated Noteholder denies his, her, or its obligations under the Beacon Noteholder Subordination Agreement; (iii) there occurs an Additional Beacon Noteholder Subordinated Debt Default which has not been waived in writing by the Additional Beacon Subordinated Noteholders; (iv) any Additional Beacon Subordinated Noteholder defaults under the Additional Beacon Noteholder Subordination Agreement or any Additional Beacon Subordinated Noteholder denies his, her or its obligations under the Additional Beacon Noteholder Subordination Agreement; (v) there occurs a December 2011 Beacon Noteholder Subordinated Debt Default which has not been waived in writing by the December 2011 Beacon Subordinated Noteholders; (vi) any December 2011 Beacon Subordinated Noteholder defaults under the December 2011 Beacon Noteholder Subordination Agreement or any December 2011 Beacon Subordinated Noteholder denies his, or its obligations under the December 2011 Beacon Noteholder Subordination Agreement; or (vii) any of the Beacon Noteholder Subordination Agreement, the Additional Beacon Noteholder Subordination Agreement, or the December 2011 Beacon Noteholder Subordination Agreement is terminated or ceases, for any reason, to be in full force and effect (other than as agreed in writing by Bank or in accordance with its express terms); or

42

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

(t)          There occurs an “Event of Default” under, and as defined in, the Parent Guaranty.

(ii)         Each Event of Default will be deemed continuing until it is waived in writing by, or cured to the written satisfaction of, Bank.

12.2      Effect of Default. All of Bank’s rights under the Loan Documents during the continuance of an Event of Default, including the interest rate described in Section 3.1, applicable during the continuance of an Event of Default, will, at Bank’s option, be applicable until any such event is cured to the written satisfaction of Bank.

13.          BANK’S RIGHTS AND REMEDIES.

13.1         Acceleration. Upon the occurrence of any Event of Default, in addition to all other rights and remedies provided in the Loan Documents or available at law or in equity, Bank, without further notice or demand and as provided in clause (i) of this Section 13.1, (i) may declare the Loans and all other Obligations to be immediately due and payable (except that with respect to any Event of Default under Section 12.1(i)(f) or (g) (exclusive of an Involuntary Proceeding), such acceleration of the Loans shall be automatic), (ii) to the extent that the maximum amount of the Loans has not yet been used or fully drawn on by Borrowers, may terminate the undrawn amount thereof, (iii) may terminate this Agreement, and (iv) will have all rights to realize upon, and exercise its rights with respect to, the Loan Collateral pursuant to this Agreement and the other Loan Documents, and as otherwise provided by applicable law. Bank’s rights and remedies under this Agreement shall be cumulative and not exclusive of any other right or remedy which Bank have.

13.2         Fees and Expenses. Borrowers shall pay to Bank, immediately and as part of the Obligations, all reasonable costs and expenses, including court costs, Attorneys’ Fees and costs of sale, incurred by Bank in exercising any of its rights or remedies under the Loan Documents.

13.3         Actions in Respect of Letters of Credit. If any Event of Default shall have occurred and be continuing, Bank may, whether in addition to taking any of the actions described in Section 13.1 or otherwise, if any Letters of Credit shall have been issued, make demand upon Borrowers to, and forthwith upon such demand Borrowers will, pay to Bank in same day funds at Bank’s office designated in such demand, for deposit in a special non-interest bearing cash collateral account (the “Letter of Credit Collateral Account”) to be maintained at such office of Bank, an amount equal to 105% of the Letter of Credit Exposure from time to time in existence. The Letter of Credit Collateral Account shall be in the name of Bank (as a cash collateral account), and under the sole dominion and control of Bank exercised in good faith (with sole right of withdrawal) and subject to the terms of this Agreement and the other Loan Documents. On each drawing under a Letter of Credit, Bank shall seek reimbursement from any amounts then on deposit in the Letter of Credit Collateral Account; however, if (i) no amounts are then on deposit in the Letter of Credit Collateral Account, (ii) the amount then on deposit in the Letter of Credit Collateral Account is insufficient to pay the amount of such drawing, or (iii) Bank is legally prevented or restrained from immediately applying amounts on deposit in the Letter of Credit Collateral Account, then the amount of each unreimbursed drawing under such Letter of Credit and payment required to be made under this Section 13.3 shall automatically be converted into a Loan made on the date of such drawing for all purposes of this Agreement. To the extent that Bank applies amounts on deposit in the Letter of Credit Collateral Account as provided in this Section 13.3, and, thereafter, such application (or any portion thereof) is rescinded or any amount so applied must otherwise be returned by Bank upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, then the amount so rescinded or returned shall automatically be converted into a Loan made on the date of such drawing for all purposes of this Agreement.

14.           PARTICIPATIONS.

14.1         Participation. Bank, in the ordinary course of its commercial banking business and in accordance with applicable law, may at any time sell to one or more banks or other entities (“Participants”) participating interests in the Loans, the Loan Collateral or other security provided to Bank, or any other interests of Bank under this Agreement or the other Loan Documents.

43

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

14.2         Participant Consents. Each Borrower acknowledges that Participants have or will have certain rights under their respective participation agreements with Bank that may, subject to the terms of the participation agreements, require Bank to obtain the consent (collectively, “Participant Consents”) of some or all of the Participants before Bank takes or refrains from taking certain actions (other than as expressly required by the Loan Documents) or grants certain waivers, consents or approvals in respect of the Loans, the Loan Documents or the Loan Collateral. None of the Participants, however, will have Participant Consent rights which are greater than those rights and remedies Bank has under the Loan Documents. In addition, from time to time, Bank may request instructions from the Participants in respect of the actions, waivers, consents or approvals which by the terms of any of the Loan Documents Bank is permitted or required to take or to grant or to not take or grant (“Participant Instructions”). If the Participant Consents are, pursuant to the terms of the respective participation agreements, required or Participant Instructions are requested, Bank will (i) be absolutely empowered to take or refrain from taking any action (other than as expressly required by the Loan Documents) or withhold any waiver, consent or approval and (ii) not be under any liability whatsoever to any Person, including Borrowers and any Participant, from taking or refraining from taking any action or withholding any waiver, consent or approval under any of the Loan Documents until it has received the requisite Participant Consents or, as applicable, the Participant Instructions.

14.3         Information. Each Borrower authorizes Bank to disclose to any Participant or prospective Participant or any assignee or prospective assignee of Bank’s rights under the Loan Documents any and all financial information in Bank’s possession concerning Borrower which has been delivered to Bank by Borrowers pursuant to the Loan Documents or in connection with Bank’s credit evaluation of Borrowers or which has been obtained independently by Bank in its credit evaluation or audit of Borrowers.

14.4         Law Requirements. Nothing in the Loan Documents will prohibit Bank from pledging or assigning its interests in the Loans to any Federal Reserve Bank in accordance with applicable law.

15.         GENERAL.

15.1         Severability. If any term of this Agreement is found invalid under Ohio law or laws of mandatory application by a court of competent jurisdiction, the invalid term will be considered excluded from this Agreement and will not invalidate the remaining terms of this Agreement.

15.2         Governing Law. THIS AGREEMENT HAS BEEN DELIVERED AND ACCEPTED AT AND SHALL BE DEEMED TO HAVE BEEN MADE AT CINCINNATI, OHIO. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF OHIO (WITHOUT REFERENCE TO OHIO CONFLICTS OF LAW PRINCIPLES).

15.3         WAIVER OF JURISDICTION. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR BANK TO ENTER INTO THIS AGREEMENT AND EXTEND CREDIT TO BORROWERS, BORROWERS AND BANK AGREE THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT, ITS VALIDITY OR PERFORMANCE, AND WITHOUT LIMITATION ON THE ABILITY OF BANK, ITS SUCCESSORS AND ASSIGNS, TO EXERCISE ALL RIGHTS AS TO THE LOAN COLLATERAL AND TO INITIATE AND PROSECUTE IN ANY APPLICABLE JURISDICTION ACTIONS RELATED TO REPAYMENT OF THE OBLIGATIONS, SHALL BE INITIATED AND PROSECUTED AS TO ALL PARTIES AND THEIR SUCCESSORS AND ASSIGNS AT CINCINNATI, OHIO. BANK AND BORROWERS EACH CONSENT TO AND SUBMIT TO THE EXERCISE OF JURISDICTION OVER THEIR RESPECTIVE PERSONS BY ANY COURT SITUATED AT CINCINNATI, OHIO HAVING JURISDICTION OVER THE SUBJECT MATTER, AND EACH CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY CERTIFIED MAIL DIRECTED TO BORROWERS AND BANK AT THEIR RESPECTIVE ADDRESSES SET FORTH IN SECTION 15.9 OR AS OTHERWISE PROVIDED UNDER THE LAWS OF THE STATE OF OHIO. EACH BORROWER WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER, AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

15.4         Survival and Continuation of Representations and Warranties. All of Borrowers’ representations and warranties contained in this Agreement shall (i) survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto, (ii) be deemed to be made as of each and every day of the term of this Agreement, and (iii) remain true until the Obligations are fully performed, paid and satisfied, subject to such changes as may not be prohibited hereby, do not constitute Events of Default hereunder, and have been consented to by Bank in writing.

44

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

15.5         Assignment; Bank Affiliates. Bank shall have the right to assign this Agreement and the other Loan Documents. Borrowers may not assign, transfer or otherwise dispose of any of their rights or obligations hereunder, by operation of law or otherwise, and any such assignment, transfer or other disposition without Bank’s written consent shall be void. All of the rights, privileges, remedies and options given to Bank under the Loan Documents shall inure to the benefit of Bank’s successors and assigns, and all the terms, conditions, covenants, provisions and warranties herein shall inure to the benefit of and bind the permitted successors and assigns of Borrowers and Bank, respectively. Bank may from time to time provide any information Bank may have about Borrowers or about any matter relating to this Agreement or the other Loan Documents to U.S. Bancorp or any of its Affiliates or their successors.

15.6         Bank’s Additional Rights Regarding Loan Collateral. In addition to its other rights and remedies under the Loan Documents, Bank may, in its discretion exercised in good faith, following the occurrence of any Event of Default: (i) exchange, enforce, waive or release any Loan Collateral or portion thereof, (ii) apply the proceeds of the Loan Collateral against the Obligations and direct the order or manner of the liquidation thereof (including any sale or other disposition) as Bank may, from time to time, in each instance determine, and (iii) settle, compromise, collect or otherwise liquidate any such security in any manner without affecting or impairing its right to take any other further action with respect to any security or any part thereof.

15.7         Application of Payments; Revival of Obligations. Bank shall have the continuing right to apply or reverse and reapply any payments to any portion of the Obligations. To the extent any Borrower makes a payment or payments to Bank or Bank receives any payment or proceeds of the Loan Collateral or any other security for Borrowers’ benefit, which payment(s) or proceeds or any part thereof are subsequently voided, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations or part thereof intended to be satisfied shall be revived and shall continue in full force and effect, as if such payment or proceeds had not been received by Bank.

15.8         Fees and Expenses. (i) Borrowers shall reimburse Bank for all reasonable costs, fees, expenses and obligations incurred by Bank or for which Bank becomes obligated (“Expenses”) in connection with, arising out of, or related to:

(a)          the entering into, negotiation, preparation, closing, administration, and enforcement of this Agreement or any of the other Loan Documents and any of Bank’s rights hereunder and thereunder;

(b)          any Loans or advances made by Bank hereunder;

(c)          any transaction contemplated by this Agreement or the other Loan Documents;

(d)          any inspection, audit, appraisal, or verification of the Loan Collateral or Borrowers (Bank currently charges, in addition to any field examination fee that may be provided pursuant to the terms of this Agreement, $850 per diem based on an 8 hour day plus out-of-pocket expenses) per auditor or field examiner for the services of its auditors and field examiners and a potentially greater amount if the auditor is not a Bank employee;

(e)          any liability under Section 3505 of the Internal Revenue Code and all other local, state and federal statutes of similar import; and

(f)          with respect to any or all of (1) administrating the Loans during the continuance of any Event of Default, (2) enforcing any Obligation or in foreclosing against any of the Loan Collateral or exercising or enforcing any other right or remedy available by reason of any Event of Default, (3) any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (4) commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to any Borrower and related to or arising out of the transactions contemplated hereby or by any of the Loan Documents, (5) taking any other action in or with respect to any suit or proceeding (whether in bankruptcy or otherwise), (6) protecting, preserving, collecting, leasing, selling, taking possession of, or liquidating any of the Loan Collateral, or (7) attempting to enforce or enforcing any Lien on or security interest in any of the Loan Collateral or any other rights under the Loan Documents.

(ii)         The Expenses (a) will include Attorneys’ Fees and fees of other professionals, all lien search and title search fees, all filing and recording fees and all travel expenses and (b) are part of the Obligations, payable upon Bank’s demand, and will be secured by the Loan Collateral.

45

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

(iii)        The Obligations described under this Section 15.8 shall survive any termination of this Agreement.

15.9          Notices; Electronic Mail .

15.9.1           Notices. Any notice required, permitted or contemplated hereunder shall, except as expressly provided in this Agreement, be in writing and addressed to the party to be notified at the address set forth below or at such other address as each party may designate for itself from time to time by notice hereunder, and shall be deemed validly given: (i) three days following deposit in the U.S. certified mails (return receipt requested), with proper postage prepaid, or (ii) the next Business Day after such notice was delivered to a regularly scheduled overnight delivery carrier with delivery fees either prepaid or an arrangement satisfactory with such carrier made for the payment thereof, or (iii) upon receipt of notice given by telecopy (fax), mailgram, telegram, telex or personal delivery:

To Borrowers:	Environmental Quality Management, Inc. EQ Engineers, LLC 1800 Carillon Blvd. Cincinnati, Ohio 45240 Attention: Robert R. Galvin Fax No.: (513) 825-7495

With a copy to:	Olshan Frome Wolosky LLP Park Avenue Tower 65 East 55th Street New York, NY 10022 Attention: Adam W. Finerman, Esq. Fax No.: (212) 451-2222

To Bank:	First Financial Bank, National Association 255 E. Fifth Street, Suite 800 Cincinnati, Ohio 45202 Attention: Mr. Thomas J. Fischer, Vice President Fax No.: (513) 246-1872

With a copy to:	Vorys, Sater, Seymour and Pease LLP 301 E. Fourth Street Ste. 3500 Great American Tower Cincinnati, OH 45202 Attention: Hani R. Kallas, Esq. Fax No.: (513) 852-7864

Any party may change such address by sending notice of the change to the other party.

15.9.2           Electronic Communication. Bank may, in its discretion, elect, from time to time, to receive certain information, including reports, otherwise required by the terms of this Agreement or the other Loan Documents (“Reports”) from Borrowers via electronic mail transmission (“e-mail”). Bank will designate from time to time its e-mail address to Borrowers (the “Bank E-mail Address”). All e-mail transmissions of Reports from Borrowers shall contain the information as specified in this Agreement, shall be formatted or displayed in a manner and order substantially similar to that shown in this Agreement or otherwise required by Bank and shall conform to the specifications described in this Agreement. Borrowers will be solely responsible for the confidentiality of the contents of e-mail transmissions during transmission to the Bank E-mail Address. Borrowers will be responsible for the accuracy of all information provided to Bank via e-mail transmission to the Bank E-mail Address, and any information so received by Bank will be deemed to have been submitted by and received from Borrowers. In the event of a failure of the transmission of the Reports, it is the responsibility of Borrowers to transmit the contents of any pending transmission to Bank using an alternative method which is timely and in accordance with this Agreement. Borrowers agree that, by sending Bank the Reports via e-mail transmission, Borrowers are certifying the truthfulness and accuracy in all material respects of the Reports submitted each and every time Borrowers send Bank the Reports. Borrowers further agree that, on each occasion when Borrowers send Bank e-mail transmissions containing Reports, Borrowers are warranting and representing to Bank the truthfulness and accuracy in all material respects of the representations and warranties relevant to that Report set forth in the relevant Loan Document. Borrowers consent to and represents that it is Borrowers’ intent that by Borrowers’ insertion of a Borrower’s name in the subject line of the transmitting e-mail, or on the Reports (including the header and/or the certification line), Borrowers intend such to constitute a legally binding and enforceable signature of Borrowers, and in all aspects the legal equivalent of Borrowers’ handwritten signature.

46

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

15.10         Indemnification. In consideration of the execution and delivery of this Agreement by Bank and the making of any Loan hereunder, each Borrower hereby indemnifies, exonerates and holds Bank and each of its officers, directors, employees, Affiliates, and agents (collectively the “Indemnified Parties” and, individually, as “Indemnified Party”) free and harmless from and against any and all actions, causes of action, suits, demands, investigations, obligations, judgments, losses, costs, liabilities, damages, and expenses (irrespective of whether such Indemnified Party is a party to the action for which indemnification hereunder is sought), including Attorneys’ Fees and disbursements (the “Indemnified Liabilities”), which are incurred by, or made or brought against, the Indemnified Parties or any of them as a result of, or arising out of, or relating to, or as a direct or indirect result of: (i) any transaction financed or to be financed in whole or in part or directly or indirectly with the proceeds of any Loan; (ii) the entering into and performance of this Agreement and the other Loan Documents by any of the Indemnified Parties; (iii) any breach by any Borrower of any term, provision, representation, warranty or covenant of this Agreement or the other Loan Documents; (iv) any Environmental Law, regardless of whether or not caused by, or within the control of, any Borrower; or (v) any Remittance deposited in any Cash Collateral Account which is dishonored or returned unpaid for any reason, except to the extent that the Indemnified Liability is caused by or results from the gross negligence or willful misconduct of the Indemnified Party, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law, except to the extent that such Indemnified Liabilities have arisen by reason of an Indemnified Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. The Obligations described under this Section 15.10 will survive any termination of this Agreement and shall be due and payable on demand.

15.11         Additional Waivers by Borrowers. Each Borrower waives presentment and protest of any instrument and notice thereof, and, except as expressly provided in the Loan Documents, demand, notice of default and all other notices to which Borrowers might otherwise be entitled. Borrowers shall not assert any claim against Bank on any theory of liability for consequential, special, indirect or punitive damages.

15.12         Equitable Relief. Borrowers recognize that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Bank; therefore, Borrowers agree that Bank, if Bank so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

15.13         Entire Agreement. This Agreement and the other Loan Documents set forth the entire agreement of the parties with respect to its subject matter and supersede all previous understandings, written or oral, in respect thereof. Any request from time to time by any Borrower for Bank’s consent under any provision in the Loan Documents must be in writing, and any consent to be provided by Bank under the Loan Documents from time to time must be in writing in order to be binding on Bank; however, Bank will have no obligation to provide any consent requested by any Borrower, and Bank may, for any reason in its discretion exercised in good faith, elect to withhold the requested consent. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. Any documents delivered by, or on behalf of, any Borrower by fax transmission or other electronic delivery of an image file reflecting the execution thereof: (i) may be relied on by Bank as if the document were a manually signed original and (ii) will be binding on such Borrower for all purposes of the Loan Documents.

15.14         Headings. Section headings in this Agreement are included for convenience of reference only and shall not relate to the interpretation or construction of this Agreement.

15.15         Cumulative Remedies. The remedies provided in this Agreement and the other Loan Documents are cumulative and not exclusive of any remedies provided by law. Exercise of one or more remedy(ies) by Bank does not require that all or any other remedy(ies) be exercised and does not preclude later exercise of the same remedy. If there is any conflict, ambiguity, or inconsistency, in Bank’s judgment, between the terms of this Agreement or any of the other Loan Documents, then the applicable terms and provisions, in Bank’s judgment, providing Bank with greater rights, remedies, powers, privileges, or benefits will control.

47

First Financial Bank, National Association

Borrowers: Environmental Quality Management, Inc. and EQ Engineers, LLC

Loan Number: 820106477

15.16         Waivers and Amendments in Writing. Failure by Bank to exercise any right, remedy or option under this Agreement or in any Loan Document or delay by Bank in exercising the same shall not operate as a waiver by Bank of its right to exercise any such right, remedy or option. No waiver by Bank shall be effective unless it is in writing and then only to the extent specifically stated. No modification or amendment to this Agreement will be effective unless made in a writing signed by appropriate officers of Bank and each Borrower.

15.17         Recourse to Directors or Officers. The obligations of Bank under this Agreement are solely the corporate obligations of Bank. No recourse shall be had for the payment of any amount owing in respect to this Agreement or for the payment of any fee hereunder or for any other obligation or claim arising out of or based upon this Agreement against any stockholder, employee, officer, or director of Bank.

15.18         WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR BANK TO ENTER INTO THIS AGREEMENT AND EXTEND CREDIT TO BORROWERS, BORROWERS AND BANK EACH WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT OR THE CONDUCT OF THE RELATIONSHIP BETWEEN BANK AND BORROWERS.

15.19         PATRIOT ACT NOTICE. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each party who opens an account. Bank will ask each party to a financial transaction their name, address and other information that will allow Bank to identify such party. Bank may also ask to see other documents that substantiate a party’s identity.

[Signature Page Follows]

48

IN WITNESS WHEREOF, this Agreement has been duly executed by Borrowers as of the date first set forth above.

ENVIRONMENTAL QUALITY MANAGEMENT, INC.

By:	/s/ Robert R. Galvin
Robert R. Galvin, Chief Financial Officer

EQ ENGINEERS, LLC

By:	/s/ Jack S. Greber
Jack S. Greber, Manager

Accepted at Cincinnati, Ohio

as of the date first set forth above.

FIRST FINANCIAL BANK, NATIONAL ASSOCIATION

By:	/s/ David A. Enright
David A. Enright, Vice President

Bank Exhibit A

First Financial Bank, N.A.
BORROWING BASE CERTIFICATE

TO:	First Financial Bank, N.A.	Certificate No.
FROM:	Environmental Quality Management, Inc.	Certificate Date:
Activity From:
To:

		EQ Combined Borrowing		Borrower-EQM		Borrower-EQE
		A/R	UNBILLED REVENUE	A/R	UNBILLED REVENUE	A/R	UNBILLED REVENUE
1	Balance from Previous Certificate #1	$ -	$ -
2	Add: Gross Invoices since last Certificate	-
3	Less: Credit Memos since last Certificate	-
4	Total Cash Collections since last Certificate	-
5	- Non A/R Collections since last Certificate	-
6	+ Discounts & Allow. since last Certificate	-
7	= Total Gross Payments Posted to A/R (4-5+6)	-
8	+ Misc. Debit Adjustments	-
9	- Misc. Credit Adjustments	-
10	A/R BALANCE THIS CERTIFICATE (1+2-3-7+8-9)	$ -
11	Unbilled Revenue since last Certificate		-
12	Billings in excess of Unbilled Revenue since last Certificate		-		-		-
12	Less Ineligibles as of this Certificate	-	-	-	-	-	-
13	Eligible Receivables (A/R) & Eligible Unbilled Revenue	-	-	-	-	-	-
14	Approved Rate of Advance	0.80	0.60	0.80	0.60	0.80	0.60
15	Availability (13 x 14)	-	-		-	-	-
16	Loan Sublimit	10,000,000.00	4,500,000.00	N/A	N/A	N/A	N/A
17	Lesser of Availability or Sublimit (15 or 16)	-	-		-	-	-
18	Combined Availability (A/R, Joint Venture A/R & Unbilled Rev.)					-
19	Facility Cap for Revolving Portion of Loan Only			N/A		N/A
20	Lesser of the Facility Cap or Total Availability (18 or 19)	-				-
21	Less: Letters of Credit	2,000,000.00		2,000,000.00		-
22	Less: Loan Reserve	-		-		-
23	NET AVAILABILITY (20-21-22)	(2,000,000.00)		(2,000,000.00)		-
24	Loan Balance from Certificate #
25	Total Cash Collections
26	+ Total Loan Advances
27	+ Loan Fees Charged
28	+/- Other Adjustments
29	= LOAN BALANCE THIS CERTIFICATE
30	EXCESS (DEFICIT) AVAILABILITY (23-29)

The undersigned represents and warrants that the foregoing was prepared using books and records maintained in accordance with the Loan Agreement, is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the terms set forth in the Loan Agreement between the undersigned and First Financial Bank, National Association, dated ________________, 20_____ (the "loan Agreement"). All capitalized terms used herein and not otherwise defined herein will have the meanings given such terms in the Loan Agreement.

Executed this _____ day of __________________, 20_____.

Environmental Quality Management, Inc.
By:
Name:	Michael Harman
Its:	Corporate Controller

Bank Exhibit B

Government Contracts:

ACTIVE CONTRACTS

EQMI Project Number	Contract Number	Contract Type	Client	Title	Contracting Officer
30174	GSA GS-10F-0293K	ID/IQ (FFP and T&M Orders)	General Services Administration, Auburn, WA	Federal Supply Schedule (FSS) Contract for Group 899 - Environmental Services, SINS 899-1 & 899-8	Ms. Holly Jones Contracting Officer GSA, MSC 400 15th Street, SW Auburn, WA 98001-6599

EQMI Project Number	Contract Number	Contract Type	Client	Title	Contracting Officer
30174.0016.001	GSA GS-10F-0293K, USACE Order No. W912QR-11-F-0266	FFP Task Order under GSA Contract	U.S. Army Corps of Engineers (USACE), Louisville District Louisville, KY	2011 PBA for Environmental Investigation Services RVAAP-66 Facility-Wide Groundwater, Ravenna, OH (SIN No. 899-1)	Ms. Denise Bush Contracting Officer U.S. Army Engineer District, Louisville Civil/OPS/Environmental Team 600 Dr. Martin Luther King, Jr. Place, Room 821 Louisville, KY 40202-2230
30174.0017.001	GSA GS-10F-0293K, USACE Order No. W912QR-12-F-0033	FFP Task Order under GSA Contract	U.S. Army Corps of Engineers (USACE), Louisville District Louisville, KY	Provide Services for the Lockbourne AFB, AOC's 3, 8/9, and 11, Columbus, Franklin County, OH (SIN No. 899-1)	Ms. Lisa Bisig Contracting Officer U.S. Army Engineer District, Louisville Civil/OPS/Environmental Team 600 Dr. Martin Luther King, Jr. Place, Room 821 Louisville, KY 40202-2230
30174.0018.001	GSA GS-10F-0293K, USACE Order No. W912QR-12-F-0034	FFP Task Order under GSA Contract	U.S. Army Corps of Engineers (USACE), Louisville District Louisville, KY	Closure of Underground Storage Tanks, Former Rossford Army Depot, Rossford, Wood County, OH (SIN No. 899-1)	Ms. Lisa Bisig Contracting Officer U.S. Army Engineer District, Louisville Civil/OPS/Environmental Team 600 Dr. Martin Luther King, Jr. Place, Room 821 Louisville, KY 40202-2230
30240	USACE Contract No. W912QR-04-D-0036	ID/IQ with FFP, GFPR, CPFF, CPAF or CPIF task orders	U.S. Army Engineering District, Louisville	Multiple Award Remediation Contract (MARC) for the Louisville District and all USACE Mission Boundaries	Ms. Denise Bush Contracting Officer U.S. Army Engineer District, Louisville Civil/OPS/Environmental Team 600 Dr. Martin Luther King, Jr. Place, Room 821 Louisville, KY 40202-2230
30261	EP-R7-07-02	ID/IQ with Fixed Rate for Services T.O.'s	U.S. Environmental Protection Agency (EPA), Region 10, Seattle, WA	Emergency and Rapid Response Services (ERRS - 3) for Region 10	Ms. Phyllis Carrasco Contracting Officer U.S. Environmental Protection Agency Region 7 901 North 5th Street Kansas City, KS 66101
30262	EP-W-07-022	ID/IQ with T&M, Fixed Rate T.O.'s	U.S. Environmental Protection Agency (EPA), Region 9, San Francisco, CA	Emergency and Rapid Response Services (ERRS - 3) for Region 9	Mr. Philip Ingram Contracting Officer (MTS-4-3) U.S. Environmental Protection Agency, Region 9 75 Hawthorne St. San Francisco, CA 94105-3901
30268	EP-S6-07-01	ID/IQ with Time and Materials T.O’s	U.S. Environmental Protection Agency (EPA), Region 6, Dallas, TX	Emergency and Rapid Response Services (ERRS - 3) for Region 6	Mr. Michael Pheeny Contracting Officer (6MD-CP) U.S. Environmental Protection Agency Region 6 1445 Ross Avenue, Suite 1200 Dallas, TX 75202-2733

EQMI Project Number	Contract Number	Contract Type	Client	Title	Contracting Officer
30277	CMC Subcontract Dated 2/24/08/ EPA Contract No. EP-S4-07-02	ID/IQ with Time and Materials T.O’s	Sub. to CMC, Inc./ U.S. EPA, Region IV, Atlanta, GA	Emergency and Rapid Response Services III (ERRS III) for EPA Region IV	Mr. Clay Corman CMC, Inc. 1151 Jessamine Station Pike Nicholasville, KY 40356
30281	EP-S5-08-02	ID/IQ with Time and Materials T.O’s	U.S. Environmental Protection Agency (EPA), Chicago, IL	Emergency and Rapid Response Services (ERRS-3) for Region 5	Mr. Thomas Harrison Contracting Officer, MCC-10J U.S. Environmental Protection Agency Region V 77 West Jackson Boulevard Chicago, IL 60604-3507
30283	FA3002-09-D-0002	ID/IQ with FFP and CPFF Task Orders	Dept. of the Air Force, AFCESA, Tyndall AFB, FL	Sustainment/Restoration & Modernization Acquisition Task Order Contract (SATOC)	Mr. George Mason Contracting Officer AFMC 772/ESS/PKH C/O HQ AFCESA/CEKC 139 Barnes Drive, Suite 1 Tyndall AFB, FL 32403-5319
30287	FA8903-09-D-8564	ID/IQ with CPFF, CPIF, & FFP & FPI Task Orders	Dept. of the Air Force, AFCEE/OD, Brooks City-Base, TX	Worldwide Environmental Restoration and Construction 2009 (WERC09) Contract	Ms. Ana Jimenez Contracting Officer HQ/AFCEE/ACV 3300 Sidney Brooks Brooks City Base, TX 78235-5112
30291.0002	W912HZ-10-C-0109	FFP	U.S. Army Corps of Engineers (USACE) Engineer Research and Development Center (ERDC) Vicksburg, MS	STTR A2-4160 Phase II — Topic No. A09A-T024 entitled "Impact of Climate Change on Military Compounds in the Environment"	Ms. Deannda Sontag Contracting Officer ERDC Contracting Office U.S. Army Corps of Engineers Engineer Research and Development Center 3909 Halls Ferry Road Vicksburg, MS 39180
30296.00##	EA Engineering PO #______/ Navy Contract No. N62742-10-D-1806	FFP (EA Eng. is issuing separate FFP PO’s for each FFP T.O.)	Sub to EA Engineering, Science, and Technology, Inc. / U.S. Navy	Provide QA services for Fixed Price Remedial Action Contract (FRAC) for Various Sites in the Naval Facilities Engineering Command Pacific (NAVFAC Pacific) Area of Responsibility	Mr. Brian McLaughlin, CFCM Manager, Contracts and Procurement EA Engineering, Science, and Technology, Inc. 11019 McCormick Road Hunt Valley, MD 21031

EQMI Project Number	Contract Number	Contract Type	Client	Title	Contracting Officer
30298	Gonzales-Stoller Remediation Services, LLC Sub. No. GSR-EQM-1016/ DOE Contract No. DE-EM0000841	ID/IQ with FFP, CPFF, CPAR, & CPIF Task Orders	Sub. to Gonzales-Stoller Remediation Services, LLC/ U.S. Dept. of Energy (DOE)	Environmental Remediation Services and DD&R	Ms. Lorraine Alvarez Contract Administrator Gonzales-Stoller Remediation Services, LLC 1294 Suncrest Towne Centre Drive Morgantown, WV 26505
30301	EP-R5-11-04	ID/IQ with FFP T.O.'s	U.S. Environmental Protection Agency (EPA), Chicago, IL	Great Lakes National Program Office Cleanup Services (GLNPOCS)	Ms. Sheila Dolan Contracting Officer, MCC-10J U.S. Environmental Protection Agency Region V 77 West Jackson Boulevard Chicago, IL 60604-3507
30303	EP-S9-12-01	ID/IQ with Fixed Rate for Services T.O.'s	U.S. Environmental Protection Agency (EPA), Region 9, San Francisco, CA	Emergency and Rapid Response Services (ERRS - 4) for Region 9	Mr. Philip Ingram Contracting Officer (MTS-4-3) U.S. Environmental Protection Agency, Region 9 75 Hawthorne St. San Francisco, CA 94105-3901
30304	RTI Sub. No. 8-312-0213151/ EPA Contract No. EP-C-11-036	ID/IQ with FFP or CPFF Task Orders	Sub to RTI International/U.S. Environmental Protection Agency (EPA), Cincinnati, OH	Scientific, Technical, Research, Engineering, and Monitoring Support II (STREAMS II)	Ms. Dynine Robinson Subcontract Specialist 3 RTI International Global Supply Chain SSES Subcontracts P.O. Box 12194, 3040 Cornwallis Road Research Triangle Park, NC 27709-2194
39001	N40083-11-D-0030	ID/IQ with FFP Task Orders	Dept. of the Navy, NAVFAC Midwest, IPT Great Lakes, IL	Awarded to SEQ Vets Remediation JV (Joint Venture between Sullivan and EQ) Environmental Multiple Award Contract (EMAC)	Mr. Chris Payton Contracting Officer NAVFAC Midwest IPT 201 Decatur Ave., Bldg. 1A Great Lakes, IL 60088-2801
60183.0001	Agreement dated 8/23/2012	Fixed Rate	Sheboygan County, Wisconsin	Disposal Cost at Landfill for the Sheboygan Harbor Dredging Project under EPA Contract No. EP-R5-11-04, T.O. 0001	Mr. Adam Payne County Administrator 3rd Floor, Rm. 311 508 New York Ave. Sheboygan, WI 53081

In August 2007, Parent initiated an internal investigation regarding potential billing for unallowable costs in connection with EQMI’s construction of a forward operating base in Iraq beginning in 2006 (the “FOB Hope Project”).  EQMI completed the FOB Hope Project in March 2008.  Parent has submitted its findings to the U.S. Air Force Inspector General and the U.S. Office of Inspector General of the Department of Defense on a number of occasions in an effort to be admitted into the Federal government’s Voluntary Disclosure Program, which provides participants with certain protections and rights related to possible violations. Parent was accepted into the Voluntary Disclosure Program, has answered all questions of and submitted all information requested by the Federal government concerning this matter, and is awaiting feedback from the Federal government.

EXHIBIT C

(OFFICER’S CERTIFICATE)

I, _____________________, the Chief Financial Officer of Environmental Quality Management, Inc., an Ohio corporation (“EQMI”), and EQ Engineers, LLC, an Indiana limited liability company (“EQE; and, together with EQMI, each a “Borrower” and collectively, “Borrowers”), hereby certify to First Financial Bank, National Association, a national banking association (“Bank”), that the attached [choose, as applicable: financial statements/projections/financial covenant calculation comparisons on attached Schedule 1] dated __September 30, 2012_ for the Borrowers are accurate, complete and fairly present the matters stated therein and have been prepared on a basis consistent with such [choose, as applicable: financial statements/projections/financial covenant comparisons on attached Schedule 1] prepared for prior periods and in accordance with the Loan Agreement dated as of September 28, 2012, among Bank and Borrowers (as amended, and as may be further amended, supplemented, modified, restated or replace from time to time, the “Loan Agreement”) and with GAAP, as defined in the Loan Agreement. I further certify that no “Event of Default” as defined in the Loan Agreement currently exists. This certification is made pursuant to Section 8.9 of the Loan Agreement.

By: _______________________________________

Name:______________________________________

Chief Financial Officer of

Environmental Quality Management, Inc. and

EQ Engineers, LLC

Date:______________________________________

Schedule:

1 – Financial Covenant Calculations

Schedule 1

to

Officer’s Certificate

(Financial Covenant Calculations1)

I.	Fixed Charge Coverage Ratio: [QUARTERLY]

A.	Required Covenant:

Computation Date	Consolidated Fixed Charge Coverage Ratio
As of the end of any fiscal quarter ending on or after December 31, 2012	1.20 to 1

B. Actual Computation: : 1

1.	Borrowers’ Operating Cash Flow (as computed in Section I(C) below)	$________________
Divided by:
2.	Fixed charges (as computed in Section I(D) below)	$________________
3.	Ratio (1 ÷ 2) =	________________

C.	Borrowers’ Operating Cash Flow Computation – for the applicable calculation period:

1.	EBITDA	$________________
Plus or Minus
2.	Income taxes paid in cash	$________________
3.	Unfinanced capital expenditures	$________________
4.	Other non-cash charges and excluding extraordinary items, including any gain or loss from the sale or disposition of capital assets	$________________
5.	Total (1 - 2 - 3+/-4) =	$________________

________________________

1 Per definitions in, and as determined in accordance with, the Loan Agreement.

D.	Fixed Charges Computation – for the applicable calculation period:

1.	Distributions to EQMI’s shareholders	$________________
2.	Paid principal payments, and scheduled principal payments (whether or not paid), on Indebtedness for borrowed money	$________________
3.	Paid principal payments, and scheduled principal payments (whether or not paid), on capital lease obligations	$________________
4.	Interest expense	$________________
5.	Total (1 + 2 + 3 + 4) =	$________________

II. Capital Expenditures: [ANNUALLY]

A. Required Covenant: $250,000

Computation Date	Maximum Aggregate Capital Expenditures
For any Fiscal Year ending on or after December 31, 2012	$[_________]

B. Actual Computation for the applicable calculation period: $__________

     (as determined in accordance with the Loan Agreement).

SCHEDULES

The following Schedules (the “Schedules”) are to be read in their entirety.  Nothing in the Schedules is intended to broaden the scope of any representation or warranty of the Borrowers contained in the Loan Agreement (the “Agreement”), dated as of September 28, 2012, among FIRST FINANCIAL BANK, NATIONAL ASSOCIATION, a national banking association (“Bank”), ENVIRONMENTAL QUALITY MANAGEMENT, INC., an Ohio corporation (“EQMI”), and EQ ENGINEERS, LLC, an Indiana limited liability company (“EQE”).  Capitalized terms used but not defined herein or in the Schedules shall have the meanings ascribed to such terms in the Agreement.

To the extent more than one representation and warranty contained in the Agreement requires the same disclosure, the appearance of such disclosure on any single item herein shall serve as disclosure for all other representations and warranties to which such disclosure applies.  The failure by the Borrowers to cross-reference any disclosure on any particular schedule shall not constitute a breach by the Company of the applicable representation or warranty as long as the matter is disclosed elsewhere in these schedules.

Inclusion of any item in the Schedules (i) does not represent a determination by the Borrowers that such item is material and shall not be deemed to establish a standard of materiality and (ii) does not represent a determination by the Borrowers that such item did not arise in the ordinary course of business.  Any disclosure contained in the Schedules that refers to a document is qualified in its entirety by reference to the text of such document.

SCHEDULE 1

Borrower’s Facilities

Real Property that EQMI Leases

1)	3325 Chapel Hill Boulevard, Suite 250, Durham, North Carolina

2)	6825 SW 216th Street, Lynwood, Washington

3)	64090 NWY 1090, Pearl River, Louisiana

4)	2135 Schapelle Lane, Cincinnati, Ohio

5)	12721 Wolf Road, Geneseo, Illinois

6)	3400 Business Drive, Sacramento, California

7)	3959 Electric Road, Suite 175, Roanoke, VA

8)	4916 NE 100th, Portland, Oregon

9)	1800 Carillon Boulevard, Cincinnati, Ohio

10)	3400 179th Street, Suite 2, Hammond, Indiana

Real Property that EQE Leases

1)	3400 179th Street, Suite 1, Hammond, Indiana

SCHEDULE 2

Financial Statements

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of June 30,	As of December 31,
	2012	2011
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$132,862	$1,835,629
Accounts receivable, net	7,752,551	10,071,283
Cost and estimated earnings in excess of billings on uncompleted contracts, net	4,757,825	3,912,699
Inventory	44,339	55,777
Prepaid expenses and other current assets	516,956	760,550
Deferred income taxes	1,159,432	1,417,961

Total current assets	14,363,965	18,053,899

Property and equipment, net	5,269,992	5,460,610
Intangible assets, net	4,284,998	4,465,553
Goodwill	2,219,347	2,219,347
Deferred income taxes	36,361	-
Other assets	773,455	724,630

Total Assets	$26,948,118	$30,924,039

The accompanying notes are an integral part of these condensed consolidated financial statements

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of June 30,	As of December 31,
	2012	2011
	(unaudited)
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$7,663,168	$7,185,270
Accrued expenses and other current liabilities	5,117,639	4,582,122
Billings in excess of costs and estimated earnings on uncompleted contracts	148,251	34,264
Financing agreement	2,773,235	5,967,733
Current portion of notes payable	257,680	407,680
Current portion of capitalized lease obligations	48,136	45,209
Derivative liabilities	663,170	1,560,437

Total current liabilities	16,671,279	19,782,715

Long-term liabilities:
Notes payable, less current portion	128,840	478,840
Convertible promissory notes, net	5,879,565	5,525,023
Capitalized lease obligations, less current portion	32,889	59,285
Deferred income taxes	-	179,802
Deferred rent	138,811	150,650

Total long-term liabilities	6,180,105	6,393,600

Total liabilities	22,851,384	26,176,315

Redeemable preferred stock, $0.001 par value, 5,000,000 shares authorized: Series A Convertible Preferred stock, 952,381 shares designated, 952,381 shares issued and outstanding at June 30, 2012 and December 31, 2011 at stated value; liquidation preference of $3,000,000	3,000,000	3,000,000

Stockholders' equity:
Common stock, $0.001 par value, 70,000,000 shares authorized; 40,473,570 shares issued and outstanding at June 30, 2012 and December 31 2011	40,474	40,474
Additional paid-in capital	7,240,590	7,172,436
Accumulated deficit	(6,184,330)	(5,465,186)

Total stockholders' equity	1,096,734	1,747,724

Total liabilities, redeemable preferred stock and stockholders' equity	$26,948,118	$30,924,039

The accompanying notes are an integral part of these condensed consolidated financial statements

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Six Months Ended June 30,
	2012	2011

Revenues	$27,842,415	$34,262,434

Cost of revenues	20,247,841	27,841,618
Gross profit	7,594,574	6,420,816

Operating expenses:
Selling, general and administrative expenses	7,901,068	8,637,351
Depreciation and amortization	700,922	690,580
Total operating expenses	8,601,990	9,327,931

Operating loss	(1,007,416)	(2,907,115)

Other income (expense):
Change in fair value of derivative liabilities	930,877	130,623
Interest expense	(644,566)	(368,681)
Other income	90,466	-
Other income (expense), net	376,777	(238,058)

Loss before income taxes	(630,639)	(3,145,173)

Income tax expense (benefit)	88,505	(1,195,000)

Net loss	$(719,144)	$(1,950,173)

Deemed dividend on redeemable Series A Convertible Preferred Stock	-	(947,027)

Net loss available to common stockholders	$(719,144)	$(2,897,200)

Basic and diluted net loss per share	$(0.02)	$(0.11)

Weighted average number of common shares outstanding - basic and diluted	38,325,921	27,533,227

The accompanying notes are an integral part of these condensed consolidated financial statements

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK

(Unaudited)

	Redeemable
	Series A Convertible				Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance at January 1, 2012	952,381	$3,000,000	40,473,570	$40,474	$7,172,436	$(5,465,186)	$1,747,724

Net loss	-	-	-	-	-	(719,144)	(719,144)

Amortization of employee stock options	-	-	-	-	68,154	-	68,154

Balance at June 30, 2012	952,381	$3,000,000	40,473,570	$40,474	$7,240,590	$(6,184,330)	$1,096,734

The accompanying notes are an integral part of these condensed consolidated financial statements

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30,
	2012	2011
Cash Flows From Operating Activities
Net loss	$(719,144)	$(1,950,173)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	700,922	690,580
Gain on the extinguishment of debt	(90,466)	-
Amortization of debt discount	190,832	59,391
Stock based compensation	68,154	406,137
Provision for doubtful accounts	265,927	37,963
Changes in fair market value of derivative liabilities	(930,877)	(130,623)
Changes in assets and liabilities:
Accounts receivable	2,052,805	1,884,660
Costs and estimated earnings in excess of billings on uncompleted contracts	(845,126)	2,102,843
Inventory	11,438	(479,158)
Prepaid expenses and other current assets	243,594	(1,182,211)
Other assets	(175,425)	(411,151)
Deferred income taxes	42,366	(1,214,578)
Accounts payable, accrued expenses and other current liabilities	1,101,203	(2,030,478)
Billings in excess of costs and estimated earnings on uncompleted contracts	113,987	44,900
Other long-term liabilities	(11,839)	(22,306)
Total adjustments	2,737,495	(244,031)

Net cash provided by (used in) operating activities	2,018,351	(2,194,204)

Cash Flows From Investing Activities
Cash acquired in connection with the Beacon Merger	-	5,337
Purchase of property and equipment	(203,151)	(302,558)

Net cash used in investing activities	(203,151)	(297,221)

The accompanying notes are an integral part of these condensed consolidated financial statements

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30,
	2012	2011
Cash Flows From Financing Activities
Net proceeds from financing agreement
Proceeds from March 15, 2011 issuance of subordinated convertible promissory notes	-	2,500,000
Proceeds from May 13, 2011 issuance of subordinated convertible promissory notes	-	500,000
Payments of line of credit	(3,194,498)	(370,268)
Payments of capital lease obligations	(23,469)	(61,991)
Proceeds of loan from officer	-	400,000
Repayment of note payable	(300,000)	-
Proceeds from common stock sold to employees and officers	-	9,650

Net cash (used in) provided by financing activities	(3,517,967)	2,977,391

Net (decrease) increase in cash and cash equivalents	(1,702,767)	485,966

Cash and cash equivalents, beginning of period	1,835,629	82,056

Cash and cash equivalents, end of period	$132,862	$568,022

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$203,494	$126,520

Income taxes	$51,014	$32,827

Non-cash investing and financing activities:
Property and equipment acquired through capital lease	$-	$8,947

The Exchange of loan from officer for subordinated convertible promissory note	$150,000	$-

Common stock issued in exchange for accrued interest	$-	$430,008

Outstanding common stock of the Company recognized at the date of the reverse business combination	$-	$6,877

The Exchange of accrued interest for subordinated convertible promissory notes	$38,959	$-

Beacon Merger:
Assets acquired and liabilities assumed:
Current assets, including cash acquired of $ 5,337	$-	$233,216
Plant and equipment	-	4,849,477
Accounts payable, interest payable and accrued expenses	-	(1,857,693)
Beacon Merger Notes	-	(1,650,000)
Beacon Director Note	-	(350,000)
Total purchase price	-	1,225,000

Less: cash acquired	-	(5,337)
Non-cash consideration	$-	$1,219,663

Non-cash consideration consisting of:
Common stock issued in connection with Beacon Merger	$-	$1,219,663

The accompanying notes are an integral part of these condensed consolidated financial statements

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 - BUSINESS

Overview

Environmental Quality Management, Inc. (“EQ”), an Ohio corporation, was formed on September 24, 1990 under the name “Professional Environmental Quality, Inc.” and changed its name to “Environmental Quality Management, Inc.” on September 26, 1990. On February 7, 2011, EQ consummated a “reverse business combination” transaction with Beacon Energy Holdings, Inc. (“Beacon”), a Delaware corporation, and Beacon Acquisition, Inc. (“Acquisition Sub”), an Ohio corporation and a wholly-owned subsidiary of Beacon. EQ merged with and into Acquisition Sub with the result that, on February 7, 2011, EQ became a subsidiary of Beacon (the “Beacon Merger”). Following the Beacon Merger, the former stockholders of EQ owned 78% of the merged company and the former stockholders of Beacon owned 22% of the merged company.

Following the Beacon Merger, Beacon changed its name to “EQM Technologies & Energy, Inc.”, which together with its subsidiaries is referred to herein as the “Company” or “EQM”. As a result of the Beacon Merger, EQ’s former stockholders acquired a majority of EQM’s common stock and EQ’s officers and directors became the officers and directors of EQM. For accounting purposes, the Beacon Merger has been treated as an acquisition of Beacon by EQ, whereby EQ was deemed to be the accounting acquirer. The historical consolidated financial statements prior to February 7, 2011 are those of EQ. In connection with the Beacon Merger, EQ has restated its statements of stockholders’ equity and redeemed preferred stock on a recapitalization basis so that all equity accounts are now presented as if the recapitalization had occurred at the beginning of the earliest period presented.

EQM’s common stock is quoted on the OTC Pink Market, also known as the “Pink Sheets” under the symbol “EQTE”.

The Company operates its business through two segments – Environmental Services and Biodiesel Production. Through its Environmental Services segment, the Company provides a broad range of environmental related engineering, consulting, remediation and construction services to the public and industrial sectors. Through its Biodiesel Production segment, the Company operates a production facility designed and constructed to produce high quality biodiesel from a broad range of inputs and feedstocks (“Biodiesel Production Facility”) and produces finished biodiesel under a tolling arrangement (See Note 7 – Commitments and Contingencies). The Company acquired the Biodiesel Production Facility in February 2011 in connection with the Beacon Merger, at which time the Biodiesel Production Facility was not in operation. The Biodiesel Production Facility was successfully restarted by the Company in April 2011.

Liquidity and Capital Resources

As of June 30, 2012, the Company’s cash on hand was $132,862. The Company incurred a net loss of $719,144 for the six months ended June 30, 2012. At June 30, 2012, the Company’s accumulated deficit was $6,184,330. The Company has historically met its liquidity requirements principally through the sale of equity and debt securities, its bank financing agreement and cash flow generated from operations.

During the six months ended June 30, 2012, cash in-flows consisted principally of cash provided by operations of $2,018,351, the most significant component of which was the decrease of $2,052,805 in accounts receivable.

During the six months ended June 30, 2012, cash out-flows consisted primarily of (i) $3,194,498 used to pay down the Company’s obligations under the financing agreement, (ii) $300,000 used to pay off the Beacon Director Note, and (iii) $203,151 in purchases of property and equipment.

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 – BUSINESS, continued

Overview, continued

On January 31, 2012, EQ’s secured financing agreement was extended through March 31, 2013. As of June 30, 2012, the Company had a deficit in working capital of $1,644,144, which excludes $663,170 of derivative liabilities for the fair value of conversion features on certain convertible debt obligations and the Company’s Series A Convertible Preferred Stock (“Series A Stock”) that are not expected to result in a cash settlement. For additional information related to the secured financing agreement see Note 3 – Financing Agreement.

Management believes cash balances on hand and cash flows generated from operations will be sufficient to fund the Company’s net cash requirements through June 30, 2013. The Company believes that it will be able to extend the maturity of its secured financing agreement or enter into a similar arrangement providing financing through at least June 30, 2013. However, in order to execute the Company’s long-term growth strategy, the Company may need to raise additional funds through public or private equity offerings, debt financings, or other means.

Management believes that the Company has access to capital resources through possible public or private equity offerings, debt financings, offerings to its existing management, its principal investors, including Argentum Capital Partners II, L.P. (See Note 11 – Related Parties) or from others; however, the Company has not secured any commitment for new financing at this time, nor can it provide any assurance that new financing will be available on commercially acceptable terms, if needed. If the Company is unable to secure additional capital, it may be required to curtail its operations and/or take additional measures to reduce costs in order to conserve its cash.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements for the six months ended June 30, 2012 and 2011 have been prepared in accordance with U.S. GAAP for interim financial information and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the six months ended June 30, 2012 are not necessarily indicative of the results that may be expected for the year ended December 31, 2012. The condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this registration statement.

Principles of Consolidation

The condensed consolidated financial statements of the Company include EQ and its wholly owned subsidiaries EQ Engineers, LLC, and EQ Engineers Slovakia, s.r.o. (“EQES”), as well as subsidiaries acquired in the Beacon Merger, including Beacon Energy Corp., Beacon Energy (Texas) Corp., AgriFuel United Biofuels Co., Inc., AgriFuel BBD Holding Co., Inc. and AgriFuel Terra Farms, LLC. All significant inter-company accounts and transactions have been eliminated in consolidation. Other entities, including certain joint ventures, in which the Company has the ability to exercise significant influence over operating and financial policies of the investee, but upon which the Company does not possess control, are accounted for by the equity method and not consolidated. Those entities in which the Company does not have the ability to exercise significant influence are generally carried at the lower of cost or fair value.

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and also affect the amounts of revenues and expenses reported for each period. Actual results could differ from those which result from using such estimates. The use of estimates is an integral part of determining cost estimates to complete under the percentage-of-completion method of accounting for contracts. Management also utilizes various other estimates, including but not limited to recording revenues under its contracts, assessing the collectability of accounts receivable, determining the estimated lives of long-lived assets, determining the potential impairment of intangibles and goodwill, the fair value of the Company’s common stock, the valuation of securities underlying stock based compensation and derivative financial instruments, income tax expense, the valuation of net assets acquired in the Beacon Merger, and to assess its litigation, other legal claims and contingencies. The results of any changes in accounting estimates are reflected in the consolidated financial statements of the period in which the changes become evident. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary.

Net Loss per Common Share

Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share are computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options (using the treasury stock method) and the conversion of the Company’s convertible preferred stock, convertible notes payable, and warrants (using the if-converted method). The computation of basic loss per share for the six months ended June 30, 2012 and 2011 excludes potentially dilutive securities of 27,634,786 and 32,613,591, respectively, because their inclusion would be antidilutive. As a result, the computations of net loss per share for each period presented is the same for both basic and fully diluted. Weighted average shares outstanding includes 176,817 warrants to purchase common stock at an exercise price of $0.01 in accordance with Accounting Standards Codification (“ASC”) 260 as the shares underlying these warrants can be issued for little consideration. Weighted average shares outstanding for the six months ended June 30, 2011 do not include 11,433,858 shares held in escrow pursuant to the terms of the Beacon Merger that were released to their holders on February 7, 2012 (“Escrow Shares”), as these were considered shares subject to forfeiture.

Potentially dilutive securities outlined in the table below have been excluded from the computation of diluted net loss per share, because the effect of their inclusion would have been anti-dilutive.

	For the Six Months Ended June 30,
	2012	2011
Private Placement Notes – principal	12,619,595	7,500,000
Private Placement Notes – accrued interest	1,187,778	199,658
Beacon Merger Notes – principal	1,187,136	1,187,136
Beacon Merger Notes – accrued interest	165,223	46,510
Escrow Shares – subject to forfeiture	-	11,433,858
Series A Stock	8,571,429	8,571,429
Stock options	3,878,625	3,650,000
Warrant to purchase common stock	25,000	25,000
Total potentially dilutive securities	27,634,786	32,613,591

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash on deposit with financial institutions, and accounts receivable. At times, the Company’s cash in banks is in excess of the FDIC insurance limit. The Company has not experienced any loss as a result of these deposits. As of June 30, 2012 and December 31, 2011, one customer, which was a government customer, accounted for 41% and 65%, respectively, of the Company’s trade receivables. Another customer, which was a government customer, accounted for 17% of the Company’s trade receivables at June 30, 2012. The Company has not experienced collection losses on these accounts, and management believes that the Company’s risk resulting from this concentration is limited because both of these customers represent departments and agencies of the U.S. federal government. The Company does not generally require collateral or other security to support client receivables. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

Fair Value Measurements

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other current liabilities, approximate fair value due to the short-term nature of these instruments.

Fair value is defined as an exit price, representing the amount that would be received upon the sale of an asset or payment to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. A three-tier fair value hierarchy is used to prioritize the inputs in measuring fair value as follows:

•	Level 1. Observable inputs such as quoted prices in active markets;

•	Level 2. Inputs to the valuation methodology include:
°	Quoted prices for similar assets and liabilities in active markets.
°	Quoted prices for identical or similar assets or liabilities in inactive markets.
°	Inputs other than quoted market prices that are observable for the asset liability.
°	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

•	Level 3. Unobservable inputs for which there is little or no market data, which require the reporting entity to develop its own assumptions.

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Fair Value Measurements, continued

Liabilities Measured at Fair Value on a Recurring Basis are as follows:

	Consolidated Balance Sheet	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative Liabilities:
December 31, 2011	$1,560,437	$-	$-	$1,560,437
June 30, 2012	$663,170	$-	$-	$663,170

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial liabilities that are measured at fair value on a recurring basis:

For the six months ended June 30, 2012
Beginning balance at December 31, 2011	$1,560,437
Aggregate fair value of conversion features upon issuance	33,610
Change in fair value of conversion features	(930,877)
Ending balance at June 30, 2012	$663,170

The derivative conversion feature liabilities related to convertible promissory notes and the Company’s Series A Stock are measured at fair value using the Black Scholes pricing model and are classified within Level 3 of the valuation hierarchy. The significant assumptions and valuation methods that the Company used to determine the fair value of the Company’s derivative financial instruments as of June 30, 2012 are provided below:

Stock price	$0.18
Volatility	70.7%
Risk-free interest rate	0.37%
Dividend yield	0%
Expected life	1.6-2.5 years

Level 3 liabilities are valued using unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the derivate liabilities. For fair value measurements categorized within Level 3 of the fair value hierarchy, the Company’s accounting and finance department that reports to the Chief Financial Officer, determines its valuation policies and procedures. The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s accounting and finance department with support from the Company’s consultants and which are approved by the Chief Financial Officer.

Level 3 financial liabilities consist of the derivative liabilities for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

The Company uses the Black-Scholes option valuation model to value Level 3 financial liabilities at inception and on subsequent valuation dates. This model incorporates transaction details such as the Company’s stock price, contractual terms, maturity, risk free rates, as well as, volatility.

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Fair Value Measurements, continued

A significant decrease in the volatility or a significant decrease in the Company’s stock price, in isolation, would result in a significantly lower fair value measurement. Changes in the values of the derivative liabilities are recorded in Change in Fair Value of Derivative Liabilities within Other Expense (Income) on the Company’s Condensed Consolidated Statements of Operations.

As of June 30, 2012, there were no transfers in or out of level 3 from other levels in the fair value hierarchy.

In accordance with the provisions of ASC 815, the Company presented the conversion feature liabilities at fair value on its condensed consolidated balance sheet, with the corresponding changes in fair value recorded in the Company’s condensed consolidated statement of operations for the applicable reporting periods. As disclosed in Notes 5 – Convertible Promissory Notes, the Company computed the fair value of the derivative liability at the date of issuance and the reporting dates of December 31, 2011 and June 30, 2012 using both the Black-Scholes option pricing and Monte Carlo pricing methods. The Company determined that the conversion feature included an implied downside protection feature. As such, the Company performed a Monte-Carlo simulation and concluded that the value of the downside protection feature is de minimus and the use of the Black-Scholes valuation model is considered to be a reasonable method to value the conversion feature derivative liability.

The fair value of the Company’s common stock was derived from the valuation of the Company using a combination of the discounted cash flows method and comparable companies’ methods that included multiples based upon the last twelve months and forward revenues and earnings before interest, taxes, depreciation and amortization (“EBITDA”). Management determined that the results of its valuation are reasonable. The term represents the remaining contractual term of the derivative. The volatility rate was developed based on analysis of the historical volatility rates of several other similarly situated companies (using a number of observations that was at least equal to or exceeded the number of observations in the life of the derivative financial instrument at issue). The risk free interest rates were obtained from publicly available US Treasury yield curve rates. The dividend yield is zero because the Company has not paid dividends and does not expect to pay dividends in the foreseeable future.

Income Taxes

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. As of June 30, 2012 and December 31, 2011, no liability for unrecognized tax benefits was required to be reported. The guidance also discusses the classification of related interest and penalties on income taxes. The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. No interest or penalties were recorded during the periods ended June 30, 2012 and June 30, 2011.

The company has computed its deferred tax assets and liabilities by using the applicable tax rates expected to be in effect at the time such taxes shall be due. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of further taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon this assessment, management has determined that a partial valuation allowance is required at June 30, 2012 of $404,000 and $0 as of December 31, 2011. Management believes that the Company will generate taxable income within the near term sufficient to realize the benefit of its recognized deferred tax assets.

Income tax expense of $88,505 for the six months ended June 30, 2012, represents tax expense of $45,505 for state taxes based on measures other than income and $43,000 for other deferred tax adjustments.

Income tax benefit of $1,195,000 for the six months ended June 30, 2011, represents changes in the deferred tax assets for the expected realization of further tax benefits.

Recent Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (“ASU 2011-04”). This pronouncement was issued to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar GAAP and International Financial Reporting Standards (“IFRS”). ASU 2011-04 changes certain fair value measurement principles and enhances the disclosure requirements particularly for Level 3 fair value measurements. This pronouncement is effective for interim and annual reporting periods beginning on or after December 15, 2011, with early adoption prohibited. The adoption of this pronouncement did not have a material impact on the Company’s consolidated financial statements.

On September 15, 2011, the Financial Accounting Standards Board (“FASB) issued ASU 2011-08, Intangibles-Goodwill and Other (“ASU 2011-08”), which simplifies how an entity is required to test goodwill for impairment. ASU 2011-08 would allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two step quantitative goodwill impairment test. Under ASU 2011-08, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. ASU 2011-08 includes a number of factors to consider in conducting the qualitative assessment. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The adoption of this pronouncement did not have a material impact on the Company’s consolidated financial statements.

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Management’s Evaluation of Subsequent Events

Management evaluates events that have occurred after the balance sheet date but before the financial statements are issued. Based upon the evaluation, management did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

NOTE 3 – FINANCING AGREEMENT

On October 31, 2006, EQ entered into a financing agreement with a bank (the “Bank”) providing for a revolving credit facility and a letter of credit facility, which agreement was amended to add EQ Engineers, LLC, a wholly-owned subsidiary of EQ, as an additional borrower, bearing interest at the London Inter-Bank Offered Rate (“LIBOR”), plus 2.5% through October 2011 and LIBOR plus 3.0% thereafter (3.24% and 3.28% as of June 30, 2012 and December 31, 2011, respectively). As of June 30, 2012 and December 31, 2011, there was a maximum credit of $12,000,000 under the agreement subject to a borrowing base calculation. The financing agreement is secured by the assets of EQ, is guaranteed by Company and expires on March 31, 2013. As of June 30, 2012 and December 31, 2011, the available borrowing base under the financing agreement totaled approximately $7,300,000 and $8,700,000, respectively, including $2,000,000 of the borrowing base attributable to obligations under outstanding letters of credit. As of June 30, 2012 and December 31, 2011, borrowings of $2,773,235 and $5,967,733, respectively, were outstanding under the financing agreement.

The financing agreement contains financial covenants that require EQ to maintain a minimum level of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and a minimum fixed charge coverage ratio, as defined in the financing agreement. As of December 31, 2011, EQ was not in compliance with the fixed charge coverage ratio requirements. On January 31, 2012, in an amendment to the financing agreement, the Bank waived the events of default that occurred during the year ended December 31, 2011. As of and for the quarterly period ended June 30, 2012, the Company was in compliance with its financial covenants under the financing agreement; however, for the month of May, 2012, the Company was not in compliance with its minimum EBITDA requirement. The Company has not yet received a waiver from the Bank for the non-compliance event.

In connection with the financing agreement, EQ is required to maintain a lockbox whereby substantially all of its customer funds are deposited. Therefore, since the contractual provisions of the financing agreement require that in the ordinary course of business the cash receipts from the EQ’s customers (without another event occurring) are used to repay the existing revolving credit obligation, amounts owed under the financing agreement are considered to be a short term obligation.

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 4 – NOTES PAYABLE

December 2010 Notes

On December 31, 2010, in connection with the repurchase and cancellation of 3,513,959 shares of its common stock, the Company paid an aggregate consideration of $515,361, consisting of $128,841 in cash and issued $386,520 in aggregate principal amount of promissory notes to two former employees of the Company (the “December 2010 Notes”). The December 2010 Notes accrue interest at a rate of 0.35% per annum, are subordinate to the Company’s obligations to the Bank, are payable in annual installments aggregating $128,840, plus accrued interest, and mature on December 30, 2013. During December 2011, pursuant to the terms of such subordination, the Company was precluded from making the 2011 annual installment payment and, accordingly, the Company deferred the payment of the 2011 annual installment until December 2012.

EQ Officer Advance Note

On February 1, 2011, Beacon Energy Corp., a wholly owned subsidiary of the Company, issued to an officer of the Company a promissory note in principal amount of $400,000, accruing interest at 10% per annum, and due and payable on January 31, 2012 (the “EQ Officer Advance Note”). On December 30, 2011 the EQ Officer Advance Note was exchanged for (i) a Private Placement Note in the amount of $250,000 and (ii) the EQ Officer Transition Note in the amount of $150,000 (See Note 5 – Convertible Promissory Notes).

Demand Notes

On November 4, 2011, the Company issued $1,535,000 in 10% demand notes (“Demand Notes”) to certain officers and directors of the Company. These were due upon the demand of the holder on or after January 3, 2012 unless, prior to that date, the holder was able to exchange these notes for 10% subordinated convertible notes. On December 30, 2011, the holders exchanged the $1,535,000 unpaid principal and $23,879 accrued and unpaid interest under their Demand Notes for new Private Placement Notes and the Demand Notes were cancelled (See Note 5 – Convertible Promissory Notes).

Notes payable consists of:

	As of June 30, 2012	As of December 31, 2011

December 2010 Notes	$386,520	$386,520
Beacon Director Note	-	350,000
EQ Officer Advance Note	-	150,000
Total notes payable	386,520	886,520
Less current portion	(257,680)	(407,680)
Total notes payable, long-term portion	$128,840	$478,840

Future minimum principal payments of the notes payable are as follows:

For the twelve months ended June 30,	Amount
2013	$257,680
2014	128,840
2015	-
Total	$386,520

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 5 – CONVERTIBLE PROMISSORY NOTES

Private Placement Notes

On March 15, 2011 (“March 15 Notes”), May 13, 2011 (“May 13 Notes”), December 30, 2011 (“December 30 Notes”) and March 30, 2012 (“March 2012 Note”), pursuant to the terms of note purchase agreements by and between the Company and each investor (each a “Private Placement Note Purchase Agreement”), the Company completed the sale of $2,500,000, $500,000, $1,858,879, and $188,959 aggregate principal amount of subordinated convertible notes (collectively, the “Private Placement Notes”), respectively, to accredited investors in private placements. Of the total amount sold of $1,858,579 for the December 30 Notes, $1,535,000 was converted from principal amount of the Demand Notes (See Note 4 –Notes Payable), $23,879 from accrued interest on the Demand Notes, $250,000 from the EQ Officer Transition Note (See Note 4 – Notes Payable), and $50,000 was received in cash. Of the total amount sold of $188,959 for the March 2012 Note, $150,000 was issued in exchange for the EQ Officer Transition Note and $38,959 for accrued and unpaid interest thereon. The aggregate amount of accrued and unpaid interest under the Private Placement Notes as of June 30, 2012 and December 31, 2011 and was $475,110 and $229,452, respectively.

The Private Placement Notes bear interest at a rate of 10% per annum, are due and payable on the third anniversary of their issuance (except for the March 2012 Note, which is due and payable on December 31, 2014), and are unsecured and subordinate to the Company’s obligations to its senior lender and the Beacon Merger Notes. The principal and accrued interest of the Private Placement Notes are convertible, at the option of the holder, into a total of 12,619,595 and 1,187,778 shares, respectively, as of June 30, 2012 and 12,147,198 and 573,630 shares, respectively, as of December 31, 2011, at a conversion price of $0.40 per share (subject to adjustment in accordance with the terms of the Private Placement Notes). More specifically, the weighted average down round ratchet provision compensates the holder for certain dilutive events. The Private Placement Notes also provide for customary events of default, the occurrence of which may result in all of the Private Placement Notes then outstanding becoming immediately due and payable.

At any time after the one-year anniversary after the issuance of a March 15 Note or May 13 Note, if and only if the Company’s common stock has traded at an average price per share that is above two times the conversion price for 60 consecutive days, the Company may, in its discretion, convert any March 15 Note or May 13 Note into shares of the Company’s common stock in full satisfaction of such March 15 Note or May 13 Note. Additionally, in connection with the sale of the May 13 Notes, the Company and the holders of the May 13 Notes entered into a registration rights agreement, dated as of May 13, 2011, providing for certain piggyback registration rights with respect to the shares of common stock underlying the May 13 Notes.

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 5 – CONVERTIBLE PROMISSORY NOTES, continued

Private Placement Notes, continued

At any time after the one-year anniversary after the issuance of a December 30 Note or the March 2012 Note, the Company may, at its discretion, convert any December 30 Note or the March 2012 Note into shares of its common stock in full satisfaction of such December 30 Note or the March 2012 Note if (i) the common stock is trading on a national securities exchange, (ii) the shares underlying a December 30 Note or the March 2012 Note have been registered for resale with the SEC and the resale registration statement is effective, (iii) the average weekly trading volume of the common stock over the preceding three-months is equal to at least 1% of the total issued and outstanding shares of common stock, and (iv) the average closing price or last sale price per share of common stock has been at least two times the then-effective conversion price for any 60 consecutive trading days during the preceding six-months.  Pursuant to the purchase agreements entered into in connection with the sale of the December 30 Notes and March 2012 Note, the Company agreed to certain covenants, including but not limited to the following: (i) the Company would prepare and file with the SEC, on or before June 30, 2012, a registration statement on Form 10 with respect to its common stock and use its commercially reasonable efforts to cause such registration statement to be declared effective by the SEC; and (ii) the Company will prepare and file with the SEC a registration statement on Form S-3 or such other available form covering the resale of the shares of its common stock issuable upon the conversion of the December 30 Notes and March 2012 Note and shall cause such registration statement to become effective on or before June 30, 2014.  Additionally, in connection with the sale of the December 30 Notes and March 2012 Note, the Company and the holders of the December 30 Notes and March 2012 Note entered into a registration rights agreement, dated as of December 30, 2011 and amended on March 30, 2012, providing for certain demand and piggyback registration rights with respect to the shares of common stock underlying the December 30 Notes and March 2012 Note.

Accounting for Convertible Promissory Notes

Pursuant to the terms of the Private Placement Notes, the applicable conversion prices are subject to adjustment in the event that the Company subsequently issues common stock or other equity or debt securities convertible into common stock at a price less than such conversion price. More specifically, the weighted average down round ratchet provision compensates the holder for certain dilutive events. The Company bifurcated the conversion option derivative from its debt host in accordance with ASC 815. During the six months ended June 30, 2012, the issuance date fair value of the derivative for the March 2012 Note was $15,917. During the six months ended June 30, 2012 and the year ended December 31, 2011, the Company recorded an additional derivative liability of $17,693 and $45,401, respectively, for the accrued interest on the Private Placement Notes, which also was convertible. The Company amortized the respective discounts over the terms of the notes, using the effective interest method. During the six months ended June 30, 2012 and 2011, $190,832 and $59,391, respectively, of the discount has been charged to interest expense.

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 5 – CONVERTIBLE PROMISSORY NOTES, continued

Accounting for Convertible Promissory Notes, continued

The Company estimated the fair value of these derivative conversion features using the Black Scholes valuation model. The significant assumptions which the Company used to measure the fair value for each tranche of the Private Placement Notes for the conversion option derivative liability was as follows:

March 2012 Note
Stock price	$0.18
Term	2.8 years
Volatility	63.0%
Risk-free interest rate	0.42%
Dividend yield	0%

As of June 30, 2012 and December 31, 2011, after the mark-to-market adjustment, the aggregate fair value of the conversion liability was $423,844 and $934,923, respectively, representing the fair value of the conversion feature of both the principal and the interest for the Private Placement Notes.

Convertible promissory notes consist of:

	As of June 30,	As of December 31,
	2012	2011
Beacon Merger Notes	$1,650,000	$1,650,000
March 15 Notes, net of a discount on the conversion feature of $387,391 and $488,788 at June 30, 2012 and December 31, 2011, respectively.	2,112,609	2,011,212
May 13 Notes, net of a discount on the conversion feature of $83,983 and $103,905 at June 30, 2012 and December 31, 2011, respectively.	416,017	396,095
December 30 Notes, net of a discount on the conversion feature of $332,380 and $391,163 at June 30, 2012 and December 31, 2011, respectively.	1,526,499	1,467,716
March 2012 Note, net of a discount on the conversion feature of $14,519 at June 30, 2012.	174,440	-
Total convertible promissory notes, net	$5,879,565	$5,525,023

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Future minimum principal payments of the convertible promissory notes are as follows:

For the twelve months ended June 30,	Amount
2013	$-
2014	4,178,626
2015	1,700,939
Total	$5,879,565

NOTE 6 – OBLIGATIONS UNDER CAPITAL LEASES

The following is a schedule of future minimum payments required under capital leases that have initial or remaining non-cancelable lease terms in excess of one year:

As of June 30, 2012
2013	$48,136
2014	27,996
2015	12,028
2016	3,861
Total minimum capital lease payments	92,021
Less: portion representing interest	(10,996)
Total	$81,025
Less current portion	(48,136)
Long-term portion	$32,889

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The Company is involved in various claims, legal actions and regulatory proceedings arising from time to time in the ordinary course of business. Other than the matter set forth below, in the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s combined financial position, results of operations or cash flows.

Biodiesel Supplier Claim

Included in accrued expenses at June 30, 2012 and December 31, 2011 is approximately $250,515 in connection with the Company’s potential liabilities related to asserted and unasserted claims against the Company.

As of June 30, 2012 the Company has included in accounts payable $145,329 in connection with a potential liability to a former supplier to the Biodiesel Production Facility. On July 9, 2009, Beacon received a demand letter from a supplier through its legal counsel for the payment of $357,729 in alleged raw material purchases and commitments made by Beacon in 2008. On March 11, 2010, the supplier filed a lawsuit against Beacon in the Superior Court of the State of Delaware with regard to its claims against the Company amounting to $357,729. The Company believes it is not liable for any amount exceeding $145,329. The Company has engaged legal counsel and intends to defend its position. There is no assurance that the Company’s ultimate liability for this matter will not exceed $145,329.

EPA Claim for Equitable Adjustment

On January 23, 2012, the Company filed a request to the EPA for an equitable adjustment in connection with a contract that ended during the fiscal year 2011 (“EPA Claim”). Under the EPA Claim, the Company has asserted that it suffered a major financial loss as a result of certain volume under runs in connection with an excavation project. The Company is not able to determine the amount that might be received in connection with this claim. Any amount received in future periods will be recorded as a gain upon the receipt of such amounts.

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 7 – COMMITMENTS AND CONTINGENCIES, continued

Tolling Arrangement

On November 1, 2011 the Company entered into a tolling agreement pursuant to which the Company produced biodiesel for a third party (the “Tolling Purchaser”) using the Tolling Purchaser’s feedstock. The tolling agreement was extended in January, 2012 and expired on February 29, 2012. Effective April 1, 2012, the Company entered into a new two year tolling agreement with the Tolling Purchaser. During the term of the agreement, the Company will dedicate and use the entire productive capacity of the Biodiesel Production Facility to produce biodiesel for the Tolling Purchaser. In exchange, the Tolling Purchaser will supply all working capital for feedstock purchases and commit to purchase all finished biodiesel produced from this feedstock by the Biodiesel Production Facility. Under the terms of the agreement, the Tolling Purchaser will also pay the Company a price per gallon of finished biodiesel produced that covers the Biodiesel Production Facility’s operating costs and includes a service fee for production that is inclusive of the Company’s profit margin per gallon. Pursuant to the tolling agreement, the Tolling Purchaser has the right to terminate the tolling agreement if certain production measures are not met and/or if the Tolling Purchaser is unable to earn certain margins on the biodiesel produced.

Revenues from this tolling agreement were $3,624,530 and $0 for the six months ended June 30, 2012 and 2011, respectively. The Company had accounts receivable due from the Tolling Purchaser of $102,612 and $198,468 as of June 30, 2012 and December 31, 2011, respectively.

Executive Employment Agreements

Effective January 1, 2012, EQ entered into employment agreements with Mr. Wendle to serve as President and Chief Operating Officer, Mr. Galvin to serve as Chief Financial Officer and Mr. Greber to serve as Sr. Vice President. Each agreement provides for an initial term of 2 years, certain automatic renewal provisions, performance based bonus compensation and for certain payments in the case of a change in control of the Company and the executives termination other than for cause (as defined in the respective agreements).

Operating Leases

The Company leases its facilities and various equipment with terms that range from month-to-month to 10 years.

Rental expense was $733,460 and $816,548 for the six months ended June 30, 2012 and 2011, respectively. Rent expense is recorded on a straight-line basis for lease agreements containing escalation clauses.

Joint Ventures

As of June 30, 2012 and December 31, 2011, the Company had joint venture arrangements with five entities. The joint ventures were formed beginning in 2007, whereby the Company was responsible to provide subcontracting services, at the direction of and on behalf of the general partner, in connection with the performance and servicing of such projects. The Company’s ownership interest in these joint ventures ranged between 20%-49%. As of December 31, 2011, all of the joint venture projects were completed and currently there were no new projects in process (operations are essentially inactive). During the six months ended June 30, 2012 and 2011, the Company recorded its share of net losses from these joint ventures, which amounted to approximately $0 and $27,468, respectively. The Company accounted for the activities of the joint ventures on the equity method of accounting. Any inter-company profits, if material, have been eliminated. As of June 30, 2012 and December 31, 2011 the joint venture investments are being reflected in the condensed consolidated financial statements at a value of zero.

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 8 – STOCK BASED COMPENSATION

Stock Options

The fair value of stock options is amortized on a straight line basis over the requisite service periods of the respective awards. Stock based compensation expense related to the amortization of stock options was $68,154 and $155,142 for the six months ended June 30, 2012 and 2011, respectively, and was reflected in compensation expense on the accompanying condensed consolidated statements of operations. As of June 30, 2012, the unamortized value of options held by employees was $238,675. As of June 30, 2012, the unamortized portion will be expensed over a period of 1.8 years.

The following table is a summary of activity under the 2011 Stock Option Plan:

	Number of Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life	Intrinsic Value
Options outstanding at December 31, 2011	3,905,000	$0.30	$0.14	9.3 years	$-
Granted	-
Exercised	-
Forfeited	26,375
Options outstanding at June 30, 2012	3,878,625	$0.30	$.014	8.8 years	$-

Exercisable at December 31, 2011	976,250	$0.30	$0.14	9.3 years	$-
Vested	903,875
Exercisable at June 30, 2012	1,880,125	$0.30	$0.14	8.7 years	$-

Stock Based Compensation

Stock based compensation expense was $68,154 and $406,137 for the six months ended June 30, 2012 and 2011, respectively, and was reflected in compensation expense on the accompany statements of operations. The following table summarizes total stock based compensation costs.

	For the six months ended June 30,
	2012	2011
Amortization of stock options	$68,154	$155,142
Shares sold to employees at $0.01 per share	-	221,950
Warrant issued to an advisor for services	-	5,045
Shares issued to directors for services	-	24,000
Total	$68,154	$406,137

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 9 – MAJOR CUSTOMERS

The Company’s two largest customers within the Environmental Services segment accounted for approximately 39% and 21% of consolidated revenues, and 45% and 25% of segment revenues, respectively, during the six months ended June 30, 2012, and accounted for 44% and 20% of total revenues, and 52% and 23% of segment revenues, respectively, during the six months ended June 30, 2011. Both of the largest customers within the Environmental Services segment represent work performed under government contracts.

The Company’s largest customer within the Biodiesel Production segment accounted for 13% and 16% of consolidated revenues, and 100% and 56% of segment revenues during the six months ended June 30, 2012, and 2011, respectively. Another customer within the Biodiesel Production segment accounted for 23% of that segment’s revenues during the six months ended June 30, 2011.

NOTE 10 – SEGMENTS

The Company’s reportable operating segments consist of the following two business segments: Environmental Services and Biodiesel Production. The Company’s reportable segments are organized, managed and operated along key product and service lines. These product and service lines are provided to similar clients, are offered together as packaged offerings, generally produce similar margins and are managed under a consolidated operations management.

The Environmental Services segment provides environmental consulting, remediation, construction and engineering design in support of the industrial and public sectors.

The Biodiesel Production segment produces and sells biodiesel at the Company’s Biodiesel Production Facility. The Biodiesel Production segment was acquired in connection with the Beacon Merger.

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 10 – SEGMENTS, continued

The following tables summarize financial information about the Company’s business segments:

	For the Six Months Ended June 30, 2012
	Environmental Services	Biodiesel Production	Corporate	Consolidated

Revenues	$24,217,885	$3,624,530	$-	$27,842,415

Loss from Operations	$244,078	$763,338	$-	$1,007,416

Identifiable Assets	$21,746,294	$5,201,824	$-	$26,948,118

Depreciation and Amortization	$470,147	$230,775	$-	$700,922

Interest Expense	$120,235	$2,534	$521,797	$644,566

Capital Expenditures, including through capital leases	$72,771	$130,380	$-	$203,151

	For the Six Months Ended June 30, 2011
	Environmental Services	Biodiesel Production	Corporate	Consolidated

Revenues	$28,916,028	$5,346,406	$-	$34,262,434

Loss from operations	$1,894,803	$1,012,312	$-	$2,907,115

Depreciation and Amortization	$512,896	$177,684	$-	$690,580

Interest Expense	$338,873	$16,329	$13,479	$368,681

Capital Expenditures, including through capital leases	$309,655	$1,850	$-	$311,505

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 11 - RELATED PARTIES

Argentum Capital Partners II, L.P., Argentum Capital Partners, L.P., Walter Barandiaran and Daniel Raynor

Mr. Barandiaran serves as the Company’s Chairman of the Board. Mr. Barandiaran and Mr. Raynor are co-managing members of Argentum Investments, LLC, which is the managing member of Argentum Partners II, LLC, which is the general partner of Argentum Capital Partners II, L.P. (“ACP II”). Additionally, Mr. Barandiaran is the President and Mr. Raynor is the chairman of B.R. Associates, Inc., which is the general partner of Argentum Capital Partners, L.P. (“ACP”).  As of June 30, 2012 and December 31, 2011, ACP II, ACP, Mr. Barandiaran and Mr. Raynor, collectively, owned 21,313,086 shares of the Company’s common stock, including 7,965,548 shares held in escrow as of December 31, 2011, and 100% of the Company’s Series A Stock.

Effective as of January 1, 2010, the Company entered into an agreement with an affiliate of ACP II, pursuant to which the Company engaged such affiliate as its exclusive investment banker and financial advisor, to provide assistance in identifying and analyzing potential mergers, acquisitions and financing transactions, among other things (the “Advisory Agreement”).  Pursuant to the Advisory Agreement, the Company paid $10,000 per month in cash as a non-refundable monthly retainer (the “Monthly Retainer”). Effective November 1, 2011, the Advisory Agreement was amended, lowering the Monthly Retainer to $5,000. Additionally, the affiliate may be entitled to additional transaction fees should the affiliate be successful in raising money or assisting with mergers and acquisitions, as provided for in the Advisory Agreement. Total fees paid to the affiliate for the six months ended June 30, 2012 and 2011 were $30,000 and $60,000, respectively.

During June 2012, the Advisory Agreement was amended and restated, effective July 1, 2012, as a Management Services Agreement (the “Management Services Agreement”). The Management Services Agreement provides for the payment of minimum annual fees to Argentum Equity Management, LLC as follows: $120,000 for the period January 1, 2013 to December 31, 2013, $150,000 for the period January 1, 2014 to December 31, 2014, and $180,000 for the period January 1, 2015 to December 31, 2015.

On February 7, 2011, in accordance with the terms of the Beacon Merger Agreement, the Company issued to ACP II 20,518,724 shares of common stock, including 7,965,548 Escrow Shares, and 952,381 shares of Series A Stock in exchange for its shares of EQ common stock, junior preferred stock and senior preferred stock, and all accrued but unpaid dividends on their shares of preferred stock.  All of the Escrow Shares were released from escrow and delivered to ACP II on or about February 7, 2012.

On February 7, 2011, in connection with the Beacon Merger, the Company issued to ACP a Beacon Merger Note in principal amount of $100,000 and 18,328 shares of common stock in exchange for a secured promissory note of Beacon, accruing interest at 15% per annum and due and payable on April 10, 2012 (“Old Beacon Note”) in the same principal amount and $26,061 of accrued and unpaid interest thereon, the Company issued to ACP II a Beacon Merger Note in principal amount of $300,000 and 54,982 shares of common stock in exchange for an Old Beacon Note in the same principal amount and $78,183 of accrued and unpaid interest thereon, and the Company issued to Mr. Barandiaran a Beacon Merger Note in principal amount of $150,000 and 27,491 shares of common stock in exchange for an Old Beacon Note in the same principal amount and $38,210 of accrued and unpaid interest thereon.  As of June 30, 2012, $113,945, $341,836, and $170,918, including accrued and unpaid interest, was outstanding under the Beacon Merger Notes held by ACP, ACP II and Mr. Barandiaran, respectively. As of December 31, 2011, $108,959, $326,877, and $163,438, including accrued and unpaid interest, was outstanding under the Beacon Merger Notes held by ACP, ACP II and Mr. Barandiaran, respectively.

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 11 - RELATED PARTIES, continued

Argentum Capital Partners II, L.P., Argentum Capital Partners, L.P., Walter Barandiaran and Daniel Raynor, continued.

On March 15, 2011, ACP purchased a March 15 Note in principal amount of $300,000 for $300,000 in cash, ACP II purchased a March 15 Note in principal amount of $300,000 for $300,000 in cash, Mr. Barandiaran purchased a March 15 Note in principal amount of $100,000 for $100,000 in cash, a trust controlled by Mr. Raynor purchased a March 15 Note in principal amount of $50,000 for $50,000 in cash, and a second trust controlled by Mr. Raynor purchased a March 15 Note in principal amount of $50,000 for $50,000 in cash.  On May 13, 2011, ACP purchased a May 13 Note in principal amount of $50,000 for $50,000 in cash.  As of June 30, 2012, $394,548, $338,877, $112,959, $56,479 and $56,479, including accrued and unpaid interest, was outstanding under the Private Placement Notes held by ACP, ACP II, Mr. Barandiaran and the two Raynor trusts, respectively. As of December 31, 2011, $376,932, $323,753, $107,918, $53,959 and $53,959, including accrued and unpaid interest, was outstanding under the Private Placement Notes held by ACP, ACP II, Mr. Barandiaran and the two Raynor trusts, respectively.

On November 4, 2011, ACP II purchased a Demand Note in principal amount of $1,000,000 for $1,000,000 in cash and Mr. Barandiaran purchased a Demand Note in principal amount of $100,000 for $100,000 in cash.  These Demand Notes were cancelled on December 30, 2011 in connection with the purchase by ACP II and Mr. Barandiaran of December 30 Notes, as discussed below.

On December 30, 2011, ACP II purchased a December 30 Note in principal amount of $1,015,556 in exchange for $1,000,000 unpaid principal amount and $15,556 accrued and unpaid interest on the Demand Note held by ACP II, Mr. Barandiaran purchased a December 30 Note in principal amount of $101,556 in exchange for $100,000 unpaid principal amount and $1,556 accrued and unpaid interest on the Demand Note held by Mr. Barandiaran, and a trust controlled by Mr. Raynor purchased a December 30 Note in principal amount of $50,000 for $50,000 in cash. As of June 30, 2012, $1,066,473, $106,648 and $53,324, including accrued and unpaid interest, were outstanding under these Private Placement Notes held by ACP II, Mr. Barandiaran and the Raynor trust, respectively. As of December 31, 2011, $1,015,556, $101,556 and $50,000, including accrued and unpaid interest, were outstanding under these Private Placement Notes held by ACP II, Mr. Barandiaran and the Raynor trust, respectively.

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 11 – RELATED PARTIES, continued

Carlos Agüero and Metalico, Inc .

Mr. Agüero was a director of the Company from February 7, 2011 until his resignation on June 7, 2012 and serves as the Chairman, President and Chief Executive Officer of Metalico, Inc. (“Metalico”). Additionally, Mr. Agüero served as the Chairman of the Board of Beacon from September 2006 to February 2011, and as the President of Beacon from February 2009 to February 2011. As of June 30, 2012 and December 31, 2011 Mr. Agüero and Metalico, collectively, owned 2,888,828 shares of the Company’s common stock.

On February 7, 2011, in connection with the Beacon Merger, the Company issued to Mr. Agüero a subordinated promissory note of Beacon in the principal amount of $350,000, accruing interest at 10% per annum and due and payable on February 7, 2012 (the “Beacon Director Note”), in exchange for $350,000 of advances made prior to the Beacon Merger to pay Beacon’s operating expenses. As of December 31, 2011, $381,356, including accrued and unpaid interest, was outstanding under the Beacon Director Note. On March 30, 2012, the Company paid Mr. Aguero $300,000 in cash as payment in full of the Beacon Director Note, including the outstanding $350,000 unpaid principal and $40,466 accrued but unpaid interest thereon, and the Beacon Director Note was cancelled.

On February 7, 2011, in connection with the Beacon Merger, the Company issued to Mr. Agüero a Beacon Merger Note in principal amount of $150,000 and 27,533 shares of common stock in exchange for an Old Beacon Note in the same principal amount and $39,092 of accrued and unpaid interest thereon. As of June 30, 2012 and December 31, 2011, $170,918 and $163,438, respectively, including accrued and unpaid interest, was outstanding under this Beacon Merger Note.

On May 13, 2011, Mr. Agüero purchased a May 13 Note in principal amount of $50,000 for $50,000 in cash. As of June 30, 2012 and December 31, 2011, $55,671 and $53,178, respectively, including accrued and unpaid interest, was outstanding under this Private Placement Note.

Jack Greber

Mr. Greber is a director and Senior Vice President of EPA Programs and Business Development of the Company and served as the Company’s President from 2000 through November 2011 and Chief Executive Officer from March 2008 to November 2011. As of June 30, 2012 and December 31, 2011, Mr. Greber owned 3,058,314 shares of the Company’s common stock.

On February 7, 2011, in accordance with the terms of the Beacon Merger Agreement, the Company issued to Mr. Greber 2,918,184 shares of common stock, including 799,065 Escrow Shares, in exchange for his shares of EQ common stock and junior preferred stock, and all accrued but unpaid dividends on his shares of junior preferred stock. All of the Escrow Shares were released from escrow and delivered to Mr. Greber on or about February 7, 2012.

On February 7, 2011, in connection with the Beacon Merger, the Company issued to Mr. Greber a Beacon Merger Note in principal amount of $200,000 and 39,093 shares of common stock in exchange for an Old Beacon Note in the same principal amount and $52,122 of accrued and unpaid interest thereon. As of June 30, 2012 and December 31, 2011, $227,890 and $217,918, respectively including accrued and unpaid interest, was outstanding under this Beacon Merger Note.

On March 15, 2011, Mr. Greber purchased a March 15 Note in principal amount of $375,000 for $375,000 in cash. As of June 30, 2012 and December 31, 2011, $423,596 and $404,692, respectively, including accrued and unpaid interest, was outstanding under this Private Placement Note.

On November 4, 2011, Mr. Greber purchased a Demand Note in principal amount of $125,000 for $125,000 in cash. This Demand Note was cancelled on December 30, 2011 in connection with the purchase by Mr. Greber of a December 30 Note, as discussed below.

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 11 - RELATED PARTIES, continued

Jack Greber, continued

On December 30, 2011, Mr. Greber purchased a December 30 Note in principal amount of $376,944 in exchange for (i) $125,000 principal amount and $1,944 accrued and unpaid interest on the Demand Note held by him, and (ii) $250,000 principal amount under the EQ Officer Advance Note. As a result of this transaction the Demand Note held by Mr. Greber was cancelled. The amount of accrued and unpaid interest under this Private Placement Note as of June 30, 2012 and December 31, 2011 was $395,843 and $376,944, respectively.

Additionally, on December 30, 2011, the Company issued to Mr. Greber a subordinated promissory note in the principal amount of $150,000 (the “EQ Officer Transition Note”) in exchange for the remaining $150,000 in principal amount under the EQ Officer Advance Note, as a result of which the EQ Officer Advance Note was cancelled. The EQ Officer Transition Note accrued interest at 10% per annum, was due and payable on December 31, 2012, and was unsecured and subordinate to our obligations to our senior lender, the Beacon Merger Notes and the Beacon Director Note. As of December 31, 2011, $186,425, including accrued and unpaid interest, was outstanding under the EQ Officer Transition Note.

On March 30, 2012, the Company issued to Mr. Greber a March 2012 Note in the principal amount of $188,959, in exchange for $150,000 in principal amount under the EQ Officer Transition Note and $38,959 in accrued and unpaid interest thereon, as a result of which the EQ Officer Transition Note was cancelled. As of June 30, 2012, $193,670, including accrued and unpaid interest, was outstanding under the March 2012 Note.

James Wendle, Robert Galvin, Jon Colin and Kurien Jacob

James E. Wendle serves as the Company’s President and Chief Operating Officer, Robert R. Galvin serves as the Company’s Chief Financial Officer, and Jon Colin and Kurien Jacob serve as directors of the Company.

On February 7, 2011, in accordance with the terms of the Beacon Merger Agreement, the Company issued to Messrs. Wendle and Galvin 497,124 and 621,405 shares of common stock, including 136,124 and 170,155 Escrow Shares, respectively, in exchange for their shares of EQ common stock. All of the Escrow Shares were released from escrow and delivered to Messrs. Wendle and Galvin on or about February 7, 2012.

On February 7, 2011, in connection with the Beacon Merger the Company issued to Mr. Jacob a Beacon Merger Note in principal amount of $50,000 and 9,759 shares of common stock in exchange for an Old Beacon Note in the same principal amount and $13,030 of accrued and unpaid interest thereon. As of June 30, 2012, and December 31, 2011, $56,973, and 54,479, respectively, including accrued and unpaid interest, was outstanding under this Beacon Merger Note.

On March 15, 2011, Messrs. Wendle, Galvin, and Jacob purchased March 15 Notes in principal amounts of $50,000, $50,000 and $50,000, respectively, for $50,000, $50,000 and $50,000 in cash. As of June 30, 2012, $56,479, $56,479 and $56,479, including accrued and unpaid interest, was outstanding under these Private Placement Notes held by Messrs. Wendle, Galvin and Jacob, respectively. As of December 31, 2011, $53,959, $53,959 and $53,959, including accrued and unpaid interest, was outstanding under these Private Placement Notes held by Messrs. Wendle, Galvin, and Jacob respectively.

On May 13, 2011, Messrs. Wendle and Colin purchased May 13 Notes in principal amounts of $50,000 and $100,000, respectively, for $50,000 and $100,000 in cash. As of June 30, 2012, $55,671 and $111,342, including accrued and unpaid interest was outstanding under these Private Placement Notes held by Messrs. Wendle and Colin, respectively. As of December 31, 2011, $53,178 and $106,356, including accrued and unpaid interest was outstanding under these Private Placement Notes held by Messrs. Wendle and Colin, respectively.

EQM TECHNOLOGIES & ENERGY, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 11 - RELATED PARTIES, continued

James Wendle, Robert Galvin, Jon Colin and Kurien Jacob, continued

On November 4, 2011, Mr. Wendle purchased Demand Notes in principal amount of $60,000 for $60,000 in cash. This Demand Note was cancelled on December 30, 2011 in connection with the purchase by Mr. Wendle of a December 30 Note, as discussed below.

On December 30, 2011, Mr. Wendle purchased a December 30 Note in principal amount of $60,933 in exchange for $60,000 principal amount and $933 accrued and unpaid interest on the Demand Note held by him. As of June 30, 2012 and December 31, 2011, $63,988 and $60,933, respectively including accrued and unpaid interest, was outstanding under this Private Placement Note held by Mr. Wendle.

NOTE 12 - RETIREMENT PLANS

The Company sponsors a retirement plan that provides benefits for substantially all employees through salary reduction plans under Internal Revenue Code Section 401(k). The Company’s contributions to the plan are made in accordance with specified formulas. Benefit payments are based on amounts accumulated from such contributions. During the six months ended June 30, 2012 and 2011, the Company’s contribution to the plan was $80,833 and $82,535, respectively .

SCHEDULE 4

Permitted Liens1

The interest, if any, of the persons named a “secured party” in the UCC financial statements listed below:

DEBTOR:       Environmental Quality Management, Inc.

A.       Jurisdiction:      Ohio Secretary of State

Name of Debtor	Name of Secured Party	Search Location	Filing Date	Filing Number	Description of Collateral

Environmental Quality Management, Inc.	U.S. Bancorp Oliver-Allen Technology Leasing	Ohio	1/10/08	OH00122753991	Leased Equipment

Environmental Quality Management, Inc.	U.S. Bancorp Oliver-Allen Technology Leasing	Ohio	1/10/08	OH00122754014	Leased Equipment

Environmental Quality Management, Inc.	U.S. Bancorp Oliver-Allen Technology Leasing	Ohio	1/10/08	OH00122754125	Leased Equipment

Environmental Quality Management, Inc.	U.S. Bancorp Equipment Finance, Inc.	Ohio	4/4/08	OH00125427670	Leased Equipment

Environmental Quality Management, Inc.	U.S. Bancorp Equipment Finance, Inc.	Ohio	4/4/08	OH00125414633	Leased Equipment

[1]	The appearance of any filing on this Schedule of Permitted Liens is not an acknowledgement of the validity, perfection and/or priority of any interest held by the listed secured party.

Name of Debtor	Name of Secured Party	Search Location	Filing Date	Filing Number	Description of Collateral

Environmental Quality Management, Inc.	U.S. Bancorp Equipment Finance, Inc.	Ohio	4/4/08	OH00125425878	Leased Equipment

Environmental Quality Management, Inc.	U.S. Bancorp Equipment Finance, Inc.	Ohio	7/29/08	OH00128531775	Leased Equipment

Environmental Quality Management, Inc.	U.S. Bancorp Equipment Finance, Inc.	Ohio	7/29/08	OH00128531886	Leased Equipment

Environmental Quality Management, Inc.	U.S. Bancorp Equipment Finance, Inc.	Ohio	7/29/08	OH00128522887	Leased Equipment

Environmental Quality Management, Inc.	Les Schwab Warehouse Center, Inc.	Ohio	10/13/09	OH00137754293	Leased Equipment

DEBTOR:       EQ Engineers, LLC

B.       Jurisdiction:       Indiana Secretary of State

Name of Debtor	Name of Secured Party	Search Location	Filing Date	Filing Number	Description of Collateral

EQ Engineers, LLC	Steelcase Financial Services Inc.	Indiana	11/4/08	200800009750950	Leased Equipment

Liens related to the US Bank Letter of Credit (SLCLSTL02779) - Lexon Insurance at Beneficiary.

Liens in favor of the Beacon Subordinated Noteholders on the Beacon Texas Facility to the extent expressly permitted by, and subject to the terms of, the Beacon Noteholder Subordination Agreement.

The encumbrances on the Beacon Texas Facility as set forth in that certain Commitment for Title Insurance, No. 11-7406-23857 issued by Fidelity National Title Insurance Company dated January 3, 2011 (FN#11-197549).

Liens related to leased equipment.

SCHEDULE 9.1

List of Jurisdictions of Incorporation and Qualification

Environmental Quality Management, Inc. is qualified to do business and is in good standing in the following states:

Alabama

Arizona

California

Colorado

Hawaii

Idaho

Indiana

Louisiana

Nevada

New Mexico

North Carolina

Ohio

Oregon

Pennsylvania

South Carolina

South Dakota

Texas

Washington

EQMI currently leases property in Illinois and Virginia. EQMI is qualified to do business and is undertaking to return to good standing in Illinois and Virginia.

EQ Engineers, LLC is qualified to do business and is in good standing with the following states:

Indiana

SCHEDULE 9.5

Licenses; Trademarks; Patents; Copyrights; Government Contracts

Licenses:

Borrowers have licensed certain off the shelf software for use in their daily operations, including the Deltek Accounting software.

Trademarks:

EQ (Environmental Quality Management)

EQE (Environmental Quality Engineers)

EQES (EQ – Slovakia)

Patents:

Title: EQ's Releasable Asbestos Field Sampler (RAFS):

US Patent No: 7,758,813

Patent Holder: Environmental Quality Management, Inc.

Inventors: John R. Kominsky, Fred Hall

Description: The RAFS consists of a variable-speed high-efficiency particulate air (REP A) filtered fan attached to a tunnel (6 x 6 x 24 in.) with an open bottom for exposure to the test matrix soil. The fan discharges the air at the tunnel inlet through diffusers to evenly distribute the airflow. A variable-speed motorized rake mechanism inside of the tunnel provides consistent and reproducible agitation of the top 11.2 in. of soil. A gentle airflow laterally transports the generated aerosol inside of a tunnel to one end where filter sampling cassettes or real-time instruments are used to measure asbestos and particulate release.

Copyrights:

None

Government Contracts:

ACTIVE CONTRACTS

EQMI Project Number	Contract Number	Contract Type	Client	Title	Contracting Officer
30174	GSA GS-10F-0293K	ID/IQ (FFP and T&M Orders)	General Services Administration, Auburn, WA	Federal Supply Schedule (FSS) Contract for Group 899 - Environmental Services, SINS 899-1 & 899-8	Ms. Holly Jones Contracting Officer GSA, MSC 400 15th Street, SW Auburn, WA 98001-6599

EQMI Project Number	Contract Number	Contract Type	Client	Title	Contracting Officer
30174.0016.001	GSA GS-10F-0293K, USACE Order No. W912QR-11-F-0266	FFP Task Order under GSA Contract	U.S. Army Corps of Engineers (USACE), Louisville District Louisville, KY	2011 PBA for Environmental Investigation Services RVAAP-66 Facility-Wide Groundwater, Ravenna, OH (SIN No. 899-1)	Ms. Denise Bush Contracting Officer U.S. Army Engineer District, Louisville Civil/OPS/Environmental Team 600 Dr. Martin Luther King, Jr. Place, Room 821 Louisville, KY 40202-2230
30174.0017.001	GSA GS-10F-0293K, USACE Order No. W912QR-12-F-0033	FFP Task Order under GSA Contract	U.S. Army Corps of Engineers (USACE), Louisville District Louisville, KY	Provide Services for the Lockbourne AFB, AOC's 3, 8/9, and 11, Columbus, Franklin County, OH (SIN No. 899-1)	Ms. Lisa Bisig Contracting Officer U.S. Army Engineer District, Louisville Civil/OPS/Environmental Team 600 Dr. Martin Luther King, Jr. Place, Room 821 Louisville, KY 40202-2230
30174.0018.001	GSA GS-10F-0293K, USACE Order No. W912QR-12-F-0034	FFP Task Order under GSA Contract	U.S. Army Corps of Engineers (USACE), Louisville District Louisville, KY	Closure of Underground Storage Tanks, Former Rossford Army Depot, Rossford, Wood County, OH (SIN No. 899-1)	Ms. Lisa Bisig Contracting Officer U.S. Army Engineer District, Louisville Civil/OPS/Environmental Team 600 Dr. Martin Luther King, Jr. Place, Room 821 Louisville, KY 40202-2230
30240	USACE Contract No. W912QR-04-D-0036	ID/IQ with FFP, GFPR, CPFF, CPAF or CPIF task orders	U.S. Army Engineering District, Louisville	Multiple Award Remediation Contract (MARC) for the Louisville District and all USACE Mission Boundaries	Ms. Denise Bush Contracting Officer U.S. Army Engineer District, Louisville Civil/OPS/Environmental Team 600 Dr. Martin Luther King, Jr. Place, Room 821 Louisville, KY 40202-2230
30261	EP-R7-07-02	ID/IQ with Fixed Rate for Services T.O.'s	U.S. Environmental Protection Agency (EPA), Region 10, Seattle, WA	Emergency and Rapid Response Services (ERRS - 3) for Region 10	Ms. Phyllis Carrasco Contracting Officer U.S. Environmental Protection Agency Region 7 901 North 5th Street Kansas City, KS 66101
30262	EP-W-07-022	ID/IQ with T&M, Fixed Rate T.O.'s	U.S. Environmental Protection Agency (EPA), Region 9, San Francisco, CA	Emergency and Rapid Response Services (ERRS - 3) for Region 9	Mr. Philip Ingram Contracting Officer (MTS-4-3) U.S. Environmental Protection Agency, Region 9 75 Hawthorne St. San Francisco, CA 94105-3901
30268	EP-S6-07-01	ID/IQ with Time and Materials T.O’s	U.S. Environmental Protection Agency (EPA), Region 6, Dallas, TX	Emergency and Rapid Response Services (ERRS - 3) for Region 6	Mr. Michael Pheeny Contracting Officer (6MD-CP) U.S. Environmental Protection Agency Region 6 1445 Ross Avenue, Suite 1200 Dallas, TX 75202-2733

EQMI Project Number	Contract Number	Contract Type	Client	Title	Contracting Officer
30277	CMC Subcontract Dated 2/24/08/ EPA Contract No. EP-S4-07-02	ID/IQ with Time and Materials T.O’s	Sub. to CMC, Inc./ U.S. EPA, Region IV, Atlanta, GA	Emergency and Rapid Response Services III (ERRS III) for EPA Region IV	Mr. Clay Corman CMC, Inc. 1151 Jessamine Station Pike Nicholasville, KY 40356
30281	EP-S5-08-02	ID/IQ with Time and Materials T.O’s	U.S. Environmental Protection Agency (EPA), Chicago, IL	Emergency and Rapid Response Services (ERRS-3) for Region 5	Mr. Thomas Harrison Contracting Officer, MCC-10J U.S. Environmental Protection Agency Region V 77 West Jackson Boulevard Chicago, IL 60604-3507
30283	FA3002-09-D-0002	ID/IQ with FFP and CPFF Task Orders	Dept. of the Air Force, AFCESA, Tyndall AFB, FL	Sustainment/Restoration & Modernization Acquisition Task Order Contract (SATOC)	Mr. George Mason Contracting Officer AFMC 772/ESS/PKH C/O HQ AFCESA/CEKC 139 Barnes Drive, Suite 1 Tyndall AFB, FL 32403-5319
30287	FA8903-09-D-8564	ID/IQ with CPFF, CPIF, & FFP & FPI Task Orders	Dept. of the Air Force, AFCEE/OD, Brooks City-Base, TX	Worldwide Environmental Restoration and Construction 2009 (WERC09) Contract	Ms. Ana Jimenez Contracting Officer HQ/AFCEE/ACV 3300 Sidney Brooks Brooks City Base, TX 78235-5112
30291.0002	W912HZ-10-C-0109	FFP	U.S. Army Corps of Engineers (USACE) Engineer Research and Development Center (ERDC) Vicksburg, MS	STTR A2-4160 Phase II — Topic No. A09A-T024 entitled "Impact of Climate Change on Military Compounds in the Environment"	Ms. Deannda Sontag Contracting Officer ERDC Contracting Office U.S. Army Corps of Engineers Engineer Research and Development Center 3909 Halls Ferry Road Vicksburg, MS 39180
30296.00##	EA Engineering PO #______/ Navy Contract No. N62742-10-D-1806	FFP (EA Eng. is issuing separate FFP PO’s for each FFP T.O.)	Sub to EA Engineering, Science, and Technology, Inc. / U.S. Navy	Provide QA services for Fixed Price Remedial Action Contract (FRAC) for Various Sites in the Naval Facilities Engineering Command Pacific (NAVFAC Pacific) Area of Responsibility	Mr. Brian McLaughlin, CFCM Manager, Contracts and Procurement EA Engineering, Science, and Technology, Inc. 11019 McCormick Road Hunt Valley, MD 21031

EQMI Project Number	Contract Number	Contract Type	Client	Title	Contracting Officer
30298	Gonzales-Stoller Remediation Services, LLC Sub. No. GSR-EQM-1016/ DOE Contract No. DE-EM0000841	ID/IQ with FFP, CPFF, CPAR, & CPIF Task Orders	Sub. to Gonzales-Stoller Remediation Services, LLC/ U.S. Dept. of Energy (DOE)	Environmental Remediation Services and DD&R	Ms. Lorraine Alvarez Contract Administrator Gonzales-Stoller Remediation Services, LLC 1294 Suncrest Towne Centre Drive Morgantown, WV 26505
30301	EP-R5-11-04	ID/IQ with FFP T.O.'s	U.S. Environmental Protection Agency (EPA), Chicago, IL	Great Lakes National Program Office Cleanup Services (GLNPOCS)	Ms. Sheila Dolan Contracting Officer, MCC-10J U.S. Environmental Protection Agency Region V 77 West Jackson Boulevard Chicago, IL 60604-3507
30303	EP-S9-12-01	ID/IQ with Fixed Rate for Services T.O.'s	U.S. Environmental Protection Agency (EPA), Region 9, San Francisco, CA	Emergency and Rapid Response Services (ERRS - 4) for Region 9	Mr. Philip Ingram Contracting Officer (MTS-4-3) U.S. Environmental Protection Agency, Region 9 75 Hawthorne St. San Francisco, CA 94105-3901
30304	RTI Sub. No. 8-312-0213151/ EPA Contract No. EP-C-11-036	ID/IQ with FFP or CPFF Task Orders	Sub to RTI International/U.S. Environmental Protection Agency (EPA), Cincinnati, OH	Scientific, Technical, Research, Engineering, and Monitoring Support II (STREAMS II)	Ms. Dynine Robinson Subcontract Specialist 3 RTI International Global Supply Chain SSES Subcontracts P.O. Box 12194, 3040 Cornwallis Road Research Triangle Park, NC 27709-2194
39001	N40083-11-D-0030	ID/IQ with FFP Task Orders	Dept. of the Navy, NAVFAC Midwest, IPT Great Lakes, IL	Awarded to SEQ Vets Remediation JV (Joint Venture between Sullivan and EQ) Environmental Multiple Award Contract (EMAC)	Mr. Chris Payton Contracting Officer NAVFAC Midwest IPT 201 Decatur Ave., Bldg. 1A Great Lakes, IL 60088-2801
60183.0001	Agreement dated 8/23/2012	Fixed Rate	Sheboygan County, Wisconsin	Disposal Cost at Landfill for the Sheboygan Harbor Dredging Project under EPA Contract No. EP-R5-11-04, T.O. 0001	Mr. Adam Payne County Administrator 3rd Floor, Rm. 311 508 New York Ave. Sheboygan, WI 53081

In August 2007, Parent initiated an internal investigation regarding potential billing for unallowable costs in connection with EQMI’s construction of a forward operating base in Iraq beginning in 2006 (the “FOB Hope Project”).  EQMI completed the FOB Hope Project in March 2008.  Parent has submitted its findings to the U.S. Air Force Inspector General and the U.S. Office of Inspector General of the Department of Defense on a number of occasions in an effort to be admitted into the Federal government’s Voluntary Disclosure Program, which provides participants with certain protections and rights related to possible violations. Parent was accepted into the Voluntary Disclosure Program, has answered all questions of and submitted all information requested by the Federal government concerning this matter, and is awaiting feedback from the Federal government.

Code of Ethics

EQM TECHNOLOGIES & ENERGY, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

This Code of Business Conduct and Ethics (this “Code”) applies to all of the employees, officers and directors of EQM Technologies & Energy, Inc. and all of its subsidiaries (EQM Technologies & Energy, Inc. and all of its subsidiaries collectively referred to in this Code as the “Company”). Any employee or officer who violates the letter or spirit of these policies is subject to disciplinary action, up to and including termination of employment.

Every employee, officer and director has the responsibility to obey the law and act honestly and ethically. To that end, this Code is a guide that is intended to sensitize employees, officers and directors to significant legal and ethical issues that arise frequently and to the mechanisms available to report illegal or unethical conduct. It is not, however, a comprehensive document that addresses every legal or ethical issue that an employee, officer or director may confront, nor is it a summary of all laws and policies that apply to the Company's business. Ultimately, no code of business conduct and ethics can replace the thoughtful behavior of an ethical employee, officer or director.

The Code is organized in these Sections:

• Compliance with Laws, Rules and Regulations

• Equal-Opportunity Workplace

• Confidentiality

• Conflicts of Interest

• Protection and Proper Use of Corporate Assets

• Corporate Opportunities

• Gifts and Gratuities

• Honest and Ethical Conduct and Fair Dealing

• Accuracy of Books and Records and Public Reports

• Insider Trading

• Reporting and Compliance Procedures

• Dissemination and Amendment

Please read this Code carefully and consider how the provisions relate to your daily business interactions. Each employee, officer and director should also read and be familiar with the portions of our other Company policies applicable to such employee, officer and director, none of which are a part of this Code.

Compliance with Laws, Rules and Regulations

All employees, officers and directors must comply fully with all applicable federal, state, local and foreign laws, rules and regulations that govern the Company's business activities and conduct, including, without limitation, employee health and safety laws, insider trading laws, antitrust laws, and any applicable trade restrictions, export controls, or anti-boycott laws and regulations. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.

All governmental inquiries or investigations must be referred to the Company’s Chief Financial Officer and Audit Committee of the Board of Directors. Contact information for the Company’s Chief Financial Officer and Audit Committee of the Board of Directors is included in the Reporting and Compliance Procedures section set out below. It is our policy to cooperate fully with any governmental or regulatory investigation, and all employees, officers and directors are expected to cooperate fully with any internal or external investigations as directed by their supervisors. Since the laws governing our activities are often complex, any questions that you may have regarding their applicability and interpretation should, after review with your supervisor, be referred to the Company’s Chief Financial Officer and Audit Committee of the Board of Directors.

Equal-Opportunity Workplace

The Company’s commitment to a policy of equal-opportunity employment means that we will not tolerate discrimination or harassment of any employee based on race, color, religion, sex, sexual orientation, marital status, age, national origin, disability, veteran status or other factors that are unrelated to the conduct of the Company’s business. Furthermore, the Company will not tolerate sexual advances, racial or religious slurs, actions, comments or any other conduct in the workplace that creates an intimidating or otherwise offensive or hostile environment. Everyone has a responsibility to ensure that the Company maintains an environment free of hostility. You should report to the Company’s EEOC Officer any situations at work that you consider inconsistent with this policy. If you think you are the subject of prohibited discrimination or harassment, report it immediately. Contact information for the Company’s EEOC Officer is included in the Reporting and Compliance Procedures section set out below.

Confidentiality

Confidential information includes proprietary information such as our trade secrets, business and marketing plans, sales information and forecasts, processing ideas, designs, databases, records, salary information, costs, and unpublished financial data and reports, as well as any other non-public information that might be of use to competitors or harmful to us or our suppliers or customers if disclosed. Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Company or other companies, including our suppliers and customers, except when disclosure is authorized by a supervisor or legally mandated.

Unauthorized disclosure of any confidential information is prohibited. Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or to another company, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company. In the event you have executed confidentiality agreement with the Company, such agreement imposes specific obligations and restrictions on you and such obligations will govern to the extent they are, in any way, contrary to the terms of this Code.

Third parties may ask you for information concerning the Company. Employees, officers and directors (other than the Company’s authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and after an appropriate confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders. All responses to inquiries on behalf of the Company must be made only by the Company’s authorized spokespersons. If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to the Company’s Chief Financial Officer.

You also must abide by any lawful obligations that you have to any former employer. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company and non-competition obligations.

Questions about the Confidentiality policy should be directed to the Company’s Chief Financial Officer. Violations of the Confidentiality policy should be directed to the Company’s Chief Financial Officer. Contact information for the Company’s Chief Financial Officer is included in the Reporting and Compliance Procedures section set out below.

Conflicts of Interest

Employees, officers and directors must act in the best interests of the Company. You must refrain from engaging in any activity or having a personal interest that presents a “conflict of interest.” A conflict of interest occurs when your personal interest interferes or conflicts with, or appears to interfere or conflict with, the interests of the Company. A conflict of interest can arise whenever you, as an employee, officer, or director, take action or have an interest that prevents you from performing your Company duties and responsibilities honestly, objectively and effectively.

Some examples of potential conflicts of interest are:

•

performing services as a consultant, employee, officer, director, advisor or in any other capacity for a supplier, customer, or competitor of the Company, other than services performed at the request of the Company;

•

having a material financial interest, directly or indirectly, in a supplier, customer, or competitor of the Company;

•

having or exercising control over a supplier, customer, or competitor of the Company;

•

using the position of a Company employee, officer, or director to influence a transaction with a supplier or customer in which such person has any personal interest, other than a financial interest that is not material;

•

accepting gifts from a supplier or customer seeking to do business with the Company (also discussed below in Gifts and Gratuities); and

•

contracting with a company owned or managed by a family member or close friend.

It is difficult to identify exhaustively what constitutes a conflict of interest. For this reason, employees, officers and directors must avoid any situation in which their independent business judgment might appear to be compromised. Questions about potential conflicts of interest situations, and disclosure of these situations as they arise, should be addressed and reported to the Company’s Chief Financial Officer. It is your responsibility to disclose any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest as provided in Reporting and Compliance Procedures below.

Violations of the Conflicts of Interest policy should be directed to the Company’s Chief Financial Officer. Contact information for the Company’s Chief Financial Officer is included in the Reporting and Compliance Procedures section set out below.

Protection and Proper Use of Corporate Assets

Employees, officers and directors should seek to protect the Company’s assets and ensure their efficient use. Company assets include, without limitation, equipment, and inventory, intellectual property such as the Company names, logos, trademarks, copyrights, confidential information, ideas, plans and strategies. Theft, carelessness and waste have a direct impact on the Company’s financial performance. Employees, officers and directors must use the Company’s assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else. Questions about the Protection and Proper Use of Corporate Assets policy should be directed to your direct supervisor. Violations of the Protection and Proper Use of Corporate Assets policy should be reported to the Company’s Chief Financial Officer. Contact information for the Company’s Chief Financial Officer is included in the Reporting and Compliance Procedures section set out below.

Corporate Opportunities

Employees, officers and directors are prohibited from: (a) taking for themselves personally opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Questions about the Corporate Opportunities policy should be directed to your direct supervisor. Violations of Corporate Opportunities policy should be reported to the Company’s Chief Financial Officer. Contact information for the Company’s Chief Financial Officer is included in the Reporting and Compliance Procedures section set out below.

Gifts and Gratuities

From experience we all know that business gratuities and entertainment can be appropriate or inappropriate (even illegal), depending on the circumstances. For this reason it is critical that all employees, officers and directors be extremely sensitive when it comes to giving or accepting gifts, entertainment or favors in the business context. Moreover, all employees, officers and directors should anticipate situations in which such a gratuity might be offered and decide in advance what will be the appropriate conduct. Common sense and moderation should prevail in business entertainment engaged in on behalf of the Company. Employees, officers and directors should provide, or accept, business entertainment to or from anyone doing business with the Company only if the entertainment is infrequent, modest and intended to serve legitimate business goals.

Regardless of the circumstances the following rules apply for gifts and gratuities:

☐ Money in any form is never given, offered, solicited or accepted.

☐ No gift, favor or entertainment is offered or given in the expectation of or in return for actions or failure to act on the part of the recipient.

☐ Similarly, no gift, favor or entertainment is solicited or accepted if offered in expectation of or in return for your action or failure to act in regard to the gift giver or his or her organization.

☐ Gifts, favors and entertainment that may be given or accepted under these rules must also be appropriate, reasonable and consistent with the prevailing cultural and industry practice.

☐ Employees are not to accept gifts, favors or entertainment exceeding the standards described immediately above from suppliers or customers of the Company unless approved by an executive officer.

In addition to the rules above, special rules apply to offers or actually giving anything of value to government employees, officials, their families or their political parties. If the official is barred by the rules of his or her government from accepting gifts, favors or entertainment, then none may be offered or given. If the government official may accept token items, then ordinary courtesies such as coffee or a pastry may be offered in the office and other unsolicited, non-monetary gifts may be offered if they meet these criteria:

☐ They are items of nominal intrinsic value ($20 or less) and do not exceed $50 in any one year.

☐ They are advertising or promotional materials, clearly marked with a company name or logo.

In those circumstances where there is no appearance of impropriety, employees may provide or accept conventional business meals with non-government employees if the meals are connected with the ongoing conduct of business and will be returned in kind.

Bribes and kickbacks are criminal acts, strictly prohibited by law. You must not offer, give, solicit or receive any form of bribe or kickback.

Questions about the Gifts and Gratuities policy should be directed to your direct supervisor. Violations of the Gifts and Gratuities policy should be reported to the Company’s Chief Financial Officer. Contact information for the Company’s Chief Financial Officer is included in the Reporting and Compliance Procedures section set out below.

Honest and Ethical Conduct and Fair Dealing

We outperform our competition fairly and honestly based on, among other things, reliability, quality and price. Employees, officers and directors should endeavor to deal honestly, ethically and fairly with the Company’s suppliers, customers, competitors and employees. Statements regarding the Company’s products and services must not be untrue, misleading, deceptive or fraudulent. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Questions about Honest and Ethical Conduct and Fair Dealing policy should be directed to your direct supervisor. Violations of Honest and Ethical Conduct and Fair Dealing policy should be reported to the Company’s Chief Financial Officer. Contact information for the Company’s Chief Financial Officer is included in the Reporting and Compliance Procedures section set out below.

Accuracy of Books and Records and Public Reports

Employees, officers and directors must honestly and accurately report all business transactions. You are responsible for the accuracy of your records and reports. Accurate information is essential to the Company’s ability to meet legal and regulatory obligations.

All Company books, records and accounts will be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. The financial statements of the Company will conform to generally accepted accounting rules and the Company’s accounting policies. You are expected to comply fully with internal accounting and audit policies and procedures designed to protect the integrity of our corporate records and are also to cooperate with our internal financial and accounting personnel and internal and external auditors.

No undisclosed or unrecorded account or fund will be established for any purpose. No false or misleading entries will be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other corporate property will be made without adequate supporting documentation.

It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications.

Employees with questions regarding the Accuracy of Books and Records and Public Reports policy should direct such questions to the Company’s Chief Financial Officer. Violations of the Accuracy of Books and Records and Public Reports policy should be reported to the Audit Committee of the Board of Directors. Contact information for the Company’s Chief Financial Officer and Audit Committee of the Board of Directors is included in the Reporting and Compliance Procedures section set out below.

Insider Trading

Employees, officers, directors, consultants and other representatives of the Company may have access to information that is unavailable to the public. This information may be considered “inside information” under applicable securities laws.

Federal securities laws prohibit the use of inside information to make personal investment decisions regarding our stock or the stock of companies we do business with, including our suppliers and customers. These laws also prohibit informing, or “tipping,” anyone outside of the Company about such information. This prohibition includes discussing any inside information with family or friends. Disclosure or use of such information is a violation of federal law and a violation of Company policy.

Insider trading laws also impose constraints on the ability of employees, officers and directors to sell their stock in the Company. The Company’s Insider Trading Policy addressing these constraints. You should review it carefully before trading in the Company’s stock and consult with the Company’s Chief Financial Officer, or, if you are an executive officer or director, either the Company’s Chief Financial Officer or the Audit Committee of the Board of Directors, before making any purchase or sale.

Questions regarding the Insider Trading policy should be directed to the Company’s Chief Financial Officer. Violations of the Insider Trading policy should be reported to the Audit Committee of the Board of Directors. Contact information for the

Company’s Chief Financial Officer and Audit Committee of the Board of Directors is included in the Reporting and Compliance Procedures section set out below.

Reporting and Compliance Procedures

Any questions you may have on this Code or its administration should be referred as set forth in this Code, or, if you are an executive officer or director, to the Audit Committee of the Board of Directors. Contact information is included in the Reporting and Compliance Procedures section set out below.

Any employee, officer or director who knows or believes that any other employee or representative of the Company has engaged or is engaging in Company-related conduct that violates applicable law or this Code should report such information as set forth in this Code or, if you are an executive officer or director, to the Audit Committee of the Board of Directors. You may report such conduct openly or anonymously without fear of retaliation. The Company will not discipline, discriminate against or retaliate against any employee who reports a complaint or concern, whether or not such information is ultimately proven to be correct, or who cooperates in any investigation or inquiry regarding such conduct, unless the employee is found to have knowingly and willfully made a false report.

Any supervisor who receives a report of a violation of this Code must promptly inform the Company’s Chief Financial Officer or the Audit Committee of the Board of Directors as set forth in this Code.

You may report violations of this Code, on a confidential or anonymous basis, by contacting your immediate supervisor, the Company’s Chief Financial Officer, or, to the Audit Committee of the Board of Directors. You may deliver all communications to the Company’s Chief Financial Officer, Robert R. Galvin, by fax ((513) 825-7495), mail (c/o EQMTE 1800 Carillon Boulevard, Cincinnati, OH 45240) or e-mail (rgalvin@eqm.com), to the Audit Committee of the Board of Directors by e-mail (auditcommittee@eqm.com) , or to the Company’s EEOC Officer, Joe Hoffman, by e-mail (jhoffman@eqm.com). While we prefer that you identify yourself when reporting violations so that we may follow up with you, as necessary, for additional information, you may leave messages anonymously if you wish.

If the Company’s Chief Financial Officer receives information regarding an alleged violation of this Code, the Company’s Chief Financial Officer will, as appropriate, (a) evaluate such information, (b) if the alleged violation involves an executive officer or a director, inform the Chief Executive Officer and Board of Directors of the alleged violation, (c) determine whether it is necessary to conduct an informal inquiry or a formal investigation and, if so, initiate such inquiry or investigation and (d) report the results of any such inquiry or investigation, together with a recommendation as to disposition of the matter, to the Chief Executive Officer of the Company for action, or if the alleged violation involves an executive officer or a director, report the results of any such inquiry or investigation to the Board of Directors or a committee thereof. All concerns and complaints about auditing and accounting matters will be forwarded to the

Audit Committee of the Board of Directors unless they are determined to be without merit by the Chief Financial Officer of the Company. Employees, officers and directors are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code. Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including discharge for cause.

The Company will determine whether violations of this Code have occurred and, if so, will determine the disciplinary measures to be taken against any employee who has violated this Code. In the event that the alleged violation involves an executive officer or a director, the Chief Executive Officer and the Board of Directors, respectively, will determine whether a violation of this Code has occurred and, if so, will determine the disciplinary measures to be taken against such executive officer or director. The Audit Committee will evaluate the merits of any concerns or complaints received by it and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the concern or complaint.

Failure to comply with the standards outlined in this Code will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge for cause and restitution. Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge for cause.

Dissemination and Amendment

This Code will be distributed to each employee, officer and director of the Company. Each officer, director, and employee will certify that he or she has received, read and understood the Code and has complied with its terms. Each officer and director will renew his or her certification annually.

The Company reserves the right to amend, alter or terminate this Code at any time for any reason.

This document is not an employment contract between the Company and any of its employees, officers or directors and does not alter the Company’s at-will employment policy.

Revised

September 2012

SCHEDULE 9.8

Labor matters

None.

SCHEDULE 9.9

Compliance with laws

None.

SCHEDULE 9.10

Hazardous Substances

A substantial portion of EQMI’s business involves planning, design, program management and construction management of pollution control facilities, as well as assessment and management of remediation activities at hazardous waste or Superfund sites and military bases. In addition, EQMI contracts with U.S. federal government entities to destroy hazardous materials. These activities require EQMI to manage, handle, remove, treat, transport and dispose of toxic and hazardous substances. Some environmental laws, such as the Superfund law and similar state and local statutes, can impose liability for the entire cost of clean-up for contaminated facilities or sites upon present and former owners and operators, as well as generators, transporters and persons arranging for the treatment or disposal of such substances. In addition, while Borrowers strive to handle hazardous and toxic substances with care and in accordance with safe methods, the possibility of accidents, leaks, spills and the events of force majeure always exist. Certain of EQMI’s business operations are covered by U.S. Public Law 85-804, which provides for government indemnification against claims and damages arising out of unusually hazardous activities performed at the request of the government. Due to changes in public policies and law, however, government indemnification may not be available in the case of any future claims or liabilities relating to other hazardous activities that EQMI performs.

SCHEDULE 9.13

Pension Matters

None.

SCHEDULE 9.15

Litigation

Tacoma Project Claim for Equitable Adjustment

Q2 Remediation Services, JV (“Q2”), a joint venture between EQMI and Quaternary Resource Investigations, LLC, was awarded a contract from the U.S. Army Corp of Engineers on August 30, 2010 to remediate lead and arsenic contaminated soil from residential properties in the Tacoma, Washington area.  Work began on this project in September 2010, and the field work was substantially completed by August 2011.  As a result of delays in both the award of the contract and Q2’s receipt of notice from the customer to proceed with work under the contract, and further delays in the release by the customer of properties to Q2 for remediation and restoration, Q2 incurred costs that exceeded the value of the contract.  On March 27, 2012, Q2 filed a request with the U.S. Army Corp of Engineers for an equitable adjustment to recover unbilled costs in connection with its work under the contract (the “ACE Claim”).  During August of 2012, we were informed that our ACE Claim was initially denied by the U.S. Army Corp of Engineers. Parent is working with the staff of the Corp of Engineers to resolve this matter in order to collect amounts that Parent believes are properly due. As of June 30, 2012, the Parent had a receivable from such joint venture of approximately $146,000.

Investigation Regarding FOB Hope Project

In August 2007, Parent initiated an internal investigation regarding potential billing for unallowable costs in connection with EQMI’s construction of a forward operating base in Iraq beginning in 2006 (the “FOB Hope Project”).  EQMI completed the FOB Hope Project in March 2008.  Parent has submitted its findings to the U.S. Air Force Inspector General and the U.S. Office of Inspector General of the Department of Defense on a number of occasions in an effort to be admitted into the Federal government’s Voluntary Disclosure Program, which provides participants with certain protections and rights related to possible violations. Parent was accepted into the Voluntary Disclosure Program, has answered all questions of and submitted all information requested by the Federal government concerning this matter, and is awaiting feedback from the Federal government.

In 2008, Parent filed a request with the U.S. Air Force for an equitable adjustment in connection with the FOB Hope Project (the “Air Force Claim”).  Parent completed the FOB Hope Project in March 2008.  The Air Force Claim is being reviewed, but Parent has not been provided with a specific time line for final resolution of the Air Force Claim and Parent is not able to determine the amount that might be received in connection with the Air Force Claim.

EPA Claim for Equitable Adjustment

On January 23, 2012, Parent filed with the EPA to request an equitable adjustment in connection with the Madison County Contract. Under the EPA Claim, Parent asserted that it suffered a major financial loss as a result of certain volume under runs in connection with the Madison County Contract. The amount of the EPA Claim is approximately $6,000,000. However, Parent was not able to determine the amount that might be received in connection with this claim. Any amount received in future periods will be recorded as a gain upon the receipt of such amounts.

SCHEDULE 9.17

Affiliates; Affiliate Transactions

Borrower	Directors/Managers	Officers	Stockholders	Subsidiaries
EQMI	James E. Wendle Robert R. Galvin Jack S. Greber	James E. Wendle - President and Chief Operating Officer Robert R. Galvin - Chief Financial Officer, Executive Vice President, Secretary and Treasurer Jack S. Greber - Senior Vice President	Parent	EQE EQ Engineers Slovakia, s.r.o.
EQE	Jack S. Greber	N/A	EQMI	None

See also Schedule 2, pages 24-28 Related Party footnote, which is incorporated by reference.

Parent and Borrowers have certain other arrangements that may be classified under Permitted Administrative Advances and Permitted Other Distributions pursuant to which goods and services are exchanged between Parent and Borrowers, and certain other intercompany arrangements.

SCHEDULE 9.18

Stockholders

Borrower	Shares/Units Authorized	Shares/Units Outstanding	Stockholders
EQMI	1,000	100	Parent
EQE	100% Interests	EQMI has 100% interest in EQE	EQMI

SCHEDULE 9.19

Noncompetition Agreements

Employment Agreement between EQMI and James E. Wendle, effective as of January 1, 2012.

Employment Agreement between EQMI and Jack S. Greber effective as of January 1, 2012.

Employment Agreement between EQMI and Robert R. Galvin effective as of January 1, 2012.

Employment Agreement between EQMI and Joseph P. Hoffman effective as of January 1, 2012.

SCHEDULE 9.20

Bank Accounts

Environmental Quality Management, Inc.

US Bank Operating A/C# XXXXX

EQ Engineers, LLC

US Bank Operating A/C# XXXXX

Beacon

US Bank Operating A/C# XXXXX

US Bank Money Market A/C# XXXXX

SCHEDULE 9.24

Leases

See Schedule 1 which is incorporated herein by reference.

SCHEDULE 9.25

Insurance Policies

		Aggregate
Carrier	Coverage Type	Coverage Limit
Chartis	General Liability and Professional Liability	2,000,000
Chartis	Commercial Excess	9,000,000
Chubb	Property	6,005,000
Chubb	Equip- Inland Marine	663,364
Chubb	Worker's Comp	1,000,000
Chubb	Auto	1,000,000
Chubb	D&O, Crime	3,000,000

SCHEDULE 9.24

Leases

Real Property that EQMI Leases

1)	3325 Chapel Hill Boulevard, Suite 250, Durham, North Carolina

2)	6825 SW 216th Street, Lynwood, Washington

3)	64090 NWY 1090, Pearl River, Louisiana

4)	2135 Schapelle Lane, Cincinnati, Ohio

5)	12721 Wolf Road, Geneseo, Illinois

6)	3400 Business Drive, Sacramento, California

7)	3959 Electric Road, Suite 175, Roanoke, VA

8)	4916 NE 100th, Portland, Oregon

9)	1800 Carillon Boulevard, Cincinnati, Ohio

10)	3400 179th Street, Suite 2, Hammond, Indiana

Real Property that EQE Leases

1)	3400 179th Street, Suite 1, Hammond, Indiana

Equipment that EQMI Leases

1)	Postage Meter, Durham, North Carolina

2)	Postage Meter, Lynwood, Washington

3)	Postage Meter, Crown Point, Indiana

4)	Bizhub C650 & Canon IR 7095 Copiers, Durham, North Carolina

5)	Canon IR C 3380 Copier, Roanoke, Virginia

6)	Savin 8350 Copier, Hammond, Indiana

7)	Postage Meter, Cincinnati, Ohio

8)	RICOH Pro 906 EX Copier, Cincinnati, Ohio

9)	RIC CPR MP4000SP Copier, Cincinnati, Ohio

10)	BP 550C Copier, Cincinnati, Ohio

11)	Panasonic DP C264 Copier, Hammond, Indiana

12)	Kyocera 400CI Copier, Lynwood, Washington

13)	Kyocera KM-3035 Copier, Sacramento, California

14)	RICOH MP6001 Copier, Cincinnati, Ohio

15)	2 RICOH MP4000 Copiers, Cincinnati, Ohio

Vehicles that EQMI Leases

1	2009	CHEV	COLC	OH
2	2009	CHEV	COLC	OH
3	2009	CHEV	COLC	OH
4	2009	CHEV	COLC	OH
5	2009	CHEV	S35E	OH
6	2010	FORD	F35C	OH
7	2009	DODG	SP35	OH
8	2010	CHEV	S2HE	OH
9	2010	FORD	F15E	OH
10	2009	LINC	MKX	OH
11	2009	CHEV	S15C	OH
12	2010	FORD	TRNC	OH
13	2010	CHEV	S15E	IL
14	2011	FORD	F15E	OH
15	2011	CHEV	S2HE	OH
16	2011	CHEV	S15E	OH
17	2011	CHEV	S2HE	OH
18	2012	CHEV	S2HE	OH
19	2012	CHEV	S2HC	OH
20	2008	CHEV	S15E	OH
21	2008	CHEV	S2HE	IN
22	2011	CHEV	S2HE	IN
23	2010	CHEV	S2HE	TX
24	2010	DODG	B15Q	LA
25	2011	FORD	F25E	LA
26	2011	FORD	F25E	OH
27	2011	CHEV	S2HE	OH
28	2009	FORD	F15C	CA
29	2010	FORD	F15E	CA
30	2012	CHEV	S15E	CA
31	2009	CHEV	S2HC	WA
32	2009	CHEV	S15C	WA
33	2010	FORD	F150	WA
34	2011	CHEV	S15E	WA